                                                                    EXHIBIT 10-4

                          CREDIT AND SECURITY AGREEMENT

                                      AMONG

                         LEXINGTON PRECISION CORPORATION

                                       AND

                          LEXINGTON RUBBER GROUP, INC.
                                  AS BORROWERS

                                       AND

                           CAPITALSOURCE FINANCE LLC,
              AS A LENDER, AS CO-DOCUMENTATION AGENT AND AS AGENT,

                       WEBSTER BUSINESS CREDIT CORPORATION
                    AS A LENDER AND AS CO-DOCUMENTATION AGENT

                                       AND

                                ANY OTHER LENDERS
                         FROM TIME TO TIME PARTY HERETO,
                              AS ADDITIONAL LENDERS

                           SIGNING DATE: MAY 31, 2006

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
I. DEFINITIONS...........................................................     1
   1.1.   ACCOUNTING TERMS...............................................     1
   1.2.   GENERAL TERMS..................................................     2
   1.3.   UNIFORM COMMERCIAL CODE TERMS..................................     2
   1.4.   CERTAIN MATTERS OF CONSTRUCTION................................     2

II. ADVANCES, PAYMENTS...................................................     2
   2.1.   REVOLVING CREDIT ADVANCES......................................     2
   2.2.   PROCEDURE FOR BORROWING........................................     3
   2.3.   DISBURSEMENT OF ADVANCE PROCEEDS...............................     4
   2.4.   REPAYMENT OF ADVANCES..........................................     4
   2.5.   OVERADVANCES...................................................     5
   2.6.   STATEMENT OF ACCOUNT...........................................     5
   2.7.   LETTERS OF CREDIT..............................................     6
   2.8.   [INTENTIONALLY OMITTED]........................................    10
   2.9.   [INTENTIONALLY OMITTED]........................................    10
   2.10.  ADDITIONAL PAYMENTS............................................    10
   2.11.  MANNER OF BORROWING AND PAYMENT................................    10
   2.12.  MANDATORY PREPAYMENTS..........................................    11
   2.13.  DEFAULTING LENDERS.............................................    14

III. INTEREST AND FEES...................................................    16
   3.1.   INTEREST.......................................................    16
   3.3.   UNUSED LINE FEE................................................    16
   3.5.   AUDIT FEES.....................................................    16
   3.6.   LETTER OF CREDIT FEES..........................................    16
   3.7.   COMPUTATION OF INTEREST AND FEES; COLLECTION DAY...............    17
   3.8.   MAXIMUM CHARGES................................................    17
   3.9.   INCREASED COSTS................................................    17
   3.10.  CAPITAL ADEQUACY...............................................    18

IV. COLLATERAL; GENERAL TERMS............................................    18
   4.1.   SECURITY INTEREST IN THE COLLATERAL............................    18
   4.2.   PERFECTION OF SECURITY INTEREST................................    19
   4.3.   DISPOSITION OF COLLATERAL......................................    20
   4.4.   PRESERVATION OF COLLATERAL.....................................    20
   4.5.   OWNERSHIP OF COLLATERAL........................................    21
   4.6.   DEFENSE OF AGENT'S AND LENDERS' INTERESTS......................    21
   4.7.   BOOKS AND RECORDS..............................................    22
   4.8.   FINANCIAL AND OTHER DISCLOSURE.................................    22
   4.9.   COMPLIANCE WITH LAWS...........................................    22
   4.10.  INSPECTION OF PREMISES.........................................    22
   4.11.  INSURANCE......................................................    23
   4.12.  PAYMENT OF TAXES...............................................    24
   4.13.  PAYMENT OF LEASEHOLD OBLIGATIONS...............................    25
   4.14.  RECEIVABLES....................................................    25
   4.15.  INVENTORY......................................................    29
   4.16.  EQUIPMENT AND REAL PROPERTY COVENANTS..........................    29
   4.17.  EXCULPATION....................................................    29
   4.18.  ENVIRONMENTAL MATTERS..........................................    30
   4.19.  NO OTHER FINANCING STATEMENTS..................................    32
   4.20.  ADDITIONAL MORTGAGES...........................................    32


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
   4.21.  INTELLECTUAL PROPERTY..........................................    32
   4.22.  COMMERCIAL TORT CLAIMS.........................................    32
   4.23.  OFAC...........................................................    32
   4.24.  APPRAISALS.....................................................    32

V. REPRESENTATIONS AND WARRANTIES........................................    33
   5.1.   AUTHORITY......................................................    33
   5.2.   FORMATION AND QUALIFICATION....................................    33
   5.3.   TAX RETURNS....................................................    34
   5.4.   FINANCIAL STATEMENTS...........................................    34
   5.5.   NAME...........................................................    35
   5.6.   OSHA AND ENVIRONMENTAL COMPLIANCE..............................    35
   5.7.   SOLVENCY.......................................................    35
   5.8.   LITIGATION.....................................................    36
   5.9.   NO INDEBTEDNESS................................................    36
   5.10.  VIOLATIONS.....................................................    36
   5.11.  PLANS..........................................................    36
   5.12.  PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES...................    37
   5.13.  LICENSES AND PERMITS...........................................    37
   5.14.  NO DEFAULT OF INDEBTEDNESS.....................................    37
   5.15.  NO OTHER DEFAULTS..............................................    38
   5.16.  NO BURDENSOME RESTRICTIONS.....................................    38
   5.17.  NO LABOR DISPUTES..............................................    38
   5.18.  MARGIN REGULATIONS.............................................    38
   5.19.  INVESTMENT COMPANY ACT.........................................    38
   5.20.  DISCLOSURE.....................................................    38
   5.21.  NO CONFLICTING AGREEMENTS OR ORDERS............................    38
   5.22.  APPLICATION OF CERTAIN LAWS AND REGULATIONS....................    38
   5.23.  HEDGE CONTRACTS................................................    38
   5.24.  REAL PROPERTY..................................................    39
   5.25.  DEPOSIT ACCOUNTS...............................................    39
   5.26.  BROKERS........................................................    39
   5.27.  OFAC...........................................................    39
   5.28.  SENIOR DEBT....................................................    39

VI. AFFIRMATIVE COVENANTS................................................    39
   6.1.   PAYMENT OF FEES................................................    39
   6.2.   CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE AND ASSETS....    39
   6.3.   VIOLATIONS.....................................................    40
   6.4.   GOVERNMENT RECEIVABLES.........................................    40
   6.5.   EXECUTION OF SUPPLEMENTAL INSTRUMENTS..........................    40
   6.6.   PAYMENT OF MATERIAL AGREEMENTS.................................    40
   6.7.   STANDARDS OF FINANCIAL STATEMENTS..............................    40
   6.8.   FURTHER ASSURANCES, POST CLOSING...............................    40

VII. NEGATIVE COVENANTS..................................................    41
   7.1.   SALE OF ASSETS, CONSOLIDATION, MERGER, DISSOLUTION, ETC........    41
   7.2.   ENCUMBRANCES...................................................    42
   7.3.   INDEBTEDNESS...................................................    44
   7.4.   LOANS, INVESTMENTS, ETC........................................    47
   7.5.   DIVIDENDS AND REDEMPTIONS......................................    49
   7.6.   NATURE OF BUSINESS.............................................    50
   7.7.   TRANSACTIONS WITH AFFILIATES...................................    50
   7.8.   SUBSIDIARIES...................................................    51
   7.9.   FISCAL YEAR AND ACCOUNTING CHANGES.............................    51
   7.10.  PLEDGE OF CREDIT...............................................    51


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
   7.11.  AMENDMENT OF MATERIAL AGREEMENTS...............................    51
   7.12.  COMPLIANCE WITH ERISA..........................................    52
   7.13.  PREPAYMENT OF INDEBTEDNESS.....................................    52
   7.14.  PAYMENT OF SUBORDINATED DEBT...................................    52

VIII. FINANCIAL COVENANTS................................................    53
   8.1.   CONTROLLING DEFINITIONS........................................    53
   8.2.   FIXED CHARGE COVERAGE RATIO....................................    55
   8.3.   CAPITAL EXPENDITURES...........................................    55
   8.4.   LEVERAGE RATIO.................................................    55

IX. CONDITIONS PRECEDENT.................................................    55
   9.1.   CONDITIONS TO THE INITIAL ADVANCES.............................    55
   9.2.   CONDITIONS TO EACH ADVANCE.....................................    59

X. INFORMATION AS TO BORROWERS...........................................    60
   10.1.  DISCLOSURE OF MATERIAL MATTERS.................................    61
   10.2.  SCHEDULES......................................................    61
   10.3.  ENVIRONMENTAL COMPLIANCE CERTIFICATE...........................    61
   10.4.  LITIGATION.....................................................    61
   10.5.  MATERIAL OCCURRENCES...........................................    61
   10.6.  GOVERNMENT RECEIVABLES.........................................    62
   10.7.  ANNUAL FINANCIAL STATEMENTS....................................    62
   10.8.  MONTHLY FINANCIAL STATEMENTS...................................    62
   10.9.  BORROWING BASE CERTIFICATE.....................................    63
   10.10. PROJECTIONS....................................................    63
   10.11. VARIANCES FROM OPERATING BUDGET................................    63
   10.12. NOTICE OF ADVERSE EVENTS.......................................    63
   10.13. ERISA NOTICES AND REQUESTS.....................................    63
   10.14. MATERIAL INTELLECTUAL PROPERTY.................................    64
   10.15. PUBLIC REPORTS.................................................    64
   10.16. MATERIAL AGREEMENTS............................................    64
   10.17. ADDITIONAL INFORMATION.........................................    65
   10.18. ADDITIONAL DOCUMENTS...........................................    65

XI. EVENTS OF DEFAULT....................................................    65
   11.1.  OBLIGATIONS....................................................    65
   11.2.  MISREPRESENTATIONS.............................................    65
   11.3.  FINANCIAL INFORMATION..........................................    65
   11.4.  LIENS..........................................................    65
   11.5.  COVENANTS......................................................    65
   11.6.  JUDGMENTS......................................................    66
   11.7.  VOLUNTARY BANKRUPTCY...........................................    66
   11.8.  CESSATION OF BUSINESS..........................................    66
   11.9.  INVOLUNTARY BANKRUPTCY.........................................    66
   11.10. MATERIAL ADVERSE CHANGE........................................    66
   11.11. AGENT'S LIENS..................................................    66
   11.12. SUBORDINATED DEBT..............................................    66
   11.13. CROSS DEFAULT..................................................    66
   11.14. GUARANTY.......................................................    67
   11.15. CHANGE OF CONTROL..............................................    67
   11.16. CHANGE OF MANAGEMENT...........................................    67
   11.17. INVALIDITY.....................................................    67
   11.18. TAKINGS........................................................    67
   11.19. SEIZURES.......................................................    67
   11.20. CESSATION OF OPERATIONS........................................    67


                                       iii

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
   11.21. PLANS..........................................................    68
   11.22. CRIMINAL CHARGES...............................................    68

XII. AGENT'S LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT..................    68
   12.1.  RIGHTS AND REMEDIES............................................    68
   12.2.  APPLICATION OF PROCEEDS........................................    69
   12.3.  AGENT'S DISCRETION.............................................    69
   12.4.  SETOFF.........................................................    70
   12.5.  RIGHTS AND REMEDIES NOT EXCLUSIVE..............................    70

XIII. WAIVERS AND JUDICIAL PROCEEDINGS...................................    70
   13.1.  WAIVER OF NOTICE...............................................    70
   13.2.  DELAY..........................................................    71
   13.3.  JURY WAIVER....................................................    71

XIV. EFFECTIVE DATE AND TERMINATION......................................    71
   14.1.  TERM; AND EARLY TERMINATION FEE................................    71
   14.2.  TERMINATION....................................................    71

XV. REGARDING AGENT......................................................    72
   15.1.  APPOINTMENT....................................................    72
   15.2.  NATURE OF DUTIES...............................................    73
   15.3.  LACK OF RELIANCE ON AGENT AND RESIGNATION......................    73
   15.4.  CERTAIN RIGHTS OF AGENT........................................    74
   15.5.  RELIANCE.......................................................    74
   15.6.  NOTICE OF DEFAULT..............................................    74
   15.7.  INDEMNIFICATION................................................    74
   15.8.  AGENT IN ITS INDIVIDUAL CAPACITY...............................    74
   15.9.  DELIVERY OF DOCUMENTS..........................................    75
   15.10. BORROWERS' UNDERTAKING TO AGENT................................    75
   15.11. DOCUMENTATION AGENT, ETC.......................................    75

XVI. BORROWING REPRESENTATIVE............................................    76
   16.1.  BORROWING REPRESENTATIVE PROVISIONS............................    76
   16.2.  WAIVER OF SUBROGATION..........................................    77

XVII. MISCELLANEOUS......................................................    77
   17.1.  GOVERNING LAW..................................................    77
   17.2.  ENTIRE UNDERSTANDING...........................................    78
   17.3.  SUCCESSORS AND ASSIGNS; PARTICIPATIONS; NEW LENDERS............    79
   17.4.  APPLICATION OF PAYMENTS........................................    82
   17.5.  INDEMNITY......................................................    82
   17.6.  NOTICE.........................................................    83
   17.7.  SURVIVAL.......................................................    84
   17.8.  SEVERABILITY...................................................    84
   17.9.  EXPENSES.......................................................    84
   17.10. INJUNCTIVE RELIEF..............................................    85
   17.11. CONSEQUENTIAL DAMAGES..........................................    85
   17.12. CAPTIONS.......................................................    85
   17.13. COUNTERPARTS; TELECOPIED SIGNATURES............................    85
   17.14. CONSTRUCTION...................................................    85
   17.15. CONFIDENTIALITY................................................    85
   17.16. PUBLICITY......................................................    86
   17.17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.....................    86
   17.18. DESTRUCTION OF INVOICES........................................    86
   17.19. TIME...........................................................    86


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
   17.20. RELEASE........................................................    86
   17.21. PATRIOT ACT....................................................    87


                                        v
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                          CREDIT AND SECURITY AGREEMENT

     PREAMBLE. This Credit and Security Agreement (herein, together with all schedules and exhibits hereto, and as it may be amended or modified from time to time, called this "Agreement"), dated as of May 31, 2006 (the "Signing Date"), is made among: (i) LEXINGTON PRECISION CORPORATION, a Delaware corporation ("LPC" or "Parent Company"), and LEXINGTON RUBBER GROUP, INC., a Delaware corporation ("LRG"; LRG and LPC herein sometimes called individually, "Initial Borrower" and, collectively, if more than one, the "Initial Borrowers"; and together with each other Person which, on or subsequent to the Closing Date, agrees in writing to become a borrower hereunder, herein called, individually, a "Borrower" and, collectively, the "Borrowers," and pending the inclusion by written agreement of any other such Person, besides each Initial Borrower, as a "Borrower" hereunder, all references herein to "Borrowers," "each Borrower," the "applicable Borrower," "such Borrower" or any other, similar variations thereof (whether singular or plural) shall all mean and refer to each Initial Borrower, collectively); (ii) CAPITALSOURCE FINANCE LLC, a Delaware limited liability company ("CapitalSource"), together with any and all other Persons that are now, or that hereafter become, party hereto, as lenders hereunder (collectively, the "Lenders" and, individually, a "Lender"); (iii) CapitalSource, as collateral agent and administrative agent for itself, each other such Lender and each other "Lender Party" (as hereinafter defined) (CapitalSource, when acting in such agency capacity, is herein called the "Agent") and (iv) CapitalSource and Webster Business Credit Corporation as co-documentation agents (in such capacity, the "Co-Documentation Agents").

     STATEMENT OF THE TRANSACTION. Capitalized terms used in this statement of the transaction shall have the meanings ascribed to such terms in Section 1.2. The Parent Company, acting on behalf of Borrowers, has applied to Agent and Lenders for financing in the form of a revolving line of credit and an equipment term loan to refinance the Existing Lender Loans and the Cohanzick Debt, to pay closing costs associated herewith, and to supplement Borrowers' working capital needs on an ongoing basis, in connection with the purchase or generation of receivables and inventory and for other lawful purposes authorized by this Agreement. Agent and Lenders have agreed to provide this financing, subject, however, to the terms, covenants and conditions hereinafter set forth.

     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and undertakings herein contained, each Initial Borrower, the Lenders and Agent, and each other Lender party hereto from time to time, each intending to be legally bound hereby, hereby covenant and agree as follows:

I.   DEFINITIONS.

     1.1. Accounting Terms. As used in this Agreement or any Other Document, accounting terms not defined or partly defined (to the extent not fully defined) in Section 1.2 or elsewhere in this Agreement shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with the Financial Covenants, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the Historical Financial Statements. Certain other definitions, used in the determination of the Financial Covenants, are set forth in Section 8.1. When applied to Borrowers and their Subsidiaries or Borrowers on a consolidated basis, accounting terms shall mean Borrowers and their Subsidiaries on a consolidated basis determined in accordance with GAAP.

     1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings: See Annex One attached hereto and by this reference incorporated herein.

     1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code shall have the meaning given therein unless otherwise defined herein. Without limitation of the foregoing, the terms "accounts," "chattel paper," "instruments," "general intangibles," "payment intangibles," "support obligations," "securities," "investment property," "documents," "commercial tort claims," "deposit accounts," "payment intangibles," "software," "letter-of-credit rights," "inventory," "farm products," "equipment" and "fixtures," as and when used in the description of Collateral, shall have the meanings given to such terms in Articles 8 or 9 (as applicable) of the Uniform Commercial Code.

     1.4. Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any documents, instruments or agreements to which Agent, any Lender or any Borrower is a party, including, without limitation, references to any of the Other Documents, shall mean and include each of such documents, instruments or agreements as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in a manner consistent with the terms of this Agreement and the Intercreditor Agreement. References herein or in any Other Documents to any actions being taken (or omitted to be taken) by any Lender Party after a Default or Event of Default has occurred shall mean that such action may be taken (or omitted to be taken) only during the continuation of such Default or Event of Default. The words "to Borrowers' knowledge" (or words to similar effect), shall mean the knowledge of Borrowers' officers or employees charged with responsibility for the matter in question, obtained (or which should reasonably have been expected to have been obtained) after due inquiry. Unless otherwise expressly provided herein or in any Other Documents, all references to time herein and in any Other Documents shall mean and refer to New York time.

II.  ADVANCES, PAYMENTS.

     2.1. Revolving Credit Advances and Equipment Term Loan.

          (a) Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Credit Advances and, subject to Section 2.9(e), participate in making Letters of Credit available to Borrowers, in aggregate amounts outstanding at any time equal to such Lender's respective Commitment Percentage of the Maximum Revolving Credit Amount; provided, however, that, at no time hereafter, shall the

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aggregate amount of all Working Capital Obligations exceed the lesser of (A) the
Maximum Revolving Credit Amount or (B) the Borrowing Base. The Revolving Credit Commitment shall expire at the end of the Term (unless earlier terminated pursuant to the terms hereof); but, prior thereto, Revolving Credit Advances may be obtained as provided in Section 2.2(a). The proceeds of the initial Revolving Credit Advance, to be made on the Closing Date, shall be used, first, to retire Existing Revolver Lender Loans, second, to pay or acquire Existing Term Lender Loans to the extent not paid or purchased with proceeds of the Term Loans, third, to repay the Cohanzick Debt, fourth, to pay closing costs and expenses associated with this transaction, and, lastly, as to any remainder, to supplement Borrowers' working capital needs, in connection with the purchase or generation of receivables and inventory and for other lawful purposes authorized by this Agreement. The proceeds of any subsequent Revolving Credit Advance may be used to supplement Borrowers' working capital needs, in connection with the purchase or generation of receivables and inventory and for other general corporate purposes of Borrowers consistent with the terms and conditions of this Agreement and the Other Documents. Revolving Credit Advances shall bear interest from the date of their disbursement until paid in full at the Applicable Rate, with accrued interest being payable as provided in Section 3.1.

          (b) Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make available to Borrowers a portion of the Equipment Term Loan in a sum equal to such Lender's Equipment Term Loan Commitment. The Equipment Term Loan shall be advanced, in a single disbursement, in the entire amount thereof, on the Closing Date. The principal amount of the Equipment Term Loan shall be repaid in monthly installments equal in amount to Two Hundred Eight Thousand Three Hundred Thirty Three Dollars and 33/100 ($208,333.33) each, beginning on September 1, 2006, and continuing on the same day of each succeeding calendar month, with the entire remaining principal balance thereof being due and payable, in full, upon expiration of the Term; subject, however, to acceleration upon (or following) the occurrence of an Event of Default and during its continuation.

     2.2. Procedure for Borrowing.

          (a) Borrowing Representative, on behalf of Borrowers, shall notify Agent prior to 12:00 noon at least one but not more than four Business Days before the proposed borrowing date of Borrowers' request to receive a Revolving Credit Advance, provided that on or prior to 12:00 noon on the proposed borrowing date, Borrowing Representative may increase or decrease the amount of the proposed Revolving Credit Advance by up to $100,000. In addition thereto, should any amount required to be paid as interest hereunder, or as any scheduled payment of principal hereunder, or as fees or Charges hereunder or under any Other Document with any Lender Party, or with respect to any other Obligation, become due, including any sums charged to Borrowers' Account pursuant hereto, the same shall be deemed a request to receive a Revolving Credit Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, Charge or other Obligation, and such request shall be irrevocable. Each notice of borrowing shall be delivered (or confirmed after telephonic notice) in writing in substantially in the form of Exhibit 2.2 (a), together with a completed Borrowing Base Certificate and relevant supporting documentation satisfactory to Agent, unless otherwise required or approved by Agent from time to time.

          (b) [Intentionally Omitted].

          (c) [Intentionally Omitted].

          (d) [Intentionally Omitted].

          (e) [Intentionally Omitted].

          (f) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (f), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Loans that bear interest with respect to the LIBOR Rate) to make or maintain Loans that bear interest with respect to the LIBOR Rate, the obligation of all Lenders to make Loans that bear interest with reference to the LIBOR Rate shall be suspended, and Agent, in its reasonable discretion, shall select a comparable rate as a substitute therefor.

          (g) [Intentionally Omitted].

     2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to any Lender Party arising pursuant hereto, shall be charged to Borrowers' Account on Agent's books. During the Term, Borrowers may use the Revolving Credit Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Credit Advance requested by Borrowers (or deemed to have been requested by Borrowers under Section 2.2(a) hereof) shall, with respect to requested Revolving Credit Advances to the extent Lenders make such Revolving Credit Advances, be made available to Borrowers on the day set forth in the request delivered to Agent pursuant to Section 2.2(a) by crediting Borrowers' operating account at such bank as Borrowing Representative may designate following notification to Agent, in federal or other immediately available funds or, with respect to Revolving Credit Advances deemed to have been requested by Borrowers pursuant to Section 2.2(a) be applied to the outstanding Obligations.

     2.4. Repayment of Advances.

          (a) All Advances shall be due and payable in full on the last day of the Term, subject to earlier prepayment, in whole or in part, as provided in this Agreement or in any Other Document.

          (b) All payments of principal, interest fees and other amounts payable hereunder or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date for payment thereof in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers' Account or by making Revolving Credit Advances as provided in Section 2.2(a) hereof.

          (c) Borrowers absolutely and unconditionally promise to pay principal, interest, fees and all other Obligations payable hereunder or under any Other Documents as and when due, without any deduction whatsoever, including, but not limited to, any deduction for any defense, setoff or counterclaim.

          (d) Any other Obligation for which a payment date is not expressly provided herein or in any Other Document shall be due and payable on demand or, if not sooner demanded, on the last of the Term.

     2.5. Overadvances. If, at any time hereafter, Working Capital Obligations then outstanding exceed the lesser of (A) the Maximum Revolving Credit Amount or
(B) the Borrowing Base, the Borrowers shall be obligated, immediately and without the necessity of any demand, to cause the amount of such excess (such amount being herein called an "Overadvance") to be reduced to zero (0) by repaying the Revolving Credit Advances then outstanding (or, in lieu thereof, or in addition thereto, as the case may be, by posting cash Collateral with Agent in respect of the Letters of Credit then outstanding), by a like amount. Notwithstanding the foregoing, Agent, in its sole and absolute discretion, without necessity of giving notice to or obtaining the consent of any other Lender, may, at Borrowers' request, voluntarily permit Overadvances resulting from Working Capital Obligations exceeding the Borrowing Base from time to time to occur by an amount not in excess of the Materiality Threshold; provided, however, that the making of such discretionary Overadvances does not cause the Maximum Revolving Credit Amount to be exceeded. For purposes of the foregoing sentence, the Lenders acknowledge and agree that the discretion granted to Agent hereunder shall not limit or preclude the existence and continuation of Overadvances that may result from time to time from either (A) the Borrowing Base being unintentionally exceeded for any reason, including, without limitation, from any Eligible Receivables or Eligible Inventory becoming ineligible, or (B) Revolving Credit Advances made under Section 2.2(a), Section
2.10 or Section 17.9, so long as, and provided that, at no time shall the Maximum Revolving Credit Amount be exceeded as a result thereof.

     2.6. Statement of Account; Evidence of Loans.

          (a) Agent shall maintain on its books, in accordance with its customary procedures, a loan account in the name of Borrowers ("Borrowers' Account") in which shall be recorded the date and amount of each Advance made by Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance or any error therein shall not adversely affect the rights of Agent or any Lender or Borrowers' obligations in regard thereto. Promptly after the end of each calendar month, Agent shall deliver to Borrowing Representative a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Lenders and Borrowers, during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers' specific exceptions thereto within sixty (60) days after such statement is received by Borrowing Representative. The records of Agent with respect to the Borrowers' Account shall be conclusive evidence of the amounts of Advances, other charges and payments applicable thereto, absent manifest error. Any amounts charged to Borrowers' Account shall, until paid in full or paid with the proceeds of a Revolving Credit Advance, bear interest at the Applicable

Rate (or, after an Event of Default has occurred while it is continuing, at the option of Agent or the direction of the Required Lenders, the Default Rate).

          (b) Each Borrower agrees that:

               (i) upon written notice by any Lender to the Borrowing Representative that a promissory note or other evidence of indebtedness is requested by such Lender to evidence the Advances and other Obligations owing or payable to, or to be made by, such Lender, the Borrowers shall promptly (and in any event within three (3) Business Days following the later of (x) any such request and (y) delivery by Agent of the form of promissory note pursuant to this Section 2.6(b)) execute and deliver to such Lender an appropriate promissory note or notes in form and substance reasonably acceptable to such Lender and Borrowers, payable to the order of such Lender in a principal amount equal to the amount of the Advances owing or payable to Lender;

               (ii) all references to Notes in this Agreement and the Other Documents shall mean the Notes, if any, to the extent issued (and not returned to the Borrowers for cancellation) hereunder, as the same may be amended, modified, divided, supplemented and/or restated from time to time; and

               (iii) upon any Lender's written request, and in any event within three (3) Business Days of any such request, Borrowers shall execute and deliver to such Lender new Notes and/or divide the Notes in exchange for then existing notes in such smaller amounts or denominations as such Lender shall specify in its sole and absolute discretion; provided, that the aggregate principal amount of such new Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new Notes and shall be returned to the Borrowers promptly upon such Lender's receipt of the replacement notes.

     2.7. Letters of Credit.

          (a) Subject to the terms and conditions of this Agreement, Agent agrees to cause the Issuer from time to time during the Term to issue standby letters of credit for the account of each Borrower (each standby letter of credit, a "Letter of Credit"); provided, however, that the Issuer will not be required to issue, purchase or execute a requested Letter of Credit if any of the following would result after giving effect thereto: (i) the sum of (1) all then outstanding Revolving Advances plus (2) the face amount of all then issued and outstanding Letters of Credit, would exceed the Borrowing Base, (ii) the sum of all then outstanding Working Capital Obligations would exceed the Maximum Revolving Credit Amount or (iii) the aggregate face amount of all Letters of Credit then outstanding would exceed the Letter of Credit Sub-limit. Each disbursement or payment by the Issuer or Agent of an amount drawn under Letters of Credit shall be deemed to be a Revolving Credit Advance and shall bear interest at the Applicable Rate for Revolving Credit Advances. The Letters of Credit that have not been drawn upon shall not bear interest.

          (b) Each Borrower may from time to time upon notice not later than 12:00 noon (New York City time), at least one (1) Business Day in advance, request Issuer to assist Borrowers in establishing or opening a Letter of Credit by delivering to Issuer with a copy to Agent, at the Payment Office, the Issuer's standard form of standby letter of credit application, which shall be consistent with the terms of this Agreement (the "Letter of Credit Application") completed to the satisfaction of the Issuer, and such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Each Borrower acknowledges that the issuance of any Letter of Credit shall occur no sooner than three (3) Business Days following the submission of a Letter of Credit Application to, and to the satisfaction of, the Issuer.

          (c) Agent shall notify Lenders promptly of the request by a Borrower for a Letter of Credit hereunder.

          (d) Each Letter of Credit shall, among other things, (i) be in form and substance acceptable to the Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars, (ii) provide for the payment of sight or time drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, and (iii) have an expiry date not later than twelve (12) months after such Standby Letter of Credit's date of issuance and in no event later than 30 days prior to the last day of the Term. Each Letter of Credit Application and each Letter of Credit shall be subject to the International Standby Practices (ISP98) issued by the Institute for International Banking Law and Practice, Inc., and any amendments or revisions thereof.

          (e) On demand, if an Event of Default has occurred and is continuing, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash Collateral, in an amount equal to one hundred five percent (105%) of the undrawn face amount of any outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower's behalf and in such Borrower's name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender's possession at any time. Agent will invest such cash Collateral (less applicable reserves) in such short-term money-market items as Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash Collateral. No Borrower may withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

          (f) In connection with the issuance of any Letter of Credit, each Borrower shall indemnify, save and hold Agent, each Lender and each Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any Lender or any Issuer, and expenses and reasonable attorneys' fees incurred by Agent, any Lender or any Issuer arising out of, or in connection with, any Letter of Credit to be issued for any Borrower. Each Borrower shall be bound by the Agent's and the Issuer's regulations and reasonable good faith interpretations of any Letter of Credit issued or created for such Borrower's account, although this interpretation may be different from Borrower's own; and, neither Agent nor any Lender, any Issuer, nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following any Borrower's instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for, and solely to the extent of, Agent's, any Lender's, such Issuer's or such correspondents' gross negligence or willful misconduct.

          (g) Each Borrower shall authorize and direct the Issuer to name such Borrower as the "Account Party" therein and to accept and rely upon the Issuer's instructions and agreements with respect to all matters arising in connection with the Letters of Credit and the applications therefor.

          (h) Each Lender shall, to the extent of its Commitment Percentage of the aggregate amount of all disbursements made with respect to the Letters of Credit, be deemed to have irrevocably purchased an undivided participation in each L/C Disbursement and each Revolving Credit Advance made by Agent as a consequence of such L/C Disbursement. If at the time an L/C Disbursement is made the unpaid balance of Revolving Credit Advances exceeds or would exceed, with the making of such L/C Disbursement, the Maximum Revolving Credit Amount and if such L/C Disbursement is not reimbursed by Borrowers within one (1) Business Day, then Agent shall promptly notify each Lender, and upon Agent's demand each Lender shall pay to Agent such Lender's Commitment Percentage of such unreimbursed L/C Disbursement together with such Lender's Commitment Percentage of Agent's unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by Agent of a repayment from any Borrower of any amount disbursed by Agent for which Agent had already been reimbursed by the Lenders, Agent shall deliver to each of the Lenders that Lender's Commitment Percentage of such repayment. Each Lender's participation commitment shall continue until the last to occur of any of the following events: (i) Issuer ceases to be obligated to issue or to cause the issuance of Letters of Credit hereunder; (ii) no Letter of Credit remains outstanding and uncancelled; or
(iii) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to all Letters of Credit.

          (i) The obligations of a Lender to make payments to Agent for the account of Agent or the Issuer with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of this Agreement or any of the Other Documents;

               (ii) the existence of any claim, setoff, defense or other right that any Borrower may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for which any such transferee may be acting), Agent, Issuer, any Lender, or any other person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any related transactions (including any underlying transactions between Borrower or any other party and the beneficiary named in such Letter of Credit);

               (iii) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or any of the Loan Documents;

               (v) any failure by Agent or the Issuer to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

               (vi) any payment by the Issuer under any of the Letters of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit (if, in the good faith opinion of the Issuer, such prepayment is deemed to be appropriate); or

               (vii) the occurrence and continuation of any Default or Event of Default;

provided, however, that after paying in full its reimbursement obligation hereunder, nothing herein shall adversely affect the right of any Borrower or any Lender, as the case may be, to commence any proceeding against such Issuer for any wrongful disbursement made by such Issuer under a Letter of Credit as a result of, and solely to the extent of, acts or omissions constituting gross negligence or willful misconduct on the part of such Issuer;

          (j) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by any Issuer or Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

               (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

               (ii) there shall be imposed on any Issuer, Lender or Agent any other condition regarding any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to any Issuer, Lender or Agent of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by any Issuer, Lender or Agent, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate Agent and Lenders for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Applicable Rate for Revolving Credit Advances. The determination by Agent of any amount due pursuant to this Section 2.7(j), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

          (k) If any Letter of Credit remains outstanding on the last day of the Term or such earlier date as this Agreement may be terminated, Borrowers shall:
(A) provide cash collateral therefor in an amount equal to one hundred five percent (105%) of the undrawn face amount of any outstanding Letters of Credit; or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned; or (C) deliver a stand-by letter (or letters) of credit in guarantee of such Letters of Credit, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to at least 105% of the aggregate maximum amount then available to be drawn under, such Letters of Credit and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to Agent.

     2.8. [Intentionally Omitted].

     2.9. [Intentionally Omitted].

     2.10. Additional Payments. Any sums expended by Agent or any Lender due to any Borrower's failure to perform or comply with its obligations under this Agreement or any Other Document, may be charged to Borrowers' Account as a Revolving Credit Advance and added to the Obligations.

     2.11. Manner of Borrowing and Payment.

          (a) Each borrowing of Revolving Credit Advances shall be advanced according to the applicable Commitment Percentages of the Lenders.

          (b) Each payment (including each prepayment) by Borrowers on account of the principal of the Revolving Credit Advances shall be applied to the Revolving Credit Advances pro rata according to the applicable Commitment Percentages of the Lenders. Each payment (including each prepayment) by Borrowers on account of the principal of the Equipment Term Loan shall be applied to the Equipment Term Loan pro rata according to the applicable Commitment Percentages of the Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrowers on account of principal, interest and fees shall be made to Agent at the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.

          (c) Notwithstanding anything to the contrary contained in subsections
(a) and (b) above, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Credit Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Credit Advances shall be applied first to those Revolving Credit Advances advanced by Agent. On or before 1:00 p.m., on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (A) if the aggregate amount of new Revolving Credit Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Credit Advances during such preceding Week, then each such Lender shall provide Agent with funds in an amount equal to its Commitment Percentage of the difference between (1) such Revolving Credit Advances and (2) such repayments and (B) if the aggregate amount of repayments applied to outstanding Revolving Credit Advances during such Week exceeds the aggregate amount of new Revolving Credit Advances made during such Week, then Agent shall provide each such Lender with funds in an amount equal to its Commitment Percentage of the difference between (1) such repayments and (2) such Revolving Credit Advances. Each Lender shall be entitled to earn interest at the Applicable Rate on outstanding Advances that it has funded. Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Revolving Credit Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error. As used herein, "Week" means a time period beginning with the opening of business on a Wednesday and ending at the end of business on the following Tuesday.

          (d) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make available to Agent the amount which would constitute its applicable Commitment Percentage of Revolving Credit Advances, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowers of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the Agent's daily cost of funds (computed on the basis of a year of 360 days) during such period as determined by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Credit Advances hereunder, on demand from Borrowers; provided, however, that Agent's right to such recovery shall not prejudice or otherwise adversely affect Borrowers' rights (if any) against such Lender.

     2.12. Mandatory Prepayments. Notwithstanding the provisions of Section 2.4(a) hereof:

          (a) Subject to subsection (c) below, upon the receipt by any Borrower or any of its Subsidiaries of any Extraordinary Receipts (excepting therefrom any proceeds of Collateral consisting of Real Property Collateral, to the extent payable and paid to the Term Loan Agent for application to the Term Loan Debt in accordance with the terms of the Intercreditor Agreement and subject thereto), Borrowers shall pay to Agent an amount equal to one hundred percent (100%) of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts, which payments shall be applied to the Obligations in the manner specified in subsection (g) below.

          (b) Upon the sale or disposition of any Collateral by any Borrower or any of its Subsidiaries as permitted in clauses (ii) and (vi) of Section 7.1(b) (excepting therefrom any proceeds of Collateral consisting of Real Property Collateral, to the extent payable and paid to the Term Loan Agent for application to the Term Loan Debt in accordance with the terms of the

Intercreditor Agreement and subject thereto), Borrowers shall pay to Agent an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by any such Borrower or Subsidiary in connection therewith, which payments shall be applied to the Obligations in the manner specified in subsection (g) below.

          (c) Notwithstanding subsection (a) above, if any of the Equipment or Real Property is damaged or physically destroyed or otherwise suffers a casualty, upon the written request of Borrowing Representative, which shall be made not less than five (5) Business Days after such casualty occurs, Agent shall release to Borrowing Representative Extraordinary Receipts consisting of proceeds from insurance policies covering such damage, destruction or casualty that are received by Agent pursuant to Section 4.11 hereof or otherwise, to the extent a Borrower elects to apply such Extraordinary Receipts to the repair, refurbishment or replacement of the Equipment or Real Property that has been damaged, destroyed or otherwise suffered a casualty, provided, however, that, all of the following conditions are satisfied: (i) no Default or Event of Default shall have occurred and be continuing, (ii) the amount of the insurance proceeds (together with any deductible to be satisfied by a Borrower) are sufficient, in Agent's good faith determination, to permit such repair, refurbishment or replacement to be made in a satisfactory manner, (iii) such proceeds shall be used solely to repair, refurbish or replace the Equipment or Real Property that has been damaged, destroyed or suffered casualty (free and clear of any security interests, Liens, claims or encumbrances), (iv) such repair, refurbishment or replacement shall be commenced by Borrowers as soon as is reasonably practicable after such damage, destruction or casualty has occurred and shall be diligently pursued by Borrowers to satisfactory completion, and (v) the repair, refurbishment or replacement to which such proceeds are applied shall cause the value of the Equipment or Real Property that is being repaired, refurbished or replaced to be not less than the value thereof prior to such damage, destruction or other casualty occurring; provided, further, however, that the amount of such Extraordinary Receipts that may be released to Borrowers in respect of any such damage, destruction or other casualty loss for the repair, refurbishment or replacement of Equipment or Real Property shall not exceed the Materiality Threshold. Pending any release of such Extraordinary Receipts to Borrowing Representative pursuant to this subsection
(c), Agent shall hold such Extraordinary Receipts as cash Collateral. Any Extraordinary Receipts applied to repair, refurbish or replace Equipment or Real Property pursuant to and in accordance with this subsection (c) shall not be deemed Capital Expenditures for purposes of this Agreement.

          (d) Notwithstanding subsection (b) above, upon the written request of the Borrowing Representative, which shall be made not less than ten (10) Business Days after any sale or other disposition of Collateral permitted by clauses (ii) and (vi) of Section 7.1(b) has occurred, Borrowers shall be entitled to use, and Agent shall release to Borrowers, such Net Cash Proceeds in an amount not to exceed the Materiality Threshold, to purchase Equipment or Real Property used or useful in Borrowers' business, provided, however, that all of the following conditions are satisfied: (i) no Default or Event of Default shall have occurred and be continuing, (ii) any such Net Cash Proceeds not so used within one hundred eighty (180) days after release shall be immediately remitted to Agent for application to the Obligations as provided in Section 2.12(g) below (excepting therefrom any proceeds of Collateral consisting of Real Property Collateral, to the extent payable and paid to the Term Loan Agent for application to the Term Loan Debt in accordance with the terms of the Intercreditor Agreement and subject thereto), and (iii) Agent, for itself and the benefit of Lenders, shall have a valid and perfected first priority Lien on and security interest in such replacement or new Equipment or Real Property. Pending any release of such Net Cash Proceeds to Borrowing Representative pursuant to this subsection (d), such proceeds received by Agent shall continue to be held as cash Collateral. Any Net Cash Proceeds reinvested by a Borrower pursuant to and in accordance with this subsection (d) shall not be deemed to be Capital Expenditures for purposes of this Agreement.

          (e) Upon delivery to Agent of the financial statements referred to in and required by Section 10.7 for each Fiscal Year of the Borrowers (commencing with the first Fiscal Year ending subsequent to the Closing Date) but in any event not later than one hundred (100) days after the end of each such Fiscal Year, Borrowers shall pay to Agent fifty percent (50%) of Excess Cash Flow for such Fiscal Year (excepting therefrom any Excess Cash Flow, to the extent payable and paid to the Term Loan Agent for application to the Term Loan Debt in accordance with the terms of the Term Loan Agreement and subject thereto), which payments shall be applied to the Obligations in the manner specified in subsection (h) below. In the event that the aforesaid financial statement is not so delivered, then a calculation based upon estimated amounts shall be made by Agent upon which calculation Borrowers shall make the prepayment required by this Section, subject to adjustment when the financial statement is delivered to Agent as required hereby. The calculation made by Agent shall not be deemed a waiver of any rights of Agent or any Lender or may have as a result of the failure by Borrowers to deliver such financial statement.

          (f) Upon the issuance of any Equity Interests by any Borrower or the issuance or incurrence of any Indebtedness by any Borrower (other than any Indebtedness permitted by Section 7.3 hereof), Borrowers shall pay to Agent an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such issuance or incurrence, which payments shall be applied to the Obligations in the manner specified in subsection (i) below

          (g) Proceeds of mandatory prepayments made pursuant to subsections
(a), (b) and (d) hereof, shall be applied by Agent, when received: (I) in the case of any proceeds of Collateral consisting of Equipment, first, to pay any Obligations then due and owing, but unpaid; second, to repay the principal amount of the Equipment Term Loan, with such prepayment to be applied to the then remaining installments of the Equipment Term Loan in the reverse order of their respective maturities (beginning with the final payment); third, to pay Revolving Credit Advances then outstanding, until paid in full (subject to their being re-borrowed pursuant hereto); fourth, to the Term Loan Agent for application to the Term Loan Debt to the extent required pursuant to the Term Loan Agreement and in the manner set forth therein; and, fifth, any remainder thereof shall be paid to Borrowers or as Borrowing Representative directs and
(II) in the case of any other prepayments under this subsection (f), first, to pay any Obligations then due and owing, but unpaid; second, to pay Revolving Credit Advances then outstanding, until paid in full (subject to their being re-borrowed pursuant hereto); third, to repay the principal amount of the Equipment Term Loan, with such prepayment to be applied to the then remaining installments of the Equipment Term Loan in the reverse order of their respective maturities (beginning with the final payment); fourth, to the Term Loan Agent for application to the Term Loan Debt to the extent required pursuant to the Term Loan Agreement and in the manner set forth therein; and, fifth, any remainder thereof shall be paid to Borrowers or as Borrowing Representative directs.

          (h) Proceeds of mandatory prepayments made pursuant to subsection (e) hereof shall be applied by Agent, when received: first, to pay any Obligations then due and owing, but unpaid; second, to repay the principal amount of the Equipment Term Loan, with such prepayment to be applied to the then remaining installments of the Equipment Term Loan in the reverse order of their respective maturities (beginning with the final payment); third, to pay Revolving Credit Advances then outstanding, until paid in full (subject to their being re-borrowed pursuant hereto); and fourth, any remainder thereof shall be paid to Borrowers or as Borrowing Representative directs.

          (i) Proceeds of mandatory prepayments made pursuant to subsection (f) hereof shall be applied by Agent, when received: first, to pay any Obligations then due and owing, but unpaid; second, to pay Revolving Credit Advances then outstanding, until paid in full (subject to their being re-borrowed pursuant hereto); and, third, any remainder thereof shall be paid to Borrowers or as Borrowing Representative directs.

          (j) Nothing contained in this Section 2.12 shall be deemed to be a consent by Agent and Lenders to the sale or disposition of any Collateral, the issuance of any Equity Interests or the issuance or incurrence of any Indebtedness, in each case, except as expressly permitted in this Agreement.

          (k) If an Event of Default has occurred and is continuing, at the option of Agent, or at the direction of the Required Lenders, any Extraordinary Receipts or Net Cash Proceeds from any sale or other disposition of any Equipment or Real Property, the issuance of any Equity Interests or the issuance or incurrence of any Indebtedness, in each case shall be applied, instead, as provided in Section 12.2.

          (l) Unless replacement Equipment from the same manufacturer for one
(1) Schneeberger model Gemini DMR 5-axis CNC tool and cutter grinder, serial number 20666, having a value not less than the value of such replaced Equipment, has been delivered to Borrowers, installed at a Collateral Location, tested and accepted by Borrowers within ninety (90) days after the Closing Date, Borrowers shall prepay the principal amount of the Equipment Term Loan by an amount equal to One Hundred Forty Thousand Dollars ($140,000) on such ninetieth (90th) day.

     2.13. Defaulting Lenders.

          (a) Notwithstanding anything to the contrary contained herein, if any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Revolving Credit Advance or, Lenders' participation in any Letter of Credit or (y) notifies either Agent or Borrowing Representative that it does not intend to make available its portion of any Revolving Credit Advance or to purchase Lender's participation in any Letter of Credit pursuant to Section 2.9(e) (if, in each case, the actual refusal to do so then constitutes a breach by such Lender of its obligations under this Agreement) (each, a "Lender Default"), all rights and obligations hereunder and under the Other Documents of such Lender (a "Defaulting Lender") as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section while such Lender Default remains in effect.

          (b) In such event, Revolving Credit Advances shall be incurred pro rata from Lenders (the "Non-Defaulting Lenders") having Revolving Credit Commitments which are not Defaulting Lenders, based on their respective Commitment Percentages in regard thereto, and no Commitment Percentage of any Lender or any pro rata share of any Revolving Credit Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Revolving Credit Advances shall be applied to reduce the applicable Revolving Credit Advances of each Lender pro rata based on the aggregate of the outstanding Revolving Credit Advances of that type of all Lenders at the time of such application; provided, however, that, such amount shall not be applied to any Revolving Credit Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender's Commitment Percentage of all Revolving Credit Advances then outstanding.

          (c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of "Required Lenders", a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

          (d) Other than as expressly set forth in this Section, the rights and obligations of a Defaulting Lender (including its obligation to indemnify Agent under certain conditions pursuant hereto) and the other parties hereto shall remain unchanged. Nothing in this Section shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

          (e) No Defaulting Lender shall be entitled to receive any unused line fee under Section 3.3, any increased costs recovery under Section 3.9, any capital adequacy charges under Section 3.11 or any early termination fee under
Section 14.1 in respect or, and to the extent of, its defaulted obligations.

          (f) In the event a Defaulting Lender cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

III. INTEREST AND FEES.

     3.1. Interest. Interest on the Advances shall be payable to Agent for the benefit of Lenders monthly in arrears on the first day of each month, commencing on July 1, 2006. Interest charges shall be computed on the actual principal amount of Advances outstanding during each interest assessment period described above at the Applicable Rate; provided, however, that after the occurrence of an Event of Default and during the continuation thereof, at the option of Agent or at the direction of the Required Lenders, the Obligations shall bear interest, instead, at the Applicable Rate plus an additional two (2%) percent per annum (as applicable, the "Default Rate").

     3.2. [Intentionally Omitted].

     3.3. Unused Line Fee. If, for any calendar month (or portion thereof), during the Term, the average daily unpaid balance of Revolving Credit Advances and Letters of Credit outstanding for each day of such monthly period is less than the Maximum Revolving Credit Amount as in effect on the first day of such monthly period, then, Borrowers shall pay to the Agent for the ratable benefit of the Lenders a fully earned, nonrefundable fee equal to 0.042% multiplied by the amount by which the Maximum Revolving Amount exceeds such average aggregate daily unpaid balance of Revolving Credit Advances and Letters of Credit for such monthly period. Such fee shall be due and payable monthly in arrears, commencing on the first day of the first calendar month following the Closing Date, and continuing thereafter on the first day of each succeeding calendar month through the end of the Term. The initial such fee shall be pro-rated based on the period from the Closing Date to the end of the calendar month containing the Closing Date.

     3.4. Fee Letter. Borrowers shall pay to Agent, for its account, the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

     3.5. Audit Fees. Borrowers shall pay to Agent, for its own account, audit fees in connection with each field audit conducted by Agent at Agent's customary per diem charges therefor (which as of the Closing Date, equals Seven Hundred Fifty Dollars ($750.00) per diem per auditor, subject to change from time to time hereafter) plus the customary out-of-pocket expenses incurred by Agent for external auditors. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing (in which event Agent may conduct audits and inspections at such intervals as it deems appropriate, all at Borrowers' expense), (x) Agent shall not conduct more than four (4) field audits with respect to Borrowers' inventory and receivables in any calendar year, (y) Borrower shall not be required to reimburse Agent for audit fees and expenses with respect to more than three (3) such field audits in any calendar year and
(z) the aggregate amount Borrowers shall be required to reimburse Agent for such field audits shall not exceed in any calendar year the lesser of (i) $50,000 and
(ii) actual costs and expenses incurred by Agent in connection with such field audits.

     3.6. Letter of Credit Fees. Borrowers shall pay (a) to Agent, for the benefit of Lenders, fees for each Letter of Credit (if any) issued pursuant hereto for the period from and excluding the date of issuance of same to and including the date of expiration or termination, at a rate per annum equal to two and one-half of one percent (2.50%) (increasing by two percent

(2.0%) per annum from and after the occurrence of, and during the continuation of, any Event of Default) and (b) to Agent for the benefit of the Issuer any and all fees and expenses as agreed upon by the Issuer and the Borrowing Representative in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder; and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the "Letter of Credit Fees"). Such fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed and be payable quarterly in arrears on the first day of each calendar quarter, beginning with the first such date following the issuance of each Letter of Credit and on the last day of the Term. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer's prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

     3.7. Computation of Interest and Fees. Interest and per annum fees payable hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall continue to be payable at the Applicable Rate during such extension; provided, however, that the foregoing extension shall not be considered when determining Borrowers' ongoing compliance with Financial Covenants that concern or include scheduled principal payments within specified dates.

     3.8. Maximum Charges. In no event shall interest and any other charges hereunder exceed the highest rate permissible under applicable law. In the event interest or any other charges hereunder would otherwise exceed the highest rate permitted under applicable law the provisions hereof shall be deemed amended to provide for interest or such other charges to be charged at the highest permissible rate; any excess amount shall be applied to the principal balance of the Advances then outstanding, unless and until it is paid in full; and, if there is any excess remaining, Agent shall promptly refund such excess to Borrowers.

     3.9. Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.9, the term "Lender" shall include any corporation or bank controlling any Lender) and the office or branch where any Lender (as so defined) makes or maintains its pro rata share of the Advances with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

          (a) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of any Lender;

          (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

          (c) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to any Lender of making, renewing or maintaining its Advances hereunder by an amount that such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that such Lender deems to be material, then, each and any such case, Borrowers shall promptly pay such Lender upon its demand (but not more than ten (10) days after Borrowers' receipt of such demand and the certificate of such Lender in regard thereto described below), such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be. Such Lender shall certify the amount of such additional cost or reduced amount, and the basis for such calculations, to Borrowers, and such certification shall be conclusive absent manifest error.

     3.10. Capital Adequacy. In the event that any Lender shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (for purposes of this Section, the term "Lender" shall include any corporation or bank controlling any Lender) and the office or branch where any Lender (as so defined) makes or maintains its pro rata share of the Advances with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, from time to time, Borrowers shall promptly pay such Lender upon its demand (but not more than ten
(10) days after Borrowers' receipt of such demand and the certificate of such Lender in regard thereto described below), such additional amount or amounts as will compensate such Lender for such reduction. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution method. The protection of this Section shall be available to each Lender regardless of any possible contention that the applicable law, regulation or condition is invalid or inapplicable. Such Lender shall certify the amount necessary to compensate such Lender with respect to this Section, and the basis for such calculations, to Borrowers, and such certification shall be conclusive absent manifest error.

IV.  COLLATERAL; GENERAL TERMS.

     4.1. Security Interest in the Collateral. To secure the prompt payment and performance to each Lender Party of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for the ratable benefit of the Lender Parties, a continuing security interest in and to all of the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Notwithstanding the foregoing, the Mortgages on the Real Property Collateral located in New York State shall be subject to the limitations set forth in such Mortgages. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent's security interest in the Collateral and shall cause its financial statements to reflect the existence of such security interest.

     4.2. Perfection of Security Interest.

          (a) Borrowers shall take all action that Agent may request from time to time so as at all times to maintain the validity, perfection, enforceability and priority of Agent's security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens thereon other than Permitted Encumbrances, (ii) using reasonable efforts to obtain landlords', warehouse operators', bailees' or mortgagees' lien waivers or related agreements in respect of premises where any Equipment or Inventory is located, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all Securities, chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements reasonably satisfactory to Agent, (v) executing (as appropriate) and delivering authorizations for the recording of financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent's security interest under the Uniform Commercial Code or other applicable law; (vi) using reasonable efforts to obtain acknowledgments, in form and substance satisfactory to Agent, from any bailee having possession of any Collateral at any time, stating that the bailee holds such Collateral on behalf of Agent, (vii) obtaining "control" of any investment property, deposit account, letter-of-credit right or electronic chattel paper (the term "control" as used in respect of the foregoing types of Collateral having the meaning set forth in Articles 8 and 9 of the UCC), with any agreements establishing such "control" to be in form and substance satisfactory to Agent, and (viii) if a Borrower at any time has or acquires a Commercial Tort Claim, such Borrower shall promptly notify Agent thereof, in writing, and grant a specific collateral assignment of such claim to Agent as additional Collateral. Notwithstanding the foregoing provisions of this subsection (a), Borrowers shall not be required to obtain or to use their reasonable efforts to obtain warehouse operators,' bailees' or landlords' agreements or acknowledgments or related agreements in respect of premises where
(i) Inventory is located, to the extent that any Inventory in the possession of a warehouse operator or bailee or located on leased premises is not included as Eligible Inventory or (ii) where Equipment is located, to the extent that the Equipment in the possession of a warehouse operator or bailee or located on leased premises has a fair market value that is less than the Materiality Threshold; unless, in either case, Borrowers are requested by Agent to do so after any Event of Default has occurred and during its continuation.

          (b) Without limiting the generality of the foregoing, in the specific case of Inventory in-transit to a Borrower from outside the continental United States of America, if Borrowers desire to include such Inventory as Eligible Inventory or otherwise promptly after, but in any event within five (5) Business Days after, Agent's request, which may be made at any time after the occurrence of an Event of Default and during its continuation, each Borrower shall (i) deliver (or cause to be delivered) to Agent copies of all invoices, manifests and documents of title pertaining to such Inventory promptly upon such Borrower's receipt thereof, but in any event not later than five (5) Business Days after receipt, (ii) cause all such documents of title to be issued in the Agent's name, or to its order (or, if negotiable in form, Borrower may, instead, cause such documents of title to be endorsed to Agent, or in "blank"); (iii) provide Agent with evidence of appropriate marine or like insurance in respect of the transit of such Inventory to Borrower, and (iv) as necessary, provide Agent with access or custodianship agreements from warehouse operators, consolidators, customs house operators, customs brokers and other third parties to facilitate Agent's control over, access to and/or repossession of, such in-transit Inventory, including, without limitation, if requested by Agent, a customs agent agreement in form and substance satisfactory to Agent.

          (c) In addition thereto, but without limiting the generality of the foregoing, in the specific case of Inventory of a Borrower that is consigned to any Person, if Borrowers desire to include such Inventory as Eligible Inventory or otherwise promptly after, but in any event within five (5) Business Days after, Agent's request, which may be made at any time after an Event of Default has occurred and during its continuation, such Borrower shall (i) file a UCC financing statement in respect of such inventory naming itself as "consignor" and such Person as "consignee" thereon, in the jurisdiction of such consignee's incorporation (or organization), and assign such financing statement to Agent, and (ii) cause such consignee (and, if requested by Agent, any secured lender to, or landlord (or mortgagee) of, such consignee to execute and deliver to Agent a bailee's letter in form and content satisfactory to Agent in respect of such inventory.

          (d) Agent is hereby authorized to file financing statements in accordance with the applicable provisions of the UCC, including, without limitation financing statements that describe the Collateral covered thereby as "all personal property", "all assets" or words of similar effect, at any time or from time to time hereafter, in any jurisdiction; and Borrowers hereby ratify, approve and affirm the filing of any such financing statements heretofore filed by Agent in respect of any Borrower (including any predecessor-in-interest thereof). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers' Account.

          (e) Borrowers acknowledge that from time to time Agent may act as bailee (under the UCC) for the Term Loan Agent in respect of certain Collateral, and hereby authorize Agent to do so and to turn over to Term Loan Agent any such Collateral at its request subject to the provisions of the Intercreditor Agreement.

     4.3. Disposition of Collateral. Each Borrower will safeguard and protect all Collateral for Agent's account and make no disposition thereof whether by sale, lease or otherwise except as expressly provided in clauses (i), (ii) and
(vi) of Section 7.1(b) and, then, subject to Section 2.3 in respect of any Net Cash Proceeds derived therefrom.

     4.4. Preservation of Collateral. Following any demand by Agent for payment of all Obligations due and owing pursuant to Section 12.1 hereof, subject to the provisions of the Intercreditor Agreement, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent's interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any Borrower's premises a custodian who shall have full authority to do all acts necessary to protect Agent's interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower's owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Borrower's owned or leased property (subject to the terms of any leases) to obtain such Collateral. Each Borrower shall cooperate fully with all of Agent's efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may reasonably require. All of Agent's expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers' Account.

     4.5. Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Agent's security interest: (a) each Borrower shall be the sole owner, lessee or licensee (as applicable) of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent (subject to Permitted Encumbrances); (b) except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens; (c) each document and agreement constituting Collateral executed by each Borrower or delivered to any Lender Party in connection with this Agreement shall be true and correct in all material respects; (d) all signatures and endorsements of each Borrower that appear on any such documents or agreements constituting Collateral shall be genuine and each Borrower party thereto shall have full capacity to execute same; and (e) each Borrower's Equipment and Inventory shall be located as set forth on Schedule 4.5 or at such other locations within the United States of America as Agent may receive notice of, and approve, from time to time pursuant to Section 10.17 (all such locations herein called, collectively, the "Collateral Locations" and, individually, a "Collateral Location"); and shall not be removed from such Collateral Locations without the prior written consent of Agent except in the case of (i) the sale of Inventory in the ordinary course of business, (ii) the sale of Equipment to the extent permitted in Section 4.3 hereof, (iii) the movement of Equipment from one Collateral Location to another Collateral Location, (iv) the movement of Equipment to the extent necessary for its repair or maintenance; and (v) the movement of motor vehicles in the ordinary course of Borrowers' business.

     4.6. Defense of Agent's and Lenders' Interests. Unless and until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent's security interests in the Collateral shall continue in full force and effect without interruption. During such periods no Borrower shall pledge, sell, assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered any part of the Collateral in any way, except for Permitted Encumbrances or as otherwise expressly permitted in this Agreement. Each Borrower shall defend Agent's security interest in the Collateral against any and all Persons (subject to Permitted Encumbrances). At any time after an Event of Default has occurred and during its continuation, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation, labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it and make it available to Agent at one or more of the Collateral Locations, as Agent shall elect. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies provided herein and in the Other Documents, or under the Uniform Commercial Code or other applicable law. In addition to the foregoing, Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent's order and if they shall come into a Borrower's possession, they, and each of them, shall be held by such Borrower in trust as Agent's trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement. Taking any of the foregoing actions provided in this Section 4.6 shall be subject, however, to the provisions of the Intercreditor Agreement.

     4.7. Books and Records. Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied.

     4.8. Financial and Other Disclosure. Each Borrower hereby irrevocably authorizes and directs the Accountants and all other accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent copies of any of the Borrower's financial statements, trial balances or other accounting records of any sort in the possession of such Person and to disclose to Agent any information such Person may have concerning such Borrower's financial status and business operations. In respect of the foregoing, Borrowing Representative shall execute and deliver to the Accountants on the Closing Date (and, if such Accountants are changed by Borrowers subsequent to the Closing Date, then, to Borrowers' new Accountants), a letter directing them to act in the manner provided hereinabove when requested by Agent, such letter to be in form and substance reasonably satisfactory to Agent.

     4.9. Compliance with Laws. Each Borrower shall comply in all material respects with all acts, rules, regulations and orders of any Governmental Authority applicable to the Collateral or any part thereof or to the operation of such Borrower's business the non-compliance with which, in each instance, could reasonably be expected to have a Material Adverse Effect. Each Borrower may, however, contest or dispute any acts, rules, regulations, orders and directions of any Governmental Authority in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent's Lien on the Collateral.

     4.10. Inspection of Premises. During normal business hours and upon at least one (1) Business Day's prior notice (unless a Default or an Event of Default has occurred and is then continuing), Agent and each Lender Party and their agents shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower's books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower's business. During normal business hours and upon at least one (1) Business Day's prior notice (unless a Default or Event of Default has occurred and is then continuing) Agent, each Lender Party and their agents may enter upon any Borrower's business premises from time to time for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower's business. Borrowers shall reimburse Agent for all reasonable costs incurred by them in respect of the foregoing. All of such costs shall be charged to Borrowers' Account, subject to Section 3.5 in respect of certain field audit fees and charges.

     4.11. Insurance. Each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. Each Borrower shall, at its own cost and expense, in amounts and with carriers acceptable to Agent (a) keep all its insurable properties and properties in which each Borrower has an interest insured against the hazards of fire, flood (under the circumstances described below), sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower's including, without limitation, products liability insurance, insurance against theft, larceny, embezzlement and misappropriation of funds, and business interruption insurance; (b) maintain a bond or other surety in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; and (d) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business. Without limitation of the foregoing, if as of the Closing Date or at any time thereafter Agent determines that all or a portion of the improvements situated on any Real Property Collateral are located within a "Special Flood Hazard Area" (as designated by the applicable Governmental Authority), Borrowers shall ensure that flood insurance is obtained and maintained with respect to such Real Property Collateral for the Term at Borrowers' expense in a form, amount and from an issuing company reasonably acceptable to Agent. Each Borrower shall furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured in regard to liability insurance and loss payee as its interests may appear in regard to casualty or property coverage, to the extent affecting or relating to Collateral, and providing (A) that, subject to any overriding provisions of the Intercreditor Agreement, all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days' prior written notice is given to Agent. In the event of any loss thereunder, subject to the provisions of the Intercreditor Agreement, the carriers named therein are hereby directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. During the continuation of an Event of Default, Agent is hereby authorized, subject to the provisions of the Intercreditor Agreement, to adjust and compromise claims under insurance coverage referred to above. All loss recoveries received by Agent upon any such insurance shall, except as otherwise provided in the Intercreditor Agreement, either be paid over to Borrowers or applied by the Agent as follows: (i) if no Event of Default or Default has occurred and is then continuing, and the loss recovery so received by Agent is less than or equal to the Materiality Threshold, then, Agent shall remit such loss recovery to the Borrowers for use in the restoration of the loss in accordance with Section 2.12; (ii) if no Event of Default or Default has occurred and is then continuing, and the loss recovery received by Agent is more than the Materiality Threshold, then, Agent shall apply such loss recovery to the Obligations in accordance with Section 2.12, and (iii) if any Event of Default or Default has occurred and is then continuing, then, Agent shall receive and apply such loss recovery to the Obligations in such order as Agent, in its sole discretion, shall determine consistent with the terms of Section
12.2 of this Agreement. Any surplus of such proceeds remaining after such application, shall, subject to the provisions of the Intercreditor Agreement, be paid by Agent to Borrowers or applied as may be otherwise required by law. If, however, after application of such proceeds to the Obligations any Overadvance exists, Borrowers shall comply with Section 2.5 in respect of its elimination. Anything hereinabove to the contrary notwithstanding, Agent shall not be obligated to remit any insurance proceeds to Borrowers unless Borrowers shall have provided Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss in accordance with
Section 2.12. The Collateral shall at all times be maintained in accordance with the requirements of all insurance carriers that provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance, pay the premium therefor, and charge Borrowers' Account for the amount thereof.

     4.12. Payment of Taxes. Each Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral, including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made that, in Agent's or any Lender's opinion, may possibly create a valid Lien on the Collateral, Agent may, unless the Borrowers have done so within five (5) Business Days after the Borrowing Representative receives written demand from the Agent that they do so, pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any Borrower has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent's security interest in or Lien on the Collateral. The amount of any payment by Agent under this Section shall be charged to Borrowers' Account. Until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold any balance standing to Borrowers' credit and Agent shall retain its security interest in any and all Collateral held by Agent.

     4.13. Payment of Leasehold Obligations. Each Borrower shall at all times pay, when and as due (or within any applicable grace periods) its rental obligations under all leases material to its business operations under which it is a tenant, and shall otherwise comply, in all material respects, with all other material terms of such leases and keep them in full force and effect (unless terminated in accordance with the terms thereof) and, at Agent's request will provide evidence of having done so.

     4.14. Receivables.

          (a) Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower's standard terms of sale without dispute, setoff or counterclaim except as may be reported to Agent stated on the schedules delivered by Borrowers to Agent pursuant to Section 10.2.

          (b) Each Customer, to the best of each Borrower's knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due except to the extent that such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover its Receivables from any Customer which is not solvent.

          (c) Each Borrower's chief executive office is located at the address identified as such set forth on Schedule 4.14(c) hereto. Until written notice is given to Agent by Borrowing Representative of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

          (d) Borrowers shall maintain one or more lockbox accounts (individually and collectively, the "Lock-Box Account") with one or more banks acceptable to Agent (each, a "Lock-Box Bank"), and shall execute with each Lock-Box Bank one or more agreements acceptable to Agent (individually and collectively, the "Lock-Box Agreement"), and such other agreements related thereto as Agent may require. Subject to the second succeeding sentence, each Borrower shall ensure that all collections of such Borrowers' Receivables and all other cash payments received by any Borrower are paid and delivered directly from Customers and other Persons into the appropriate Lock-Box Account. The Lock-Box Agreements shall provide that the Lock-Box Banks will immediately transfer all funds paid into the Lockbox Accounts into a depository account or accounts maintained by Agent or an Affiliate of Agent at such bank as Agent may communicate to Borrowing Representative from time to time (the "Concentration Account"). To the extent that any Receivables are collected by any Borrower or any other cash payments received by any Borrower are not sent directly to the appropriate Lock-Box Account but are received by any Borrower or any Borrower's Affiliates, such collections and proceeds shall be held in trust for the benefit of Agent and immediately upon receipt or collection remitted (and in any event within two (2) Business Days after receipt or collection), in the form received, to the appropriate Lockbox Account for immediate transfer to the Concentration Account. Each Borrower acknowledges and agrees that compliance with the terms of this Section 4.14(d) is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Agent may have hereunder, under any Other Document, under applicable law or at equity, upon any Borrower's failure to so remit any funds received directly by Borrowers to the Lock-Box Account, Agent shall be entitled to increase the Applicable Rate by two percent per annum during any period of non-compliance, whether or not a Default or an Event of Default occurs or is declared, provided that nothing shall prevent Agent from considering any failure to comply with the terms of this Section 4.14(d) to be a Default or an Event of Default. If as the result of collections of Accounts and/or any other cash payments received by any Borrower pursuant to this Section 4.14(d) a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers upon Borrowing Representative's written request. If applicable, at any time prior to the execution of all or any of the Lock-Box Agreements and operation of all or any of the Lock-Box Accounts, any Borrower and such Borrower's Affiliates shall direct all collections or proceeds it receives on Receivables or from other Collateral to the accounts(s) and in the manner specified by Agent in its sole discretion. Except as provided in or permitted by this subsection (d), Borrowers shall not, without the prior written consent of the Agent, establish any Deposit Account, other than the Lock-Box Account, pursuant to which remittances on account of Receivables or other proceeds of Collateral are made to or for the account of any of the Borrowers. In addition, the Borrowers shall not, without the prior written consent of the Agent, close the Lock-Box Account or modify the Lock-Box Agreement. Borrowers and Agent may, from time to time, by mutual agreement, change the Lock-Box Bank and the Lock-Box Account; and, during the continuation of any Event of Default, Agent shall have the right to change the Lock-Box Bank and the Lock-Box Account. Unless otherwise expressly provided in the Lock-Box Agreement, Agent shall have no responsibility for the maintenance of the Lock-Box Account, including the payment of any fees thereunder.

          (e) Not later than the Closing Date, Borrowers shall have caused all other Deposit Accounts existing on the Closing Date, except for Excluded Deposit Accounts, to be made the subject of a Blocked Account Agreement. Subsequent to the Closing Date, no Borrower shall open any Deposit Account, except for an Excluded Deposit Account, unless such Deposit Account is made the subject of a Blocked Account Agreement. All amounts on deposit in each Blocked Account (other than a Controlled Disbursement Account) shall be transferred on a daily basis to the Concentration Account by wire transfer of immediately available funds in a manner satisfactory to Agent except as otherwise expressly provided in the corresponding Blocked Account Agreement. Each Borrower agrees that all payments, whether by cash, check, wire transfer or any other instrument on deposit in a Blocked Account shall be under the sole dominion and exclusive control of the Agent or the Term Loan Agent, as the case may be, in accordance with the provisions of the Intercreditor Agreement, and the Borrowers shall not have any right, title or interest therein or in the Blocked Account (other than a Controlled Disbursement Account) except as otherwise provided in the Blocked Account Agreement, prior to (i) the termination of this Agreement and full payment of all Obligations and (ii) the termination of the Term Loan Agreement and full payment of all Term Loan Debt. No Lender Party shall have or assume any responsibility for any such Blocked Account unless such Person shall also be the applicable Blocked Account Bank and in such event only as set forth in the applicable Blocked Account Agreement. Borrowers shall not, without obtaining the prior written consent of Agent, close any Blocked Account or modify any Blocked Account Agreement. Unless otherwise expressly provided in a Blocked Account Agreement, Agent shall have no responsibility for the maintenance of any Blocked Account, including the payment of any fees thereunder.

          (f) If and to the extent that (i) Customers remit any payments on account of the Receivables of the Borrowers directly to any of them or (ii) any Customer is prohibited by law to remit payments to a given Lock-Box Account (due to such Lock-Box Account's location outside the state where such Customer is located or otherwise), or (iii) any Customer pays cash to Borrower for any Inventory or other Collateral, then, such payments shall be held by the Borrowers in trust for the Agent or the Term Loan Agent, as the case may be, and shall, promptly upon receipt thereof, be sent via overnight delivery service for deposit in the same form received in a Lock-Box Account, subject, however, to the provisions of the Intercreditor Agreement.

          (g) All such amounts deposited in the Concentration Account from time to time shall be applied to the Obligations upon final collection thereof, effective on the Business Day that each such payment is received (such date being called herein the "Application Date"). For purposes of the preceding sentence, the Agent shall be deemed to have received a payment in the Concentration Account on a particular Business Day only if it receives the same by wire transfer prior to 1:00 p.m. on such Business Day or, if received after such time, on the next following Business Day. Agent is not, however, required to credit Borrowers' Account for the amount of any item of payment that is unsatisfactory to Agent and Agent may charge Borrowers' Account for the amount of any item of payment that is returned to Agent unpaid. The Agent shall apply all amounts deposited in the Concentration Account as provided in Section 2.12,
Section 12.2 or Section 17.4, as the case may be. If sufficient funds are not available to fund all payments to be made in respect of any Obligations, the available funds being applied with respect to such Obligations shall be allocated to the payment of such Obligations ratably, based on the proportion that each Lender Party's interest in the aggregate outstanding Obligations bears to the aggregate outstanding Obligations. Notwithstanding anything in this Agreement to the contrary, unless an Event of Default has occurred and is continuing, Agent agrees that the Borrowers shall be entitled to withdraw or direct the disposition of funds from, and give instructions with respect to, any Controlled Disbursement Accounts.

          (h) If at any time the Agent determines that any funds deposited in the Concentration Account are or may be subject to a prior Lien in favor of any other Person (except the Term Loan Agent, as is provided in the Term Loan Agreements), Agent may, at its option, to the extent permitted under applicable law, apply such funds to the Obligations as described in subsection (g) above on a conditional basis (subject to later reversal) or return such funds directly to the holder of such prior Lien if thereafter required to do so.

          (i) At any time after an Event of Default has occurred and during its continuation, subject to the provisions of the Intercreditor Agreement, Agent shall have the right to send notice of the assignment of, and Agent's security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.

Thereafter, subject to the provisions of the Intercreditor Agreement, so long as any such Event of Default is continuing, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent's actual collection expenses, including, but not limited to, stationery and postage, telephone and telecopy, secretarial and clerical expenses and the salaries of any collection personnel used for collection, shall be paid by Borrowers on demand, and may be charged to Borrowers' Account.

          (j) Agent shall have the continuing right, subject to the provisions of the Intercreditor Agreement, to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables or any other Collateral received by Agent for application to the Obligations in accordance herewith and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent's designee as such Borrower's attorney with power at any time hereafter, subject to the provisions of the Intercreditor Agreement (i) to endorse such Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Borrower's name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; and (iv) to sign such Borrower's name on any documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent's interest in the Collateral and to file same, subject to the provisions of the Intercreditor Agreement. Following the occurrence of an Event of Default and during its continuation, each Borrower shall hereby constitute Agent or Agent's designee as such Borrower's attorney with additional power, subject to the provisions of the Intercreditor Agreement,
(i) to demand payment of the Receivables; (ii) to enforce payment of the Receivables by legal proceedings or otherwise; (iii) to exercise all of Borrowers' rights and remedies with respect to the collection of the Receivables and any other Collateral; (iv) to settle, adjust, compromise, extend or renew the Receivables; and (v) to settle, adjust or compromise any legal proceedings brought to collect Receivables. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time after the occurrence of an Event of Default and during its continuation, subject to the provisions of the Intercreditor Agreement and the rights of the Term Loan Agent pursuant to the Term Loan Agreement, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower to the extent pertaining to Receivables or other Collateral.

          (k) No Lender Party shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except for any such errors or omissions or delays of any kind determined by a court of competent jurisdiction in a final proceeding to have resulted from its gross (not mere) negligence or willful misconduct. After an Event of Default has occurred and during its continuation, subject to the provisions of the Intercreditor Agreement and the rights of the Term Loan Agent pursuant to the Term Loan Agreement, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is further authorized and empowered at any time after an Event of Default has occurred and during its continuation, subject to the provisions of the Intercreditor Agreement and the rights of the Term Loan Agent pursuant to the Term Loan Agreement, to accept the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower's liability hereunder.

          (l) No Borrower will, without Agent's consent, compromise or adjust any material amount of the Receivables, or extend the time for payment thereof by more than sixty (60) days) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as heretofore have been customary in the business of such Borrower.

     4.15. Inventory. With respect to Inventory, to the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

     4.16. Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) Borrowers shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Borrowers shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of their insurance and in material conformity with all applicable laws; (c) the Equipment is and shall be used in the business operations of Borrowers and not for personal, family, household or farming use; (d) Borrowers shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrowers in the ordinary course of business; (e) the Equipment is now and shall remain personal property and Borrowers shall not permit any of the Equipment to be or become a part of or affixed to real property; (f) each Borrower assumes all responsibility and liability arising from its use of the Equipment and Real Property; (g) except as disclosed on
Schedule 4.16, as of the Signing Date no Equipment is Excluded Equipment, and no Excluded Equipment is included in the Appraisal of Equipment described in
Section 9.1(aa) hereof; and (h) hereafter Borrowers will notify Agent promptly, but in any event within ten (10) Business Days after, Borrowers acquire any Equipment that is Excluded Collateral subsequent to the Closing Date.

     4.17. Exculpation. Nothing herein contained shall be construed to constitute any Lender Party as any Borrower's agent for any purpose whatsoever; nor shall any Lender Party be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. No Lender Party, whether by anything herein or in any assignment or otherwise, assumes any Borrower's obligations under any contract or agreement assigned to such Lender Party, and no Lender Party shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

     4.18. Environmental Matters.

          (a) Borrowers shall ensure that the Real Property remains at all times in material compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except in compliance with applicable law or the appropriate Environmental Authority.

          (b) Borrowers shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws, which system shall include periodic reviews of such compliance.

          (c) Borrowers shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. If the failure to do so could reasonably be expected to have a Material Adverse Effect, Borrowers shall use their best efforts. to obtain to the extent required by applicable Environment Laws or the appropriate Environmental Authority, certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

          (d) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity under any Environment Laws of any Hazardous Substances at any Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, any demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower's interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any Person, including any Governmental Authority responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any of the foregoing Persons referred to herein as an "Environmental Authority"), then, Borrowing Representative shall, within five (5) Business Days thereafter, give written notice of same to Agent detailing facts and circumstances of which any Borrower is aware with respect to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

          (e) Borrowers shall promptly forward to Agent copies of any request from any Environmental Authority for information, any notification by any Environmental Authority of potential liability or any demand letter from any Environmental Authority relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to dispose of Hazardous Substances and shall continue to forward to Agent copies of correspondence between any Borrower and any Environmental Authority regarding such claims until all claims are settled. Borrowers shall promptly forward to Agent copies of all material documents and reports concerning any Hazardous Discharge at the Real Property that any Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent's security interest in the Collateral.

          (f) Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all action required by applicable Environmental Laws to safeguard the health of any Person and to avoid subjecting the Collateral to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or comply with any of the requirements of any Environmental Laws within thirty (30) days after the Borrowing Representative receives written demand from the Agent that it do so, Agent may, but without the obligation to do so, for the sole purpose of protecting Agent's interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deems reasonably necessary under applicable Environmental Laws to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, shall be paid by Borrowers on demand, and may be charged to Borrowers' Account.

          (g) Promptly upon the written request of Agent, but in any event within five (5) Business Days after Borrowers' receipt of such request, which may be made following the discovery of any Hazardous Discharge until such Hazardous Discharge is remedied to the extent required by applicable Environmental Laws or the appropriate Environmental Authority or following the filing of any Environmental Complaint until such Environmental Complaint is resolved, Borrowers shall provide Agent, at Borrowers' expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm reasonably acceptable to Agent with respect to such Hazardous Discharge or Environmental Complaint, and the potential costs of abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge acceptable to the appropriate Environmental Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed the Materiality Threshold, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

          (h) Borrowers shall defend and indemnify each Lender Party and hold each Lender Party and their respective employees, agents, directors and officers harmless from and against all losses, liabilities, damages and expenses, claims, costs, fines and penalties, including reasonable attorney's fees, suffered or incurred by such Lender Party under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, or the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage or expense, claim, cost, fine or penalty is attributable to any Hazardous Discharge resulting from actions on the part of such Lender Party. Borrowers' obligations under this subsection (h) shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened to take any action in connection with the presence of any Hazardous Substances. Borrowers' obligation and the indemnifications hereunder shall survive the termination of this Agreement. Borrowers' obligations of indemnity hereunder shall not extend to, or include, any loss, damage, cost or expense incurred by any Lender Party in respect of the foregoing caused by, or resulting form, its gross negligence or willful misconduct.

     4.19. No Other Financing Statements. Except for the financing statements filed by Agent and financing statements giving notice of Permitted Encumbrances or Liens being released on the Closing Date, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

     4.20. Additional Mortgages. Borrowers shall execute and deliver to Agent immediately upon the acquisition in fee simple by any Borrower of any Real Property subsequent to the Closing Date a Mortgage with respect to such additional Real Property (subject to any Permitted Encumbrances), together with such title insurance policies (mortgagee's form), certified surveys, appraisals, and local counsel opinions with respect thereto and such other agreements, documents and instruments as Agent deems reasonably necessary or desirable, in form and substance satisfactory to Agent.

     4.21. Intellectual Property. Borrowers shall execute and deliver to Agent security agreements in form suitable for registration and otherwise reasonably acceptable to Agent (i) on the Closing Date, with respect to any Material Intellectual Property registered or for which an application for registration is pending with the U.S. Patent and Trademark Office or the U.S. Copyright Office as of the Closing Date, or (ii) immediately upon the creation or acquisition by Borrower of any Material Intellectual Property registered, or for which an application for registration is pending, with either such office subsequent to the Closing Date.

     4.22. Commercial Tort Claims. Promptly upon the discovery of any Commercial Tort Claim in favor of a Borrower, Borrowers will notify Agent of the same and execute such documents as are requested by Agent in order to grant to Agent a security interest in such Commercial Tort Claim under the UCC.

     4.23. OFAC. Agent may, at its option, reject, refuse to accept or return any Collateral that any Lender Party determines is, or may be, owed by, or due from, or belongs to, a Sanctioned Person.

     4.24. Appraisals. With respect to Equipment, upon Agent's request to be made not more than once in each twelve-month period following the Closing Date nor more than twice during the Term, unless an Event of Default has occurred and is continuing (in which event Agent may conduct Appraisals at such intervals as it deems appropriate, all at Borrowers' expense), Borrowers shall, at their expense, deliver or cause to be delivered to Agent, Appraisals

(or updates to Appraisals) addressed to Agent and upon which Agent is expressly permitted to rely. If any Appraisal of the Borrowers' manufacturing Equipment determines that the then outstanding principal balance of the Equipment Term Loan is equal to or greater than 90% (the "Higher Advance Rate") of the net orderly liquidation value of such Equipment net of any Excluded Equipment, then Borrowers agree to work with Agent and Lenders in good faith and using their best efforts to structure within thirty (30) days a new facility or to otherwise reduce the outstanding principal balance of the Equipment Term Loan to not more than such Higher Advance Rate.

V.   REPRESENTATIONS AND WARRANTIES.

     Each Borrower represents and warrants as follows:

     5.1. Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is party and to perform all of its respective duties and obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and of any Other Documents to which such Borrower is party (a) are within such Borrower's corporate powers, have been duly authorized, are not in contravention of law or any material terms of such Borrower's Organic Documents or of any Material Agreement or undertaking to which such Borrower is a party or by which such Borrower or any of its property is bound, and (b) will not conflict with nor result in any breach of any material provisions of or constitute a default under or result in the creation of any Lien (except Permitted Encumbrances) upon any asset of such Borrower under the provisions of any Organic Document or other instrument to which such Borrower is a party or by which it or any of its property may be bound.

     5.2. Formation and Qualification.

          (a) Each Borrower is duly organized and in good standing under the laws of the State(s) or other jurisdiction(s) listed on Schedule 5.2 and is qualified to do business and is in good standing in the State(s) or other jurisdiction(s) listed on Schedule 5.2, which State(s) or other jurisdiction(s) constitute all State(s) or other jurisdiction(s) in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Borrower has delivered to Agent true and complete copies of its Organic Documents and will promptly notify Agent of any amendment or change thereto.

          (b) Each Borrower's identification number (if any) assigned to it by the appropriate Governing Authority of the state of its organization, if any, is set forth on Schedule 5.2.

          (c) The Subsidiaries (if any) of each Borrower as of the Signing Date are as set forth in Schedule 5.2.

          (d) The Equity Interests of each Borrower which are authorized, issued and outstanding on the Signing Date are set forth and described in Schedule 5.2.

          (e) This Agreement is, and each Other Document executed by a Borrower constitutes, the legal, valid and binding obligation of such Borrower, enforceable against it in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          (f) The signatures of each officer of each Borrower that appear on this Agreement and each Other Document are genuine, and each such officer of such Borrower executing same on behalf of such Borrower has full capacity to execute same.

     5.3. Tax Returns. Each Borrower's federal tax identification number is set forth on Schedule 5.3. Each Borrower has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, other than, any such charges as are being contested by Borrowers in good faith by appropriate proceedings provided that Borrowers have established reserves on their books for any unpaid taxes in accordance with GAAP. The provision for taxes on the books of each Borrower is adequate for all years not closed by applicable statutes, and for its current Fiscal Year, and no Borrower has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books or any ongoing audit of any of its tax returns, except as otherwise may be disclosed in Schedule 5.3.

     5.4. Financial Statements.

          (a) The audited financial statements of Borrowers and their Subsidiaries on a consolidated basis for their most recently completed Fiscal Year, and the related statements of income, changes in stockholder's equity and cash flow for the annual fiscal period ended on such date, all accompanied by reports thereon containing opinions by the Accountants, and the unaudited financial statements of Borrowers and their Subsidiaries on a consolidated basis for that portion of their current Fiscal Year ended with their most recently completed Fiscal Quarter and Fiscal Month for which financial statements have been reported and the related statements of income, changes in stockholder's equity and cash flow for the fiscal periods ended on such date, (collectively, the "Historical Financial Statements"), copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application with which the Accountants have concurred) and present in all material respects the financial position of the Borrowers and their Subsidiaries on a consolidated basis at such dates and the results of their operations for such periods. Since the last day of the Borrowers' most recently completed Fiscal Year, there has been no material adverse change in the financial condition of the Borrowers on a consolidated basis from that shown on the consolidated balance sheet of Borrowers as of such date or in the aggregate value of the Equipment and Real Property owned by them.

          (b) The projected financial statements of the Borrowers and their Subsidiaries on a consolidated basis furnished to Agent on or prior to the Signing Date (the "Initial Projections"), were prepared by Borrowers in good faith based on assumptions believed by Borrowers to be reasonable at the time being made, it being understood that such projections are not to be viewed as facts and that actual results may differ from such projections.

     5.5. Name. Neither of the Borrowers has been known by any other name in the five (5) years immediately preceding the Signing Date, and neither of the Borrowers sells Inventory under any other name except as set forth on Schedule 5.5; nor has either Borrower been the surviving organization of a merger or consolidation or acquired all or substantially all of the assets of any Person during the five (5) years immediately preceding the Signing Date.

     5.6. OSHA and Environmental Compliance. Except as may be set forth on
Schedule 5.6:

          (a) Each Borrower has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws, except where the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect; there have been no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds, Real Property or Equipment under any such laws, rules or regulations.

          (b) Each Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws, except where the failure to obtain any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

          (c) (i) There are no visible signs, in any material amounts of releases, spills, discharges, leaks or disposals (collectively referred to as "Releases") of Hazardous Substances at, upon, under or within any Real Property owned by any Borrower or leased by any Borrower and used for manufacturing or the storage of Hazardous Substances which do not comply in all material respects with all applicable Environmental Laws in respect thereof; (ii) there are no underground storage tanks or polychlorinated biphenyls on any such Real Property; except in compliance with Environmental Laws; (iii) none of any such Real Property has ever been used as a treatment, storage or disposal facility for Hazardous Waste; and (iv) no material amounts of any Hazardous Substances are present on any such Real Property in violation of any applicable Environmental Law.

     5.7. Solvency.

          (a) The Initial Projections demonstrate that the Borrowers on a consolidated basis will have sufficient cash flow to enable them to pay their debts as they mature, subsequent to the Closing Date.

          (b) Immediately following the execution of this Agreement and the consummation of the transactions contemplated hereby on the Closing Date, including the disbursement of the Initial Advances and the disbursement of the Term Loans on the Closing Date, (i) the assets of the Borrowers, on a consolidated basis, at a fair valuation and at their present fair saleable value will be in excess of the total amount of liabilities of the Borrowers (including contingent and unmatured liabilities) on a consolidated basis, (ii) the Borrowers will be able to pay their Indebtedness as it becomes due, and (iii) the Borrowers on a consolidated basis will not have unreasonably small capital to carry on their respective businesses.

          (c) As of the Closing Date, there is no undisputed Indebtedness in excess of the Materiality Threshold owing by the Borrowers to any third parties that is past due (after giving effect to any applicable grace period for payment) except for trade accounts payable not in excess of Two Million Dollars ($2,000,000) in aggregate amount, which will be paid by the Borrowers within thirty (30) days following the Closing Date.

          (d) This Agreement is, and all Other Documents will be, executed and delivered by the Borrowers in good faith and in exchange for reasonably equivalent value and fair consideration.

     5.8. Litigation. Except as may be disclosed in Schedule 5.8, as of the Signing Date no Borrower has (i) any pending or threatened litigation, arbitration, actions or proceedings that, if determined adversely to it, could be reasonably expected to have a Material Adverse Effect, or (ii) any Commercial Tort Claims.

     5.9. No Indebtedness. Except as may be disclosed on Schedule 5.9, no Borrower has any Indebtedness on the Signing Date; and none of such Indebtedness is secured by any Lien, except for Permitted Encumbrances.

     5.10. Violations. No Borrower is in violation of any applicable statute, regulation or ordinance or any order of any court, Governmental Authority or arbitration board or tribunal that could reasonably be expected to have a Material Adverse Effect.

     5.11. Plans. No Borrower nor any member of the Controlled Group maintains or contributes to any Plan (or has assumed any liability in respect of any Plan) other than those (if any) listed on Schedule 5.11 hereto. Except as set forth in
Schedule 5.11, (i) no Plan has incurred any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) no Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence that would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and no Borrower nor any member of the Controlled Group knows of any facts or circumstances that would materially change the value of such assets and accrued benefits and other liabilities, (vi) no Borrower or any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) no Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or

4980B of the Code, and no fact exists that could give rise to any such liability, (viii) no Borrower, nor any member of the Controlled Group, nor any fiduciary of, nor any trustee for, any Plan, has engaged in a "prohibited transaction" described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action that would constitute or result in a ERISA Event with respect to any such Plan that is subject to ERISA, (ix) each Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR Section 2615.3 has not been waived, (xi) no Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Borrower and any member of the Controlled Group, and (xii) no Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

     5.12. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, trade names, assumed names, trade secrets and licenses owned or utilized by Borrowers as of the Signing Date that are material to the conduct of Borrowers' business operations (herein, "Material Intellectual Property") are set forth on Schedule
5.12. All such Material Intellectual Property is valid and, except as set forth on Schedule 5.12, has been duly registered or filed with the appropriate Governmental Authority; there is no objection to or pending challenge to the validity thereof, and neither Borrower is aware of any grounds for any challenge, except as may be set forth in Schedule 5.12. To each Borrower's knowledge, its Material Intellectual Property consists of original material or property developed by such Borrower or which was lawfully acquired by such Borrower from the proper and lawful owner thereof. Each Borrower has maintained its Material Intellectual Property as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all proprietary software developed and used by any Borrower, constituting Material Intellectual Property, such Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement.

     5.13. Licenses and Permits. Each Borrower (a) is in material compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law or regulation for the operation of its business in each jurisdiction in which it is now conducting business if the failure to procure such licenses or permits and/or be in material compliance therewith could reasonably be expected to have a Material Adverse Effect.

     5.14. No Default of Indebtedness. Except as set forth in Schedule 5.14, as of the Signing Date, no Borrower is in default (after giving effect to any applicable grace period for payment) in the payment of the principal of or interest on any Indebtedness and no event has occurred under the provisions of any instrument or agreement under which any Indebtedness has been issued that without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

     5.15. No Other Defaults. As of the Signing Date, no Borrower is in default in any material respect in the payment or performance of any of its material contractual obligations in respect of any Material Agreement.

     5.16. No Burdensome Restrictions. No Borrower is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that is not a Permitted Encumbrance.

     5.17. No Labor Disputes. No Borrower is involved in any material labor dispute; and, to Borrowers' knowledge, there are no strikes or walkouts or union organization of any Borrower's employees threatened or in existence. Except as set forth in Schedule 5.17, no labor contract in existence on the Signing Date is scheduled to expire during the Term.

     5.18. Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advances will be used for "purchasing" or "carrying" "margin stock," as those terms are defined in Regulation U of such Board of Governors.

     5.19. Investment Company Act. No Borrower is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

     5.20. Disclosure. No representation or warranty made by any Borrower in this Agreement, or in any financial statement, report, certificate or any Other Document furnished in connection herewith, including without limitation the Perfection Certificate, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading. There is no fact known to Borrowers that Borrowers have not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement that could reasonably be expected to have a Material Adverse Effect.

     5.21. No Conflicting Agreements or Orders. Except as disclosed on Schedule 5.21, no provision of any Material Agreement nor any judgment, decree or order binding on any Borrower or affecting any Collateral conflicts with, or requires any consent that has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

     5.22. Application of Certain Laws and Regulations. No Borrower is subject to any statute, rule or regulation that regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

     5.23. Hedge Contracts. As of the Signing Date, no Borrower is party to any Hedge Contract, except a Permitted Hedge Contract.

     5.24. Real Property. As of the Signing Date, Borrowers have no interest as owner or tenant in any Real Property, except as disclosed on Schedule 5.24.

     5.25. Deposit Accounts. As of the Signing Date, no Borrower has any Deposit Accounts, except as listed on Schedule 5.25 and except for the Concentration Account.

     5.26. Brokers. No Borrower has retained the services of any broker to assist such Borrower in obtaining the benefits of this Agreement.

     5.27. OFAC. No Permitted Holder, no Borrower and no Subsidiary is a Sanctioned Person. No Portion of any Advance will be used to facilitate the operation of, to finance any investments in or any activities of, or to make any payments to, any Sanctioned Person or Sanctioned Country.

     5.28. Senior Debt. The principal amount of the Advances constitute (a) "Senior Debt" as such term is defined in the Senior Subordinated Note Indenture and the holders of such Indebtedness are entitled to the rights and benefits of a holder of "Senior Debt" under Article 11 of the Senior Subordinated Note Indenture and (ii) "Senior Debt" as such term is defined in the Junior Subordinated Note and the holders of such Indebtedness are entitled to the rights and benefits of a holder of "Senior Debt" under Section 3 of the Junior Subordinated Note.

VI.  AFFIRMATIVE COVENANTS.

     Each Borrower shall, and shall cause its Subsidiaries to, do the following until payment in full of the Obligations and termination of this Agreement:

     6.1. Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses that Agent incurs in connection with (a) the forwarding of the proceeds of any Advance and (b) the establishment and maintenance of any Lockbox Account, Blocked Account, or Concentration Account. Agent may, without making demand, charge Borrowers' Account for all such fees and expenses.

     6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted), including, without limitation, all Material Intellectual Property, and take all actions necessary to enforce and protect the validity of Material Intellectual Property or other material rights included in the Collateral; (b) keep in full force and effect its existence and Material Agreements (in accordance with their terms); (c) comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (d) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

     6.3. Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Authority, or of any agency thereof, applicable to any Borrower that could reasonably be expected to have a Material Adverse Effect.

     6.4. Government Receivables. If requested by Agent to do so in respect of any Receivable, take all steps necessary to protect Agent's interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them, subject to the provisions of the Intercreditor Agreement.

     6.5. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement and the Other Documents may be carried into effect.

     6.6. Payment of Material Agreements. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, including any in respect of its Material Agreements, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect or where the amount or validity thereof is currently being contested in good faith by appropriate proceedings; provided that Borrowers have established reserves on their books in accordance with GAAP in respect thereof; and subject at all times to any applicable Subordination Agreement.

     6.7. Standards of Financial Statements. Cause all financial statements referred to herein to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by the Accountants or the reporting officer of a Borrower, as the case may be, and disclosed therein).

     6.8. Further Assurances; Post Closing. At Borrowers' cost and expense, each Borrower shall (i) take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Agent may reasonably request with respect to the purposes, terms and conditions of this Agreement and the Other Documents and the consummation of the transactions contemplated thereby, and (ii) without limiting and notwithstanding any other provision of this Agreement or any Other Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 6.8.

VII. NEGATIVE COVENANTS.

     Each Borrower shall, and shall cause its Subsidiaries to, comply as follows until payment in full of all Obligations and termination of this Agreement:

     7.1. Sale of Assets, Consolidation, Merger, Dissolution, Etc. No Borrower shall, or shall permit any Subsidiary to, directly or indirectly:

          (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except that any wholly-owned Subsidiary of a Borrower may merge with and into or consolidate with a Borrower any other wholly-owned Subsidiary of a Borrower, and any Borrower may merge with or into, or consolidate with any other Borrower; provided, however, that each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days' prior written notice of such intended merger or consolidation, which notice shall set forth in detail reasonably satisfactory to Agent the Persons that are merging or consolidating, which Person will be the surviving entity, the locations of the assets of the Persons that are merging or consolidating, and any Material Agreements and documents relating to such merger or consolidation, (ii) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (iii) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iv) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Governmental Authority (with a copy as filed promptly after such filing), and
(v) the surviving Person (if not already a Borrower) shall expressly confirm, ratify and assume the Obligations, this Agreement and all Other Documents to which the Borrowers are then party in writing, in a form and substance satisfactory to Agent, shall execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith;

          (b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Equity Interests or any of its other assets to any other Person, except for

               (i) sales of Inventory in the ordinary course of business;

               (ii) Permitted PP&E Dispositions;

               (iii) the issuance and sale by Parent Company of Equity Interests after the Closing Date; provided, however, that, (a) the terms of such Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that contravene, or include any limitation on the right of any Borrower to amend or modify, any of the terms and conditions of this Agreement or any of the Other Documents, (b) after giving effect to such issuance and sale, no Change of Control shall have occurred, and (c) the Net Cash Proceeds derived therefrom shall be paid to Agent for application to the Obligations in accordance with Section 2.12(f) hereof;

               (iv) the issuance of Equity Interests of Parent Company pursuant to an employee stock option or grant or similar equity plan or 401(k) plan established for Borrowers' employees; provided, however, that no Change of Control shall result therefrom;

               (v) the issuance of Equity Interests of Parent Company (including, without limitation, in connection with the exercise of warrants to purchase such Equity Interests) pursuant to and in accordance with the Warrant Agent Agreement and the Exchange Agreement, each as in effect on the Signing Date;

               (vi) the sale or other disposition of Collateral not otherwise permitted in clauses (i) and (ii) above, if: (a) as such sales or other dispositions do not involve Collateral having an aggregate fair market value in excess of the Materiality Threshold for all such Collateral disposed of in any Fiscal Year of Borrowers; (b) as of the date of any such sale or other disposition, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (c) all of the Net Cash Proceeds of the sale of such Collateral shall be paid to Agent for application to the Obligations in accordance with Section 2.12(f) of this Agreement;

               (vii) intercompany loans and dividend payments, among or between Borrowers, to the extent permitted by Sections 7.3(d), 7.4(h), 7.5(c) and 7.7(b);

          (c) wind up, liquidate or dissolve, except pursuant to any merger or consolidation made in accordance with Section 7.1(a); or

          (d) agree to do any of the foregoing, except if such agreement is conditioned on approval by the Required Lenders.

     7.2. Encumbrances. No Borrower shall, or shall permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or Lien with respect to any such assets or properties, except the following (herein called, collectively, "Permitted Encumbrances"):

          (a) the security interests and Liens in the Collateral in favor of Agent for the benefit of the Lender Parties granted pursuant to this Agreement and the Other Documents;

          (b) Liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Subsidiary, as the case may be, and with respect to which reserves have been set aside on its books in accordance with GAAP;

          (c) non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of such Borrower's or Subsidiary's business to the extent: (1) such Liens secure Indebtedness that is not overdue or (2) such Liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which reserves have been set aside on its books as required by GAAP;

          (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property that do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property owned by any Borrower (or, to Borrowers' knowledge, in the case of Leasehold Interests that are material to the operation of the Borrowers' business and involve annual payments in excess of the Materiality Threshold, the value of the Borrowers' interest in such Leasehold Interests) that is subject thereto;

          (e) purchase money security interests in Equipment and the proceeds thereof (including Capitalized Leases) acquired after the Signing Date and purchase money mortgages on Real Property acquired after the Signing Date to secure Indebtedness permitted under Section 7.3(b) hereof;

          (f) pledges and deposits of cash or issuances of letters of credit by any Borrower after the Signing Date in the ordinary course of its business in connection with workers' compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower as of the date hereof;

          (g) pledges and deposits of cash by any Borrower after the Signing Date to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower as of the date hereof;

          (h) Liens arising from (1) operating leases and the precautionary UCC financing statement filings in respect thereof and (2) equipment or other materials that are not owned by any Borrower, but are located on the premises of such Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower and the precautionary UCC financing statement filings in respect thereof;

          (i) the security interests in and Liens upon the Collateral and mortgages and Liens upon the Real Property in favor of the Term Loan Agent to secure the Term Loan Debt, provided, however, that, the security interests in and Liens upon the Collateral in favor of Term Loan Agent are and shall at all times be subject to the terms of the Intercreditor Agreement;

          (j) judgment Liens and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that,
(i) such Liens are being contested in good faith and by appropriate proceedings diligently pursued by Borrowers, (ii) adequate reserves have been made for the amounts thereof on the books of Borrowers in accordance with GAAP and (iii) a stay of enforcement of any such Liens is in effect;

          (k) any security interests and Liens of an Insurance Premium Finance Party on the Insurance Premium Collateral to secure the Indebtedness described in and to the extent permitted in Section 7.3(h) hereof;

          (l) security interests and Liens granted to the applicable Issuer under any Letter of Credit Documents;

          (m) those other security interests and Liens (if any) existing on the Signing Date and set forth on Schedule 7.2 hereof;

          (n) the Existing Lender Liens, pending full payment of the Existing Lender Loans on the Closing Date; and

          (o) Liens on any cash collateral provided to the Existing Revolver Agent and the Existing Revolver Lenders in respect of letters of credit issued by any Existing Revolver Lenders that will remain outstanding after the Closing Date.

     7.3. Indebtedness. No Borrower shall, nor shall permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

          (a) the Obligations;

          (b) purchase money Indebtedness (including Capitalized Leases) existing on or arising after the Closing Date, to the extent secured by purchase money security interests in Equipment and the proceeds thereof (including Capitalized Leases) and purchase money Mortgages or Liens on Real Property; provided, however, that:

               (i) the aggregate principal amount of such Indebtedness incurred during any Fiscal Year shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000);

               (ii) such security interests, Mortgages or Liens do not apply to any property of such Borrower or Subsidiary other than the Equipment or Real Property so acquired (and the proceeds thereof), unless such Indebtedness is owed to the Lenders or the Term Loan Lenders;

               (iii) the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

               (iv) the security interests, Mortgages or Liens are released promptly upon such Indebtedness being fully paid and satisfied;

               (v) Agent shall have received at least five (5) Business Days' prior written notice of the intention of Borrowers to incur such Indebtedness, if incurred subsequent to the Closing Date; and

               (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

          (c) guarantees by any Borrower of the Obligations of any other Borrower in favor of Agent for the benefit of Lenders;

          (d) the Indebtedness of any Borrower to any other Borrower arising after the Signing Date pursuant to loans made by any Borrower permitted under
Section 7.4(g) hereof;

          (e) Indebtedness of Borrowers to the Term Loan Lenders evidenced by or arising under the Term Loan Agreement and the other Term Loan Lender Agreements; provided, however, that the principal amount of such Indebtedness shall not exceed the sum of (i) Fifteen Million Dollars ($15,000,000) plus (ii) any Indebtedness incurred as permitted by Section 7.3(b) that is owed to the Term Loan Lenders; in each case, less the aggregate amount of all principal repayments, whether optional or mandatory, in respect thereof;

          (f) Indebtedness of Parent Company evidenced by the Senior Subordinated Notes as in effect on the Closing Date or as amended in compliance herewith; provided, however, that:

               (i) the aggregate principal amount of such Indebtedness shall not exceed the amount thereof outstanding on the Closing Date less the aggregate amount of all principal repayments, repurchases or redemptions, whether optional or mandatory, made after the Closing Date in respect thereof; and

               (ii) the principal amount of the Advances are and shall at all times constitute "Senior Debt," as such term is defined in the Senior Subordinated Note Indenture; and the Lenders shall be entitled to the rights and benefits of a holder of "Senior Debt" under Article 11 of the Senior Subordinated Note Indenture;

          (g) Indebtedness of Parent Company evidenced by the Junior Subordinated Note as in effect on the Closing Date or as amended in compliance herewith, provided, however, that:

               (i) the aggregate principal amount of such Indebtedness shall not exceed the amount thereof outstanding on the Closing Date, less the aggregate amount of all principal repayments, repurchases or redemptions, whether optional or mandatory, made after the Closing Date in respect thereof;

               (ii) the principal amount of the Advances are and shall at all times constitute "Senior Debt," as such term is defined in the Junior Subordinated Note; and the Lenders shall be entitled to all the rights and benefits of a holder of "Senior Debt" under Section 3 of the Junior Subordinated Note;

          (h) Indebtedness of Borrowers to an Insurance Premium Finance Party in connection with insurance policies maintained by Borrowers arising as a result of such Insurance Premium Finance Party entering into arrangements to allow Borrowers to pay all or a portion of the applicable insurance premiums on such insurance policies in installments rather than in one lump sum annual payment; provided, however, that, such Indebtedness shall be unsecured except to the extent permitted under Section 7.2(k) hereof, and shall not exceed, in aggregate principal amount outstanding at any one time, Three Hundred Thousand Dollars ($300,000);

          (i) [Intentionally Omitted];

          (j) other Indebtedness outstanding on the Closing Date that is listed on Schedule 7.3;

          (k) Indebtedness of Borrowers owed to the Existing Revolver Lenders in respect of any letters of credit issued by any Existing Revolver Lenders that remain outstanding after the Closing Date and the obligations of the Borrowers under the Termination Agreement, dated as of May 31, 2006 among the Borrowers, the Existing Revolver Agent and the Existing Revolver Lenders; and

          (l) Indebtedness of Borrowers arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for, any Indebtedness expressly permitted under this Section 7.3 (the "Refinancing Indebtedness"); provided, however, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied:

               (i) Agent shall have received not less than five (5) Business Days' prior written notice of the intention to incur the Refinancing Indebtedness, which notice shall set forth in detail reasonably satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request,

               (ii) the Refinancing Indebtedness shall have a weighted average life to maturity and a final maturity equal to or greater than the weighted average life to maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for,

               (iii) the Refinancing Indebtedness shall rank in right of payment no more senior relative to the Obligations than the Indebtedness being extended, refinanced, replaced, or substituted for,

               (iv) the Refinancing Indebtedness shall not include terms and conditions with respect to Borrowers that are more burdensome or restrictive in any material respect than those included in the Indebtedness so extended, refinanced, replaced or substituted for,

               (v) the debt service (i.e., the aggregate amount of interest, principal, charges and fees) payable during the Term with respect to the Refinancing Indebtedness shall be no greater than the debt service payable during the Term for the Indebtedness so extended, refinanced, replaced or substituted for,

               (vi) as of the date of incurring the Refinancing Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing,

               (vii) the principal amount of the Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith),

               (viii) if applicable, the Refinancing Indebtedness shall be secured by substantially the same assets that secure the Indebtedness so extended, refinanced, replaced or substituted for, provided, however, that (A) such security interests with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated (on terms and conditions acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, and (B) no Refinancing Indebtedness shall be secured unless the Indebtedness so extended, refinanced, replaced or substituted for was secured;

               (ix) if the Refinancing Indebtedness is extending, refinancing, replacing or being substituted for the Indebtedness described in Section 7.3(e), the holder(s) of the Refinancing Indebtedness shall have entered into an intercreditor agreement with Agent in substantially the same form and content as the Intercreditor Agreement;

          (m) Indebtedness of Borrowers to the applicable Issuer arising under any Letter of Credit Documents; and

          (n) Up to Five Million Dollars ($5,000,000) of unsecured Indebtedness of Borrowers ("New Unsecured Indebtedness"), the Net Cash Proceeds of which are used, within three (3) Business Days following the incurrence thereof, to repurchase, redeem, or retire other Indebtedness of Borrowers expressly permitted under this Section 7.3 for less than the outstanding principal amount thereof, provided that each of the following conditions is satisfied:

               (i) Agent shall have received not less than five (5) Business Days' prior written notice of the intention to incur such Indebtedness, which notice shall set forth, in detail reasonably satisfactory to Agent, the amount of such New Unsecured Indebtedness, the schedule of payments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request,

               (ii) there shall be no principal payments required with respect to such New Unsecured Indebtedness prior to June 30, 2009,

               (iii) the debt service (i.e., the aggregate amount of interest, principal, charges and fees) payable during the Term with respect to the New Unsecured Indebtedness shall be no greater than the debt service payable during the Term for the Indebtedness being repurchased, redeemed, or retired with the proceeds of the New Unsecured Indebtedness, and

               (iv) as of the date of incurring the New Unsecured Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

     7.4. Loans, Investments, Etc. No Borrower shall, or shall permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase any Equity Interests or

Indebtedness or all or a substantial part of the assets or property of any Person, or form or acquire any Subsidiaries, or agree to do any of the foregoing (unless conditioned upon the consent of the Required Lenders), except:

          (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

          (b) investments in cash or Cash Equivalents, provided that at any time such investments in the aggregate exceed Ten Thousand Dollars ($10,000), (1) no Revolver Loan Debt is then outstanding and (2) the terms and conditions of
Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

          (c) the existing equity investments of each Borrower as of the Signing Date in its Subsidiaries, as listed on Schedule 7.4; provided, however, that, no Borrower shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries, except that a Borrower may make capital contributions to another Borrower in the form of dividend payments as permitted pursuant to Sections 7.5 and 7.7 hereof;

          (d) equity investments of a Borrower in another Borrower;

          (e) loans and advances by any Borrower to employees of such Borrower after the Signing Date in an aggregate principal amount not to exceed the Materiality Threshold at any time;

          (f) Equity Interests or debt securities issued to any Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the Indebtedness of such Person; provided, however, that, the original of any stock certificate or other instrument evidencing such obligations shall, at Agent's request, be promptly delivered to Agent, but in any event within five
(5) Business days after Borrowers receive such request, together with such stock power, assignment or endorsement by such Borrower as Agent may request;

          (g) obligations of any Customer to any Borrower arising from Accounts that are past due and may be evidenced by a promissory note of such Customer payable to such Borrower; provided, however, that, promptly upon the receipt by such Borrower of the original of any such promissory note, but in any event within five (5) Business Days thereafter, subject to the provisions of the Intercreditor Agreement, such promissory note shall be endorsed to the order of Agent by such Borrower and promptly delivered to Agent as so endorsed;

          (h) loans by a Borrower to another Borrower after the Closing Date, provided, however, that, (i) upon Agent's request, Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month; and (ii) upon Agent's request, any such loan shall be evidenced by a promissory note or other instrument, the single original of which shall be promptly, but not later than five (5) Business Days after Agent's request, delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require;

          (i) those loans and advances (if any) existing on the Signing Date and set forth on Schedule 7.4; provided, however, that, as to such loans and advances, Borrowers shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrowers shall furnish to Agent all default notices or demands for payment in connection with such loans and advances received by any Borrower or on its behalf, promptly after the receipt thereof, or sent by any Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

          (j) the payment of dividends by Borrowers, and the redemption, retirement, defeasance, purchase or other acquisition of Equity Interests, to the extent permitted by Sections 7.5 and 7.7 hereof; and

          (k) the repurchase, redemption or retirement of Indebtedness of the Borrowers with the proceeds of New Unsecured Indebtedness to the extent permitted by Section 7.3(n) hereof.

     7.5. Dividends and Redemptions. No Borrower shall, or shall permit any Subsidiary to, directly or indirectly, declare or pay any dividends on account of any shares of class of any Equity Interests of such Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Equity Interests (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

          (a) any Borrower may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Equity Interests for consideration in the form of additional Equity Interests so long as after giving effect thereto no Change of Control or other Default or Event of Default shall have occurred and be continuing;

          (b) Borrowers may pay dividends to the extent permitted in Section 7.7 below;

          (c) any Subsidiary of a Borrower may pay dividends to a Borrower; and

          (d) Borrowers may repurchase Equity Interests consisting of and limited to Equity Interests held by employees of a Borrower pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan, provided that, as to any such repurchase, each of the following conditions is satisfied:
(i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing,
(ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the material terms of any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower or its property are bound, and (iv) the aggregate amount of all cash payments for such repurchases in any Fiscal Year shall not exceed the Materiality Threshold.

          (e) Parent Company may declare and pay cash dividends in respect of the Series B Preferred Stock in accordance with the terms of the Restated Certificate of Incorporation of LPC as of the Closing Date so long as the aggregate amount thereof does not exceed Thirty Thousand Dollars ($30,000) in any twelve (12) month period.

          (f) Parent Company may redeem, cancel or retire the Series B Preferred Stock in accordance with the terms of its Restated Certificate of Incorporation as in effect on the Closing Date so long as (i) the amount of all such payments in respect of such redemptions, cancellations or retirements shall not exceed Two Hundred Dollars ($200) per share or, in aggregate amount, Six Hundred Sixty Thousand Dollars ($660,000) (which amount includes past due payments of up to Five Hundred Forty Thousand Dollars ($540,000)); and (ii) Borrowers comply with all Restricted Payment Conditions in regard to each such payment; and

          (g) Parent Company may purchase, retire or otherwise acquire shares of its Equity Interests in connection with odd lot tender offers or purchase, retire or otherwise acquire shares of its Equity Interests in connection with reverse stock splits or "Rule 13e-2 transactions" within the meaning of Securities and Exchange Commission Rule 13e-3; provided, however, that, (i) the aggregate amount of all such payments in respect of all such transactions shall not exceed One Million Dollars ($1,000,000); and (ii) Borrowers comply with all Restricted Payment Conditions in regard to each such payment described in this subsection (g);

     7.6. Nature of Business. No Borrower shall, or shall permit any Subsidiary to, substantially change the nature of the business in which it is engaged or, except as otherwise specifically permitted by this Agreement, purchase or invest, directly or indirectly, in any assets or property other than purchases of assets or property in the ordinary course of business that are to be used in its business as presently conducted.

     7.7. Transactions with Affiliates. No Borrower shall, or shall permit any Subsidiary to, directly or indirectly:

          (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower (other than a Borrower or a Subsidiary thereof), except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm's length transaction with an unaffiliated person; or

          (b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower, except (i) reasonable compensation to, and reimbursement of reasonable expenses incurred by, officers, employees and directors for services rendered to such Borrower in the ordinary course of business, (ii) payments by any Borrower to any other Borrower for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by any Borrower on behalf of such other Borrower, in the ordinary course of their respective businesses or as the same may be directly attributable to such Borrower and for the payment of taxes by or on behalf of such Borrower, (iii) the grant of stock options, restricted stock awards, stock appreciation rights or similar rights to employees, officers or directors pursuant to a plan approved by the Board of Directors of the applicable Borrower (so long as after giving effect thereto no Change of Control shall occur and no Default or Event of Default shall have occurred and be continuing), (iv) loans or advances to employees permitted by Section 7.4(d) of this Agreement, (v) the payment of reasonable fees to the directors of any Borrower, and (vi) regularly scheduled payments in respect of the Senior Subordinated Notes and the Junior Subordinated Notes to officers, directors or employees of LPC in their capacity as holders thereof to the extent permitted by Section 7.14, hereof.

     7.8. Subsidiaries. No Borrower shall, or shall permit any Subsidiary to, either: (a) create or acquire any Subsidiary; (b) enter into any partnership, joint venture or similar arrangement; or (c) dispose of any Equity Interests in any Subsidiary, except in a transaction expressly permitted under Section 7.1. Without limitation of the foregoing, if and to the extent any Subsidiary is created or acquired hereafter with the prior written consent of the Agent, then, as a condition to such consent becoming effective, (i) each such Subsidiary must be joined as a Borrower hereunder, or must become a Guarantor hereof, (ii) each Subsidiary must grant a Lien on its assets to Agent as security for its obligations hereunder or under its Guaranty, and (iii) the Equity Interests of such Subsidiary must be pledged to Agent by amendment to the Subsidiary Pledge Agreement; each on terms satisfactory to Agent.

     7.9. Fiscal Year and Accounting Changes. No Borrower shall, or shall permit any Subsidiary to, change its Fiscal Year from that in use on the Closing Date or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by applicable law.

     7.10. Pledge of Credit. No Borrower shall, or shall permit any Subsidiary to, pledge (or purport to pledge) Agent's or any Lender's credit on any purchases or for any purpose whatsoever or use any portion of the Advances in or for any business other than such Borrower's business as conducted on the Closing Date.

     7.11. Amendment of Material Agreements. No Borrower shall, or shall permit any Subsidiary to, amend, modify, alter or otherwise change in any material respect any term or provision of any of its Material Agreements, unless such amendment, modification or waiver does not cause any contravention of, or conflict with, any material term or condition of this Agreement and would not otherwise reasonably be expected to have a Material Adverse Effect; provided, however, that, for avoidance of doubt, Borrowers may, after giving prior written notice to Agent, amend, modify, alter or change the terms or provisions of any Material Agreement respecting Funded Indebtedness so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel such Indebtedness (or a portion thereof) or to reduce the interest rate on or any fees associated therewith; and, provided, further, that Borrowers shall not amend, modify, alter or change any material terms or provisions of any of the Term Loan Lender Agreements (except as permitted in the first proviso hereof), except after giving Agent prior written notice thereof and, if requested by Agent, a corresponding amendment, modification, alteration or change is made hereto or to the Other Documents on the same, or substantially the same, terms simultaneously therewith.

     7.12. Compliance with ERISA. No Borrower shall, or shall permit any Subsidiary to, either: (i) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.11(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt "prohibited transaction", as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any "accumulated funding deficiency", as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.11(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any ERISA Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

     7.13. Prepayment of Indebtedness. No Borrower shall, or shall permit any Subsidiary to, at any time, directly or indirectly, either: (a) prepay any Indebtedness, or (b) repurchase, redeem, retire, defease or otherwise acquire any Indebtedness of any Borrower, or set aside or otherwise deposit or invest any sums for such purpose; provided, however, that Borrowers may, from time to time, prepay, repurchase, redeem or retire, in whole or in part, (i) the Obligations, subject to the terms hereof, (ii) the Series B Preferred Stock, to the extent expressly permitted by Section 7.5(f), (iii) the Term Loans, if, with respect to each such prepayment, repurchase, redemption or retirement of the Term Loans, Borrowers shall comply with (x) all Restricted Payment Conditions and (y) all terms and conditions set forth in Section 2.2(v) of the Term Loan Agreement; and (iv) the Senior Subordinated Notes to the extent expressly permitted by Section 7.3(l) and (n); and, provided, further, that the Borrowers shall repay in full the Cohanzick Debt, including any accrued interest thereon, on the Closing Date.

     7.14. Payment of Subordinated Debt. No Borrower shall, or shall permit any Subsidiary to at any time, directly or indirectly pay the principal of, interest on or any other charge or fee in respect of any Subordinated Debt, except in accordance with the terms thereof as in effect on the Closing Date and as expressly permitted in Section 7.3(l), 7.3(n) or 7.13, by the Subordination Agreement applicable thereto, the subordination provisions of the Junior Subordinated Note or the subordination provisions contained in the Senior Subordinated Note Indenture. Notwithstanding the foregoing, the Borrowers shall not make any payments of interest due after the Closing Date and on or prior to August 1, 2007 with respect to the Senior Subordinated Notes, unless the Borrowers will have the Target Amount of Undrawn Availability (determined


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

without deducting the Borrowing Reserve) both before and after giving effect to such interest payment.

VIII. FINANCIAL COVENANTS.

     Borrowers shall, until payment in full of the Obligations and termination of this Agreement, comply with the Financial Covenants set forth below.

     8.1. Controlling Definitions. As used in this Article VIII:

     "Capital Expenditures" shall mean, as applied to any Person, all expenditures for any fixed or capital assets (including, but not limited to, tooling) or improvements, or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and shall include the amount recorded on the balance sheet of such Person at the time of the acquisition of any such asset pursuant to a Capitalized Lease.

     "Capitalized Lease" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which, in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

     "Cash Income Taxes" shall mean, as to any Person, for any period, the Provision for Taxes less any portion thereof that represents deferred income taxes unless they become due and payable in the period, all determined in accordance with GAAP.

     "Cash Interest Expense" shall mean, as to any Person, for any period, Interest Expense less (a) Interest Expense that represents the amortization of fees and expenses that were paid during prior periods and (b) Interest Expense on Subordinated Debt that was accrued during such period but is not paid in cash within thirty (30) days following the due date thereof ("Deferred Interest"), plus any Deferred Interest paid in cash during such period.

     "Consolidated Net Income" shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding any extraordinary or non-recurring gains or losses), all as determined in accordance with GAAP; provided, however, that, without duplication, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or the date that Person's assets are acquired by such Person or by any of its wholly-owned Subsidiaries shall be excluded; (c) the net income of any Person shall exclude interest accrued, but not paid, on indebtedness owing to a Subsidiary or parent corporation of such Person that is subordinated in right of payment to the payment in full of the Obligations, on terms and conditions acceptable to Agent; (e) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted


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

by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded; (f) the net income of any Person shall exclude any write-down or write-off of assets resulting from the application of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" or Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"; (g) the net income of any Person shall exclude any items of income (or expense) that are required by GAAP to be classified as non-operating amounts in such Person's statement of income definition; and (h) the net income of any Person shall exclude any gain or loss (together with any related Provisions for Taxes) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Equity Interest of such Person or a Subsidiary of such Person and any net income or loss realized as a result of changes in GAAP or the application thereof to such Person.

     "EBITDA" shall mean, as to any Person, with respect to any period, the Consolidated Net Income of such Person for such period plus the following items, to the extent deducted in computing Consolidated Net Income for such period: (a) depreciation and amortization expenses; (b) Interest Expense for such period, plus (c) the Provision for Taxes for such period.

     "Fixed Charge Coverage Ratio" shall mean for any Test Period, the ratio of
(a) EBITDA, less Unfinanced Capital Expenditures to (b) Fixed Charges, for such Test Period determined for the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP.

     "Fixed Charges" shall mean, as to any Person, for any period, the sum, without duplication, of (a) Cash Interest Expense, plus (b) all regularly scheduled (as determined at the beginning of such period) principal payments on Indebtedness (including the portion of any payments under Capitalized Leases that is classified as principal), other than principal payments for the period commencing January 1, 2006, to and including the Closing Date on Indebtedness being repaid from the proceeds of the Revolving Credit Advances, the Equipment Term Loan and the Term Loans, plus (c) Cash Income Taxes, plus (d) all cash dividends and distributions on Equity Interests, together with all repurchases, redemptions and retirements of preferred stock or similar Equity Interests, to the extent not included in clauses (a) or (b) of this definition.

     "Interest Expense" shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capitalized Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts, but excluding interest paid in property other than cash and any other interest expense not payable in cash.

     "Leverage Ratio" shall mean the ratio for the Borrowers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of any Fiscal Quarter of (a) Senior Debt to (b) EBITDA for the twelve-month period then ended except that, as of the end of the second and third Fiscal Quarters of 2006, the Leverage Ratio shall mean the ratio of (a) Senior Debt to (b) the quotient of (i) EBITDA for the period from January 1, 2006, through the end of such Fiscal Quarter divided by (ii) the Annualization Ratio. "Annualization Ratio" shall mean (x) .50 as of June 30, 2006, and (y) .75 as of September 30, 2006.


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

     "Senior Debt" shall mean all Indebtedness other than (x) Subordinated Debt or (y) the "Term Loan B" as defined in the Term Loan Agreement.

     "Test Period" shall mean the most recent period of twelve consecutive calendar months ended on or prior to any date of determination (taken as one accounting period), except that for each calendar month ending on or prior to December 31, 2006, "Test Period" shall mean the period commencing on January 1, 2006 and ending on such date.

     "Unfinanced Capital Expenditures" shall mean any Capital Expenditures not financed with Indebtedness (it being understood that, notwithstanding the foregoing, Capital Expenditures paid with the proceeds of Revolving Credit Advances shall be considered Unfinanced Capital Expenditures).

     8.2. Fixed Charge Coverage Ratio. Borrowers shall maintain a Fixed Charge Coverage Ratio as of the last day of each calendar month ending after the Closing Date of not less than: (i) 1.10:1 for each calendar month ending after the Closing Date and on or prior to November 30, 2007, and (ii) 1.20:1 for each calendar month ending thereafter.

     8.3. Capital Expenditures. Borrowers and their Subsidiaries shall not make Capital Expenditures in any Fiscal Year in an aggregate amount in excess of: (i) $5,000,000, for Borrowers' 2006 Fiscal Year; (ii) $5,500,000, for Borrowers' 2007 Fiscal Year; and (iii) $6,000,000, for Borrowers' 2008 Fiscal Year and each succeeding Fiscal Year.

     8.4. Leverage Ratio. Borrowers shall maintain a Leverage Ratio at the end of each Fiscal Quarter, of not more than: (x) 3.0:1 for each Fiscal Quarter ending after the Closing Date and prior to June 30, 2007 and (y) 2.50:1 for the Fiscal Quarter ending June 30, 2007 and each Fiscal Quarter ending thereafter.

IX.  CONDITIONS PRECEDENT.

     9.1. Conditions to the Initial Advances. The agreement of Lenders to make the Initial Advances on the Closing Date is subject to the satisfaction, in the sole judgment of the Agent and Lenders, or waiver by Lenders, immediately prior to or concurrently with the making of the Initial Advances, of the following conditions precedent:

          (a) Notes. To extent Notes have been requested by any Lender, Agent shall have received such Notes duly executed and delivered by a Designated Officer of each Borrower;

          (b) Filings, Registrations, Recordings and Searches. (i) Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any Other Document, under applicable law or otherwise as reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or Lien upon the Collateral shall have been properly executed (if necessary) and delivered to the Agent or the title company for filing, registration or recordation in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received satisfactory evidence of the depositing for payment of any necessary


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

fee, tax or expense relating thereto; (ii) the Agent shall also have received UCC, tax and judgment lien searches with respect to each Borrower in such jurisdictions as Agent shall require, and the results of such searches shall be satisfactory to Agent; and (iii) Agent shall have received from Borrowing Representative, for each Borrower, the Perfection Certificate;

          (c) Secretary's Certificates. Agent shall have received a certificate of the Secretary (or an acceptable substitute officer having similar duties and powers), of each Borrower, dated the Closing Date, in substantially the form of
Exhibit 9.1(c), unless otherwise acceptable to or required by Agent, certifying as to (i) the incumbency and signature of the officers of each Borrower executing this Agreement and any Other Documents, and (ii) the resolutions of the board of directors of such Borrower authorizing such officers to enter into and carry out such transactions as are contemplated pursuant to this Agreement and the Other Documents; and including therewith copies of the Organic Documents of such Borrower as in effect on the Signing Date;

          (d) Good Standing Certificates. Agent shall have received good standing certificates for each Borrower dated not more than thirty (30) days prior to the Signing Date, issued by the secretary of state or other appropriate official of each Borrower's jurisdiction of organization and each jurisdiction where the conduct of each Borrower's business activities or the ownership of its properties necessitates qualification;

          (e) Legal Opinion. Agent shall have received an opinion of legal counsel to the Borrowers, in form and content satisfactory to Agent, which shall cover such matters incidental to the transactions contemplated by this Agreement, the Notes and all Other Documents as Agent may reasonably require;

          (f) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement or the Other Documents or any of the transactions contemplated hereby and thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the opinion of Agent, reasonably be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority;

          (g) Material Agreements. Agent shall have received and reviewed all Material Agreements existing on the Signing Date and be satisfied therewith;

          (h) Collateral Examination. Agent shall have completed examinations of its primary Collateral, and be satisfied therewith;

          (i) Fees. Agent shall have received all fees and expenses payable to Agent and Lenders on or prior to the Closing Date pursuant hereto, the Fee Letter or under any Other Document;

          (j) Financial Statements. Agent shall have received copies of the Initial Projections and copies of the Historical Financial Statements, and be satisfied therewith;


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

          (k) Insurance. Agent shall have received, in form and content satisfactory to Agent, certified copies of Borrowers' casualty insurance policies, together with loss payable endorsements naming Agent as loss payee, and certified copies of Borrowers' liability insurance policies, together with endorsements naming Agent as a co-insured;

          (l) Environmental Reports. If and to the extent that Borrowers own any Real Property in fee simple on the Closing Date, Agent shall have received environmental studies and reports prepared by independent environmental engineering firms experienced in such matters reasonably acceptable to Agent with respect to such Real Property reflecting Borrowers' compliance with Section
5.6 hereof;

          (m) Control Agreements. Agent shall have received all Lock-Box Agreements and Blocked Account Agreements required to be delivered as of the Signing Date pursuant to Section 4.14;

          (n) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

          (o) No Adverse Material Effect. Since the end of Borrowers' most recently completed Fiscal Year for which audited financial statements have been reported, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect;

          (p) Landlord's Agreements. Unless Agent otherwise has agreed to waive such requirement in one or more instances Agent shall have received landlord agreements in form and content reasonably satisfactory to Agent with respect to all premises leased by any Borrowers at which Equipment having a fair market value in excess of the Materiality Threshold is located;

          (q) Pledge Agreements. Agent shall have received a pledge agreement from each Borrower in respect of the Equity Interests of each Subsidiary owned by it (limited, in the case of Foreign Subsidiaries, to sixty-five percent (65%) of such Equity Interests), in form and content satisfactory to Agent (the "Subsidiary Pledge Agreement");

          (r) Intellectual Property. To the extent that any Material Intellectual Property (or applications therefor) is registered with the United States Patent and Trademark Office or, as appropriate, the United States Copyright Office as of the Signing Date, the Borrower owning such Material Intellectual Property shall have executed, as appropriate, a patent security agreement, a trademark security agreement, and/or a copyright security agreement in favor of Agent, each to be in form and content satisfactory to Agent;

          (s) Closing Certificate. If the Signing Date precedes the Closing Date, Agent shall have received a closing certificate signed by a Designated Officer of each Borrower dated the Closing Date, in substantially the form of
Exhibit 9.1(s), stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrowers are on such date in compliance with all the terms and provisions


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

set forth in this Agreement and the Other Documents and (iii) on such date, no Default or Event of Default has occurred or is continuing;

          (t) Undrawn Availability at Closing. Agent shall have received evidence satisfactory to it that after giving effect to the making of the Initial Advances being made and/or issued hereunder and the payment of all closing costs associated therewith (regardless whether required to be paid on the Closing Date), Borrowers shall have Undrawn Availability of at least Six Million Dollars ($6,000,000) on the Closing Date;

          (u) Existing Revolver Lender Loans. The Existing Revolver Lenders shall have issued pay-off letters in respect of the Existing Revolver Lender Loans, in a form and substance reasonably satisfactory to Agent, pursuant to which the Existing Revolver Lenders shall have agreed to release all Existing Revolver Lender Liens upon receipt of full payment of the Existing Revolver Lender Loans on the Closing Date, other than the Existing Revolver Lenders' and Existing Revolver Agent's Lien on cash collateral provided in respect of letters of credit issued by an Existing Revolver Lender that will remain outstanding after the Closing Date;

          (v) Existing Term Lender Loans. The Existing Term Lenders shall have assigned the Existing Term Lender Loans and the Existing Term Lender Liens on real property located in the State of New York to the Term Loan Lenders pursuant to assignments in form and substance reasonably satisfactory to the Term Loan Agent.

          (w) Mortgages. Agent shall have received from each Borrower Mortgages with respect to all Real Property Collateral owned by such Borrower in fee simple as of the Closing Date, together with the following, each to be in form and substance satisfactory to Agent: (i) a mortgagee's title insurance policy (each a "Title Insurance Policy"), dated the Closing Date together with evidence that all premiums in respect of such Title Insurance Policy have been paid, which Title Insurance Policy shall (A) be in an amount reasonably satisfactory to Agent; (B) insure that the Mortgage insured thereunder creates a valid first Lien on the Real Property covered by such Mortgage free and clear of all Liens, defects and encumbrances (except those set forth in the Title Insurance Policy or otherwise reasonably acceptable to Lender); (C) name Agent as the insured party thereunder; (D) be in the form of ALTA Loan Policy 1970 (as amended) or other form approved by Agent, and (E) contain such endorsements and effective coverage as Agent may reasonably request; (ii) a physical survey containing maps or plats of the perimeter or boundaries of the Real Property covered by the Mortgage, certified to Agent and the title insurance company insuring such Mortgage, in a manner acceptable to each of them, dated a date satisfactory to Agent and such title insurance company (a "R.L.S."), by an independent professionally licensed land surveyor reasonably satisfactory to Agent and such title insurance company which survey shall indicate the following: (A) the locations on such site of all the buildings, structures and other improvements and the established building setback lines insofar as the foregoing affect the perimeter or boundary of such property; (B) the lines of streets abutting the site and width thereof; (C) all access and other easements appurtenant to the site or necessary or desirable to use the site; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the site or otherwise known to the surveyor, (E) any encroachments on any adjoining property by any building structures and improvements on the site, and (F) if the site is described as being on a filed map, a legend relating the survey to


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

said map, all in form reasonably satisfactory to Agent; together with certification from the R.L.S., reasonably satisfactory to Agent, as to the location of the Real Property covered by the Mortgage in any "special flood hazard" area within the meaning of the Federal Flood Disaster Protection Act of 1973; and (iii) opinions of local legal counsel to Borrowers in each State or other jurisdiction where the Mortgage is to be recorded, as to such Mortgage and such related matters as Agent may reasonably request.

          (x) Term Loans. Borrowers shall have consummated all transactions contemplated with the Term Loan Agent and the Term Loan Lenders substantially in accordance with the terms of the Term Loan Agreement as in effect on the Closing Date, and received the proceeds of the Term Loans.

          (y) Intercreditor Agreement. Agent and Term Loan Agent shall have executed and delivered the Intercreditor Agreement.

          (z) [Intentionally Omitted].

          (aa) Appraised Values. Agent shall have received current Appraisals, satisfactory to it, indicating that eighty percent (80%) of the appraised net orderly liquidation value of Borrower's manufacturing Equipment, net of any Excluded Equipment, equals at least the sum of the original principal amount of the Equipment Term Loan.

          (bb) Minimum EBITDA. Agent shall have received evidence satisfactory to it that the Borrowers had EBITDA of at least (x) Twelve Million Dollars ($12,000,000) for the twelve month period ended as of April 30, 2006 and (y) Four Million Dollars ($4,000,000) for the four month period ended as of April 30, 2006.

          (cc) IRS Form 8821. Each Borrower shall have executed and filed IRS Form 8821 with the appropriate office of the Internal Revenue Service

          (dd) Other Documents. Agent shall have received all Other Documents which Agent determines to be necessary to consummate the transactions contemplated to occur on or after the Closing Date pursuant to this Agreement, and all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated herein shall be satisfactory in form and substance to each Lender Party and its legal counsel.

     9.2. Conditions to Each Advance. The agreement of Lenders to make any Advance (including, without limitation, the Initial Advances) is subject to the satisfaction (as determined in the sole judgment of the Agent) of the following conditions precedent as of the date that such Advance is made:

          (a) Notice of Borrowing. Borrowing Representative shall have delivered to Agent a Notice of Borrowing in the form of Exhibit 2.2(a) hereto for the Advance executed by an authorized officer of Borrowing Representative, together with a completed Borrowing Base Certificate and relevant supporting documentation satisfactory to Agent, which shall constitute a representation and warranty by each Borrower as of the borrowing date of such Advance that the conditions contained in Sections 9.2(a) through (f) have been satisfied; provided, however, that


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

any determination as to whether to fund Advances or extensions of credit shall be made by Agent in its sole discretion;

          (b) Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement and any Other Document to which it is a party, and each of the representations and warranties of any Borrower contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any Other Document shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except to the extent that any of such representations or warranties specifically relate to an earlier date or became untrue by reason of events or conditions otherwise permitted to occur hereunder; and

          (c) No Default. No Event of Default or Default shall have occurred and be continuing on the Closing Date, or would occur and be continuing after giving effect to the consummation of the transactions contemplated hereby; provided, however, that Lenders, in their sole and absolute discretion, may continue to make Advances notwithstanding that a Default or Event of Default has occurred and is then continuing, and the making of such Advances shall not be deemed to constitute a waiver of any such Default or Event of Default.

          (d) Maximum Revolving Credit Advances. In the case of any Revolving Credit Advance or Letter of Credit requested to be made, after giving effect thereto, the aggregate Revolving Credit Advances and Letters of Credit shall not exceed the maximum amount of Advances permitted under Section 2.1 hereof; and

          (e) Maximum Letters of Credit. In the case of any Letters of Credit requested to be issued, after giving effect thereto, the aggregate face amount and reimbursement obligations outstanding in respect of Letters of Credit shall not exceed either (A) Letter of Credit Sub-Limit or (B) when aggregated with all then outstanding Revolving Credit Advances, the Maximum Revolving Credit Amount.

          (f) Material Adverse Effect. Except as disclosed in the Historical Financial Statements or in the Other Documents, there shall be no liabilities or obligations with respect to any Borrower of any nature whatsoever which, either individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect.

          (g) Fees and Expenses. Agent and each Lender shall have received all invoiced fees, charges and expenses payable to Agent or each Lender on or prior to such date pursuant to this Agreement or the Other Documents.

Each request for an Advance by Borrowers hereunder shall constitute a representation and warranty by Borrowers as of the date of such Advance that all conditions contained in this subsection shall have been satisfied.

X.   INFORMATION AS TO BORROWERS.

     Each Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:


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

     10.1. Disclosure of Material Matters. Promptly upon learning thereof, but in any event within five (5) Business Days thereafter, report to Agent all matters materially and adversely affecting the value, or collectibility of any portion of the Collateral in excess of the Materiality Threshold or the enforceability of Agent's Lien thereon, including, without limitation, any Borrower's reclamation or repossession of, or the return to any Borrower of, any material amount of goods, or day material amount of claims or disputes asserted by any Customer or other Obligor, to the extent Receivables are included in respect thereof are included in the Borrowing Base.

     10.2. Schedules. Deliver to Agent on or before the tenth (10th) day of each Fiscal Month as and for the prior Fiscal Month (a) Receivables agings, (b) accounts payable agings and (c) Inventory reports. In addition, each Borrower will deliver to Agent at such intervals as Agent may request: (i) confirmatory assignment schedules, (ii) copies of Customer's invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including, without limitation, trial balances and test verifications. Agent shall also have the right to confirm and verify all Receivables by any manner and through any medium it considers commercially advisable and do whatever it may deem commercially necessary to protect its interests hereunder. The items to be provided under this Section shall be in form satisfactory to Agent and executed by the Borrowing Representative and delivered to Agent from time to time solely for Agent's convenience in maintaining records of the Collateral, and any failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent's Lien with respect to the Collateral.

     10.3. Environmental Compliance Certificate. Furnish Agent, promptly at its request from time to time, but in any event within five (5) Business Days after Borrowers' receipt of such request, a certificate signed by a Designated Officer of Borrowing Representative stating that, to the best of Borrowing Representative's knowledge, each Borrower is in compliance in all Environmental Laws and laws relating to occupational safety and health. To the extent any Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Borrower will implement in order to achieve full compliance.

     10.4. Litigation. Promptly upon learning thereof, but in any event within five (5) Business Days thereafter, notify Agent in writing of: (i) any Commercial Tort Claim arising in a Borrower's favor subsequent to the Closing Date, or (ii) any litigation, suit or administrative proceeding affecting any Borrower, including, particularly, any Commercial Tort Claim, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

     10.5. Material Occurrences. Promptly upon learning thereof, but in any event within five (5) Business Days thereafter, notify Agent in writing of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail to present fairly in all material respects, in accordance with GAAP consistently applied, the consolidated financial condition or operating results of the Borrowers as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two (2) plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the


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

Code; (d) default by any Borrower in respect of any Indebtedness that exceeds the Materiality Threshold and could reasonably be expected to result in the acceleration of the maturity of such Indebtedness, other than the Obligations, together with the names and addresses of the holders of such Indebtedness and the amount of such Indebtedness; (e) the termination (or receipt of notice of pending termination) of any Material Agreement; and (f) any other development in the business or affairs of the Borrowers which could reasonably be expected to have a Material Adverse Effect; in each case, describing the nature thereof and the action that Borrowers propose to take with respect thereto.

     10.6. Government Receivables. Promptly upon learning thereof, but in any event within five (5) Business Days thereafter, if the aggregate outstanding amount of any of its Receivables that arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them, exceeds the Materiality Threshold.

     10.7. Annual Financial Statements. Furnish to Agent within one hundred
(100) days after the end of each Fiscal Year of Borrowers financial statements of Borrowers on a consolidated basis, including, but not limited to, statements of income and stockholders' equity and cash flow from the beginning of the current Fiscal Year to the end of such Fiscal Year and a balance sheet as at the end of such Fiscal Year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by Ernst & Young LLP or any other nationally recognized independent certified public accounting firm selected by Borrowers, but reasonably satisfactory to Agent (the "Accountants"). In addition, such financial statements shall be accompanied by a certificate of a Designated Officer of the Borrowing Representative, in substantially the form of Exhibit 10.7, that shall state that, based on an examination sufficient to permit Borrowing Representative to make an informed statement, no Default or Event of Default has occurred and is continuing, or, if such is not the case, specifying the nature of such Default or Event of Default, when it occurred, and the steps being taken by Borrowers with respect to such event, and such certificate shall have appended thereto calculations that set forth Borrowers' compliance with the Financial Covenants (herein, a "Compliance Certificate").

     10.8. Monthly Financial Statements. Furnish to Agent within fifty (50) days following the end of the first three (3) Fiscal Quarters of each Fiscal Year and within thirty (30) days following the end of each other Fiscal Month (except the last Fiscal Month of each Fiscal Year) an unaudited balance sheet of Borrowers on a consolidated basis and unaudited statements of income and stockholders' equity and cash flow of Borrowers on a consolidated basis reflecting results of operations from the beginning of the Fiscal Year to the end of such Fiscal Month and for such Fiscal Month, prepared on a basis consistent with prior practices but in accordance with GAAP (together with comparative reports for the corresponding period(s) in the prior Fiscal Year and Projections for the current Fiscal Year required under Section 10.8). The reports shall be accompanied by a Compliance Certificate of Borrowers signed by a Designated Officer of Borrowing Representative stating that, based on an examination sufficient to permit Borrowing Representative to make an informed statement, no Default or Event of Default has occurred and is continuing, or, if such is not the case, specifying the nature of such Default or Event of Default, when it occurred, and the steps being taken by Borrowers with respect to such event, and such certificate shall have appended thereto calculations that set forth Borrowers' compliance with the Financial Covenants.


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     10.9. Borrowing Base Certificate. Deliver to Agent (a) by the second
Business Day of each calendar week, a certificate of a Designated Officer of Borrowing Representative in such form as may be required or approved by Agent from time to time (a "Borrowing Base Certificate") setting forth the calculation of the Borrowing Base as of the last Business Day of the preceding calendar week, and shall be supplemented by a monthly reconciliation of the last Borrowing Base Certificate delivered during such Fiscal Month, to (a) the Inventory reports for such Fiscal Month delivered pursuant to Section 10.2, (b) the financial statements of Borrowers for such Fiscal Month delivered pursuant to Section 10.8, and (c) the last Borrowing Base Certificate delivered during the prior Fiscal Month, with each such reconciliation to be delivered concurrently with the delivery of the monthly financial statements pursuant to said Section 10.8, and to be in form reasonably satisfactory to Agent.

     10.10. Projections. Furnish to Agent, prior to the first day of each Fiscal Year, commencing with its first Fiscal Year beginning after the Closing Date, month-by-month projected financial statements of Borrowers on a consolidated basis for such Fiscal Year, including balance sheets, income statements, statements of cash flow, and calculations of projected Financial Covenant compliance (including projected amounts of all financial components used in determining compliance) for such month, with such projections to be accompanied by a certificate of the Borrowers signed by a Designated Officer of the Borrowing Representative to the effect that such projected financial statements were prepared by Borrowers in good faith based on assumptions believed by Borrowers to be reasonable at the time being made, it being understood that such projections are not to be viewed as facts and that actual results may differ from projections.

     10.11. Variances From Operating Budget. Furnish to Agent, concurrently with the delivery of the financial statements referred to in Section 10.8, a summary of all material variances from the projected financial statements submitted by Borrowers pursuant to Section 10.10.

     10.12. Notice of Adverse Events. Promptly upon learning thereof, but in any event within five (5) Business Days thereafter, furnish to Agent written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Authority or any other Person that is material to the operation of any Borrower's business, (ii) any refusal by any Governmental Authority or any other Person to renew or extend any such Consent; (iii) copies of any periodic or special reports filed by any Borrower with any Governmental Authority, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower, taken as a whole, or if copies thereof are requested by any Lender Party.

     10.13. ERISA Notices and Requests. Promptly upon learning thereof, but in any event within five (5) Business Days thereafter, furnish to Agent written notice in the event that (i) any Borrower or any member of the Controlled Group knows that an ERISA Event has occurred, together with a written statement describing such ERISA Event and the action, if any, that such Borrower or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement


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describing such transaction and the action that such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under
Section 401(a) of the Code, together with a copy of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with a copy of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

     10.14. Material Intellectual Property. Notify Agent promptly after, but in any event within five (5) Business Days thereafter, if, subsequent to the Closing Date, any Borrower applies for, or acquires, any Material Intellectual Property registered (or registrable) under applicable federal law, and execute and deliver to Agent, upon request, such security agreements in respect thereof as Agent may request to evidence, confirm or perfect Agent's Lien on and security interest in such Collateral.

     10.15. Public Reports. Furnish to Agent, promptly after, but in any event within five (5) Business Days after, the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (if any) filed by any Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to the owners of Borrowers' Equity Interests generally or to the holders of its Indebtedness (or any trustee, agent or to other representative therefor), as the case may be:

     10.16. Material Agreements. Furnish to Agent copies of: (i) all Material Agreements entered into subsequent to the Signing Date, promptly after, but in any event within five (5) Business Days after, the same become effective (or as otherwise provided herein); (ii) all material amendments, modifications, alterations or other changes to any Material Agreements promptly upon, but in any event within five (5) Business Days after, the same become effective (or as otherwise provided herein); (iii) any notices of default, termination, rescission or cancellation, or demands for payment made or received by any Borrower in respect of any Material Agreement, promptly after, but in any event within five (5) Business Days after, their receipt or delivery by such Borrower.


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     10.17. Additional Information. Furnish to Agent such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without limitation and without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower's opening or establishing of any new Collateral Location or any Borrower's closing of any existing Collateral Location, and (c) promptly upon any Borrower's learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts at any of its plants or other facilities, or the expiration (other than in accordance with its terms) of any labor contract to which any Borrower is a party or by which any Borrower is bound.

     10.18. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

XI.  EVENTS OF DEFAULT.

     The occurrence of any one or more of the following events shall constitute an "Event of Default":

     11.1. Obligations. (i) Failure by any Borrower to pay the principal amount of any Obligations when due, or (ii) failure by any Borrower to pay any Obligations consisting of interest and fees within two (2) Business Days after the date when due, or (iii) failure by Borrower to pay any other Obligations not described in clauses (i) or (ii) above within five (5) Business Days after the date when due; in each such case, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or any Other Document or by notice of intention to prepay, or by required prepayment;

     11.2. Misrepresentations. Any representation or warranty of any material fact, circumstance or condition made or deemed made by any Borrower in this Agreement or any Other Document or in any certificate, document or financial or other written statement furnished by any Borrower at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

     11.3. Financial Information. Failure by any Borrower to (i) furnish financial information when due or when requested pursuant hereto that is unremedied for a period of five (5) Business Days, or (ii) permit the inspection of its books or records by any Lender Party, when requested pursuant to Section 4.10;

     11.4. Liens. Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Borrower's property having a collateral value, as determined by Agent, of more than the Materiality Threshold that is not stayed or lifted within thirty (30) days (but not later than its being executed, however);

     11.5. Covenants. Either (i) except as otherwise provided in Section 11.3(i) above or clause (ii) of this Section 11.5, failure of any Borrower to perform, keep or observe any term,


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provision, condition, covenant herein contained, or contained in any Other
Document; or (ii) a failure of Borrowers to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 4.11, 6.3 or 6.4 hereof that is not cured within twenty (20) days from the occurrence of such failure;

     11.6. Judgments. Any judgment is rendered or judgment Lien is filed against any Borrower for an amount in excess of the Materiality Threshold which is not either satisfied, stayed or discharged of record within thirty (30) days of such rendering or filing (but not later than its being executed, however);

     11.7. Voluntary Bankruptcy. Any Borrower, any Subsidiary of any Borrower or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property,
(ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (vi) admit in writing its inability, or be generally unable, to pay its Indebtedness as it becomes due, (vii) file a petition seeking to take advantage of any other law providing for the relief of debtors, or (viii) take any action for the purpose of effecting any of the foregoing;

     11.8. Cessation of Business. Any Borrower shall cease operation of its business or commence the liquidation of such business; or any Borrower shall give notice to Agent of its intent to undertake either of the foregoing measures;

     11.9. Involuntary Bankruptcy. Any Borrower, any Subsidiary of a Borrower or any Guarantor shall acquiesce in, or fail to have dismissed within forty-five
(45) days, any petition filed against it in any involuntary case under any state or federal bankruptcy law (as now or hereafter in effect), or take any action for the purpose of effecting any of the foregoing;

     11.10. Material Adverse Change. Any change in any Borrower's condition or affairs (financial or otherwise) which in Agent's opinion has a Material Adverse Effect unless such Borrower remedies same to Agent's satisfaction within thirty
(30) days after the Borrowing Representative receives written notice thereof from Agent;

     11.11. Agent's Liens. Any Lien on any Collateral created hereunder or provided for hereby or under any Other Document ceases to be or is not a valid and perfected Lien having a first priority interest, except for any Permitted Encumbrance having Lien priority;

     11.12. Subordinated Debt. An event of default shall occur under or in respect of any Subordinated Debt that causes the acceleration of, or entitles the holder thereof to cause the acceleration of, any Subordinated Debt, or any payment is made or received in respect of any Subordinated Debt in violation of the subordination provisions thereof, the terms hereof or the terms of any Subordination Agreement made with respect thereto.

     11.13. Cross Default. Either: (i) any "Event of Default" (as defined herein) under the Term Loan Agreement shall occur and be continuing (unless waived in writing by the Term


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Loan Lenders); or (ii) any "Event of Default" (as defined therein) under the
Senior Subordinated Note Indenture shall occur and be continuing (unless waived in writing by the holders of the Senior Subordinated Notes); or (iii) any "Event of Default" (as defined therein) shall occur under the Junior Subordinated Notes shall occur and be continuing (unless waived in writing by the holders of the Junior Subordinated Notes); or (iv) a default of the obligations of any Borrower under any other Material Agreement which involves a monetary obligation in excess of the Materiality Threshold, whether individually or in the aggregate, shall occur, which default is not cured (or waived in writing) within any applicable grace period;

     11.14. Guaranty. Termination (except by its express terms) or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;

     11.15. Change of Control. Any Change of Control shall occur;

     11.16. Change of Management. Any Change of Management shall occur;

     11.17. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower, or any Borrower shall so claim in writing to Agent;

     11.18. Takings. (i) Any Governmental Authority shall revoke, terminate, suspend or adversely modify any license, permit, patent trademark or trade name of any Borrower, the continuation of which is material to the continuation of any Borrower's business; or (ii) any agreement that is necessary or material to the operation of any Borrower's business shall be suspended, revoked or terminated and not be reinstated or replaced by a substitute acceptable to Agent within thirty (30) days after the date of suspension, revocation or termination, and such suspension, revocation or termination without reinstatement or replacement would reasonably be expected to have a Material Adverse Effect;

     11.19. Seizures. Any portion of the Collateral in excess of the Materiality Threshold shall be seized or taken by a Governmental Authority, or any Borrower or the title and rights of any Borrower shall have become the subject matter of litigation which could reasonably be expected, in the opinion of Agent, upon final determination, to result in material impairment or loss of such Collateral;

     11.20. Cessation of Operations. Unless and except to the extent occurring in the ordinary course of Borrowers' business as conducted on the Closing Date, any material portion of the business operations of the Borrowers (considered as a whole) are interrupted at any time for more than ten (10) consecutive Business Days during any period of thirty (30) consecutive days, unless (i) such cessation of operations occurs in the ordinary course of Borrowers' business; e.g., an annual plant shut down for re-tooling or maintenance or (ii) the Borrowers shall (A) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to enable them to continue to operate their business in substantially the same manner as operated prior to such interruption and meet their obligations when due during such interruption and (B) receive the proceeds described in clause (A) preceding not later than thirty


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(30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (A) and (B) of this section, an Event of Default shall be deemed to have occurred if such interruption of operations continues for a period of more than one hundred eighty (180) consecutive days; or

     11.21. Plans. An event or condition specified in Section 7.12 or Section
10.13 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) that, in the judgment of Agent, could reasonably be expected to have a Material Adverse Effect.

     11.22. Criminal Charges. Any Borrower or any Designated Officer shall become the subject of a criminal indictment or investigation in respect of or pertaining to, the operation or conduct of a Borrower's business, its reporting of any financial data, its application for, or receipt of, any credit, its "laundering" of any funds or its non-payment (or underpayment) of any taxes or any other Charges, or shall admit its guilt or complicity in respect of any of the foregoing, or shall pay any fine or suffer any penalty in respect thereof (including as part of any plea bargain or similar arrangement).

XII. AGENT'S AND LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.

     12.1. Rights and Remedies. Upon and after the occurrence of an Event of Default pursuant to Sections 11.7, 11.8, 11.9 or 11.20, all Obligations shall be immediately due and payable and this Agreement and all Commitments shall be deemed terminated. During the existence of any other Event of Default not specified in the preceding sentence, at the option of Required Lenders, all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and all Commitments, and cease making Advances. Upon the occurrence of any Event of Default and during its continuation, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or in equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any Borrower's premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowers at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale


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thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of each Borrower's trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights that are used in connection with (a) Inventory for the purpose of disposing of such Inventory and
(b) Equipment for the purpose of completing the manufacture of Inventory. Notwithstanding anything in this Agreement to the contrary, the exercise by any Lender Party of any rights or remedies in respect of any Collateral, and the application of any proceeds thereof, shall be subject in all respects to the provisions of the Intercreditor Agreement.

     12.2. Application of Proceeds. The proceeds realized by Agent from the sale of any Collateral made pursuant to Section 12.1 hereof, shall, subject to the provisions of the Intercreditor Agreement, be applied as follows: (I) if the proceeds are realized from any Collateral (other than Equipment), first, to the costs, expenses and attorneys' fees and expenses actually incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to any fees then due to any Lender Party pursuant hereto or under any Other Document; third, to interest on the Obligations then accrued, but unpaid; fourth to furnish Agent cash Collateral in an amount not less than one hundred five percent (105%) of the aggregate undrawn amount of all Letters of Credit, such cash collateral arrangements to be in form and substance satisfactory to Agent; fifth, to the principal amount of any Revolving Credit Advances then outstanding; sixth, to the then outstanding principal amount of the Equipment Term Loan; and, lastly, to all other Obligations then outstanding; and (II) if the proceeds are realized from any Collateral consisting of Equipment, first, to the costs, expenses and attorneys' fees and expenses actually incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to any fees then due to any Lender Party pursuant hereto or under any Other Document; third, to interest on the Obligations then accrued, but unpaid; fourth to the then outstanding principal amount of the Equipment Term Loan; fifth, to furnish Agent cash Collateral in an amount not less than one hundred five percent (105%) of the aggregate undrawn amount of all Letters of Credit, such cash collateral arrangements to be in form and substance satisfactory to Agent; sixth, to the principal amount of any Revolving Credit Advances then outstanding; and, lastly, to all other Obligations then outstanding; provided, however, that Agent reserves the right to adjust the foregoing allocations as it sees fit from time to time, in its sole discretion, and apply (or re-apply, as the case may be) such proceeds to the Obligations in a different manner or order. If any deficiency shall arise, Borrowers shall remain liable to the Lender Parties therefor. If any surplus exists, such surplus shall be held by Agent as cash Collateral pending full payment and satisfaction of all Obligations and termination of this Agreement, after which any remainder shall be returned to the Borrowing Representative except as otherwise provided in the Intercreditor Agreement or is otherwise then required under applicable law.

     12.3. Agent's Discretion. After an Event of Default has occurred and while it is continuing, Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto, provided that such determination will not in any way modify or affect any Lender Party's rights hereunder.


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     12.4. Setoff.

          (a) Establishment of Right. In addition to any other rights which any Lender Party may have under applicable law, upon the occurrence of an Event of Default and during its continuation, each Lender Party shall have a right of setoff as to, and may apply, any Borrower's property held by it (actually or constructively) to reduce the Obligations, subject to the provisions of the Intercreditor Agreement; provided, however, that no Lender Party shall have any such right of setoff, appropriation or application against any Payroll Account. Each Lender Party agrees to notify the Borrowing Representative and the Agent after any such setoff and application is made by such Lender Party, provided that its failure to give such notice shall not affect the validity of such setoff and application.

          (b) Benefited Lender Parties. If any Lender Party (a "Benefited Party") shall at any time receive any payment of all or part of its Advances, or interest thereon, or other Obligations owing under this Agreement or the Other Documents or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 11.7 or Section 11.9 or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender Party, if any, in such Advances, or interest thereon, or other Obligations owing under this Agreement or the Other Documents, such Benefited Party shall purchase for cash from each affected Lender Party a participating interest in such portion of each such other Lender Party's Advances or other Obligations owing under this Agreement or Other Documents, or shall provide each Lender Party with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Parties to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lender Parties; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Party, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that each Lender Party so purchasing a portion of another Lender Party's Advances or other Obligations owing under this Agreement or the Other Documents may exercise all rights of payment (including, without limitation, but subject to the provisions of clause
(c) of this Section 12.4, rights of setoff) with respect to such portion purchased as fully as if such Lender Party were the direct holder thereof.

     12.5. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies of the Lender Parties is not intended to be exhaustive, and the exercise of any rights or remedies by the Lender Parties shall not preclude the exercise of any other right or remedies provided for herein or in any Other Document or otherwise provided by law from and after the occurrence of any Event of Default and during its continuation, all of which shall be cumulative and not alternative.

XIII. WAIVERS AND JUDICIAL PROCEEDINGS.

     13.1. Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended,


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Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

     13.2. Delay. No delay or omission on any Lender Party's part in exercising any right, remedy or option hereunder or under Other Documents shall operate as a waiver of such right, remedy or option or of any Default or Event of Default.

     13.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER DOCUMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT OR ANY RELATED TRANSACTIONS; IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT OR TORT OR OTHERWISE, AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIV. EFFECTIVE DATE AND TERMINATION.

     14.1. Term; And Early Termination Fee. This Agreement, which shall inure to the benefit of and shall be binding upon, the respective successors and permitted assigns of each Borrower and each Lender Party; shall become effective on the Signing Date, and shall continue in full force and effect until May 15, 2009 (the "Term") unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon thirty (30) days' prior written notice to Agent, contingent upon payment in full of the Obligations. In the event that the Obligations are repaid in full prior to the date immediately preceding the second anniversary of the Closing Date in connection with any such early termination (the date of such prepayment hereinafter referred to as the "Early Termination Date"), Borrowers shall pay to Agent for the benefit of the Lender Parties an early termination fee (the "Early Termination Fee"), as liquidated damages for the loss of the Lenders' bargain (and not as a penalty), in an amount equal to the product of (i) the greater of (A) the total Commitments being extended to Borrowers as of the Closing Date or (B) the total Commitments being extended to Borrowers as of the Early Termination Date, multiplied by (ii)
(A) two percent (2%), if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, or (B) one percent (1%), if the Early Termination Date occurs on or after the first anniversary of the Closing Date but on or before the date immediately preceding the second anniversary of the Closing Date.

     14.2. Termination. The termination of this Agreement shall not affect the rights of any Borrower or any Lender Party, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative


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until all transactions entered into, all rights or interests created hereby, and all of the Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent for the benefit of the Lender Parties hereunder and the financing statements filed in respect thereof shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers' Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been paid or performed in full after the termination of this Agreement or each Borrower has furnished the Lender Parties with an indemnification satisfactory to such parties with respect thereto. Accordingly, each Borrower waives any rights that it may have under the applicable provisions of the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to deliver such termination statements to the Borrowers, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full. Notwithstanding any other provision of this Agreement or any Other Document, no termination of this Agreement shall affect Agent's or any Lender's rights or any of the Obligations existing as of the effective date of such termination, and the provisions of this Agreement and the Other Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly paid in cash in full. The Liens granted to Agent hereunder and under the Other Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrowers' borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations have been fully performed and indefeasibly paid in full in cash.

XV.  REGARDING AGENT.

     15.1. Appointment. Each Lender Party hereby designates CapitalSource to act as Agent for such Lender Party under this Agreement and the Other Documents. Each Lender Party hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest and all fees, charges and collections received pursuant to this Agreement, for the ratable benefit of the Lender Parties, except the fees and other amounts payable to Agent set forth in
Section 3.5 and the Fee Letter. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Obligations), but may act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, which instructions shall be binding; provided, however, that Agent shall not be required to take any action that exposes Agent to liability or that is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto from the Lender Parties.


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     15.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent, nor any of its officers, directors, employees or agents, shall be
(i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by any of them under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder or under any Other Documents. Agent shall not be under any obligation to any Lender Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent with respect to the Advances shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, express or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or any Other Document, except as expressly set forth herein or therein.

     15.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent, each other Lender Party has made and shall continue to make
(i) its own independent investigation of the financial condition and affairs of each Borrower in connection with the making and carrying of the Advances or any other Obligations and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender Party with any credit or other information with respect thereto, whether coming into its possession before the making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender Party for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or for the financial condition of any Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default. Agent may resign on thirty (30) days' written notice to each of the Lenders and, upon such resignation, the Required Lenders will promptly designate a successor Agent. If no such successor Agent is appointed at the end of such thirty (30) day period, Agent may designate one of the existing Lenders as a successor Agent. Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor Agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent's resignation as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


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     15.4. Certain Rights of Agent. If Agent shall request instructions from
Lenders with respect to any act or action (including any failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender Party shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

     15.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

     15.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence, continuation or cessation of any Default or Event of Default unless Agent has received notice from a Lender Party or a Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a "notice of default" (or a notice in respect of the continuation or cessation thereof). In the event that Agent receives such a notice, Agent shall give notice thereof to all other Lender Parties. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders consistent with the terms of this Agreement and the Other Documents.

     15.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are then outstanding, according to its last Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided, however, that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the indemnified party's gross (not mere) negligence or willful misconduct.

     15.8. Agent in its Individual Capacity. As to that portion of the Advances made by Agent as a Lender, Agent shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties of Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties of Agent specified herein, and may accept fees and other consideration


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from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

     15.9. Delivery of Documents. To the extent Agent receives documents and information from any Borrower pursuant to Article X of this Agreement, Agent will promptly furnish such documents and information to the other Lender Parties.

     15.10. Borrowers' Undertaking to Agent. Without prejudice to their respective obligations to Lender Parties under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower's obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

     15.11. Documentation Agent, Etc. Agent shall have the continuing right, for purposes hereof, at any time from time to time to designate one or more Lender Parties (and/or its or their Affiliates) as "Co-Agent," "Collateral Agent," "Co-Documentation Agent," "Syndication Agent," "Arranger" or otherwise for purposes hereof, but such designations shall have no substantive effect, and the Lender Parties (or their Affiliates) so designated shall have no additional powers, duties or responsibilities as a result hereof. Further, no such Lender Party need be identified by such designation in any Other Document (including any amendment hereto or thereto) or execute this Agreement or any Other Document, using such designation.

     15.12. Collateral Matters. Agent is authorized on behalf of Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or this Agreement or any of the Other Documents that may be necessary or reasonably advisable to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to this Agreement of the Other Documents. Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion and without the necessity of any notice to or further consent from the Lenders, to release any Liens upon any Collateral (a) upon the repayment in full of the Obligations and termination of this Agreement and the Other Documents or as otherwise contemplated in this Agreement, including, without limitation, with respect to any Permitted PP&E Disposition; (b) constituting property in which Borrowers owned no interest at the time the Lien was granted or at any time thereafter; or (c) constituting property leased to Borrowers under a lease which has expired or been terminated in a transaction permitted under this Agreement. Upon request by Agent or Borrowers at any time, Lenders will confirm in writing Agent's authority to release any Liens upon particular types or items of Collateral pursuant to this Section 15.12. Upon receipt by Agent of any authorization from Lenders of Agent's authority to release any Liens upon particular types or items of Collateral, and upon at least 5 Business Days' prior written request by Borrowers, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of its Liens upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being


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released) upon all interests retained by the Agent for the benefit of the
Lenders, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

XVI. BORROWING REPRESENTATIVE.

     16.1. Borrowing Representative Provisions. If and to the extent that at any time or from time to time there are multiple Borrowers, then:

          (a) Each Borrower acknowledges that it together with each other Borrower make up a related organization of various entities constituting a single economic and business enterprise and sharing a substantial identity of interests such that, without limitation, Borrowers render services to or for the benefit of each other, purchase or sell and supply goods to or for the benefit of each other, make loans or advances and provide other financial accommodations to or for the benefit of each other (including the payment of creditors and guarantees of Indebtedness), provide administrative, marketing, payroll and management services to or for the benefit of each other; have centralized accounting, common officers and directors. Accordingly, and without limitation, any credit or other financial accommodation extended to any one Borrower pursuant hereto will result in direct and substantial economic benefit to each other Borrower, and each Borrower will likewise benefit from the economic benefit to each other Borrower, and consequently, the Borrowers, as a group, applying for credit and other financial accommodations pursuant hereto on a collective basis.

          (b) Each Borrower hereby irrevocably designates Borrowing Representative to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Representative.

          (c) The handling of this credit facility as a co-borrowing facility with a Borrowing Representative in the manner set forth in this Agreement is solely an accommodation to Borrowers and at their specific request. No Lender Party shall incur any liability to Borrowers as a result thereof. To induce each Lender Party to do so and in consideration thereof, each Borrower hereby indemnifies each Lender Party and holds each Lender Party harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against such Lender Party by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent, any Lender or any other Lender Party on any request or instruction from Borrowing Representative or any other action taken by Agent, any Lender or any other Lender Party with respect to this Section except due to willful misconduct or gross (not mere) negligence by the indemnified party.

          (d) All Obligations shall be joint and several liabilities of Borrowers. Each Borrower cross-guarantees the full payment and performance hereunder and under the Other Documents by the other Borrower of its Obligations, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extension, renewal or forbearance granted by any Lender Party to any Borrower, the failure any Lender Party to give


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any Borrower notice of borrowing or any other notice, any failure of any Lender
Party to pursue or preserve its rights against any Borrower, the release by any Lender Party of any Borrower or any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by any Lender Party to the other Borrowers or any Collateral for such Borrower's Obligations or the lack thereof.

     16.2. Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers' property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVII. MISCELLANEOUS.

     17.1. GOVERNING LAW. THIS AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, EACH OTHER DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLIED TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK. ANY JUDICIAL PROCEEDING BROUGHT BY OR AGAINST ANY BORROWER WITH RESPECT TO ANY OF THE OBLIGATIONS, THIS AGREEMENT OR ANY OTHER DOCUMENT OR ANY RELATED TRANSACTION MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE CITY AND STATE OF NEW YORK, UNITED STATES OF AMERICA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO BORROWING REPRESENTATIVE AT ITS ADDRESS SET FORTH IN SECTION 17.6 AND SERVICE SO MADE SHALL BE DEEMED COMPLETED FIVE (5) BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAILS OF THE UNITED STATES OF AMERICA; PROVIDED, HOWEVER, IF BORROWING REPRESENTATIVE CEASES TO HAVE AN ADDRESS IN NEW YORK, NEW YORK AS ITS NOTICE ADDRESS PURSUANT TO SECTION 17.6, THEN, AT ANY LENDER PARTY'S OPTION, BY SERVICE UPON THE CORPORATION SERVICE COMPANY (OR ANY SUCCESSOR OR REPLACEMENT AGENT FOR SERVICE WITH AN OFFICE IN NEW YORK, NEW YORK SELECTED BY SUCH LENDER PARTY), WHICH EACH BORROWER HEREBY APPOINTS AS ITS AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICE IN THE STATE OF NEW YORK UNDER SUCH CIRCUMSTANCE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR LIMIT THE


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RIGHT OF ANY LENDER PARTY TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE
COURTS OF ANY OTHER JURISDICTION. EACH BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST ANY LENDER PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER DOCUMENT, SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT LOCATED IN THE CITY OF NEW YORK, STATE OF NEW YORK OR IN THE COURTS OF ANY OTHER JURISDICTION IN WHICH ANY LENDER PARTY HAS BROUGHT A PROCEEDING AGAINST ANY BORROWER IN RESPECT HEREOF THAT IS THEN PENDING.

     17.2. Entire Understanding.

          (a) This Agreement and the Other Documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, including any in respect of the Existing Term Lender Loans and Existing Term Lender Liens. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by the respective officers of the party making such promises, representations, warranties, or guarantees. Neither this Agreement nor any Other Document nor any portion or provisions hereof or thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any Other Document.

          (b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this subsection, from time to time enter into written supplemental agreements to this Agreement or the Other Documents for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent, or Borrowers hereunder or thereunder or the conditions, provisions or terms hereof or thereof, or waiving any Event of Default, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders: (i) increase the Commitment or Commitment Percentage of any Lender; (ii) increase the Maximum Revolving Credit Amount; (iii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement;
(iv) alter the definition of the term "Required Lenders" or alter, amend or modify this Section 17.2(b); (v) release during any calendar year any Collateral (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of the Materiality Threshold; (vi) increase any Advance Rate above the Advance Rates in effect on the Closing Date or (vii) decrease or eliminate the Borrowing Reserve. No supplemental agreement shall, without the consent of


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Agent, change the rights and duties of Agent. Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver of any Event of Default, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default that was waived), or impair any right or remedy arising therefrom.

          (c) In the event that Agent requests the consent of a Lender pursuant to this Section and such consent is denied, then CapitalSource may, at its option, require such Lender to assign its interest in the Advances to CapitalSource or to another Lender or to any other Person designated by the Agent (the "Designated Lender"), for a price equal to the then outstanding principal amount of that portion of the Advances owing to such Lender plus accrued and unpaid interest thereon and any fees then due such Lender (excluding any Early Termination Fee), which interest and fees shall be paid when collected from Borrowers. In the event CapitalSource elects to require any Lender to assign its interest to CapitalSource or to the Designated Lender, CapitalSource will so notify such Lender in writing within forty-five (45) days following such Lender's denial, and such Lender will assign its interest to CapitalSource or the Designated Lender no later than five (5) Business Days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, CapitalSource or the Designated Lender, as appropriate, and Agent.

     17.3. Successors and Assigns; Participations; New Lenders.

          (a) This Agreement shall be binding upon and inure to the benefit of Borrowers, each Lender Party, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

          (b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to one or more Participants. In the event of a sale by a Lender of a participating interest to a Participant,
(a) such Lender's obligations hereunder and under the Other Documents shall remain unchanged for all purposes, (b) the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder and under the Other Documents, and (c) all amounts payable by Borrowers hereunder and under the Other Documents shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 17.2(b) expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement that such Lender enters into with any Participant. Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the same right of setoff pursuant to
Section 12.4 hereof in respect to its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to


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it as a Lender under this Agreement; provided, however, that such right of setoff shall be subject to the provisions of Section 12.4 hereof and each Participant shall be obligated to share with the Lenders, and the Lenders agree to share with each Participant as provided in Section 12.4 hereof. Each Participant may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of the Advances in which a participation has been purchased by it as fully as if such Participant were the direct holder thereof, provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in the Advances to such Participant had such Lender retained such interest in the Advances, and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same portion of the Advances to both such Lender and such Participant.

          (c) Any Lender may sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to any Lender, any Affiliate of any Lender or an Approved Fund or, subject to subsection (d) below, with the consent (which shall not be unreasonably withheld, conditioned or delayed) of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers (reasonable grounds for withholding consent to include an assignee who would subject the Borrowers to the payment of materially greater costs of the types described in Sections 3.6 and 3.7 than Borrowers are otherwise then subject to paying) to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make or carry all or a portion of the Advances (each a "Purchasing Lender"), in minimum amounts of not less than Five Million Dollars ($5,000,000), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Borrowers' consent (if required) to any such sale, assignment or transfer shall be presumed unless Borrowers object thereto in writing, with reasonable detail for such objection included therein, within three (3) Business Days after Borrowing Representative receives a written request for such consent. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a notation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing, including, if requested by any Lender, the execution and delivery of one or more promissory notes in replacement of one or more existing Notes. As used herein, Approved Fund" shall mean any (i) investment company, hedge fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in


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

commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) that temporarily warehouses loans for any Lender or any entity described in the preceding clause
(i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

          (d) Nothing contained herein shall limit in any way the right of any Lender (without notice to, or consent of, the Agent or any Borrower) to assign all or a portion of the Loans owing to it from time to time to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System any Operating Circular issued by such Federal Reserve Bank, or (ii) to any other Person to whom such Lender is indebted from time to time (including, but not limited to, under any warehousing, securitization or overnight repurchase facility), as collateral security in respect thereof (such Persons described in clauses (i) and (ii) above herein called "Lender Pledgees"), but, no such assignment shall release the assigning Lender from its obligations hereunder.

          (e) Agent shall maintain at its address set forth in Section 17.6 hereof a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the owners of the Advances from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of that portion of the Advances recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of not less than Three Thousand Five Hundred Dollars ($3,500) payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender, unless waived in writing by Agent.

          (f) Borrowers authorize each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender's possession concerning Borrowers which has been delivered to such Lender by or on behalf of Borrowers pursuant to this Agreement or in connection with such Lender's credit evaluation of Borrowers.

          (g) If, pursuant to this Section, any interest in this Agreement or any portion of the Advances or any Note is transferred to any transferee that is organized under the laws of any jurisdiction other than the United States of America or any State thereof, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Agent and the Borrowers) that, under applicable law and treaties, no taxes will be required to be withheld by the Agent, the Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the Advances or Notes transferred, (ii) to furnish to the transferor Lender (and, in the case of any Purchasing Lender, the Agent and the Borrowers) two duly completed and signed copies of either U.S. Internal Revenue Service Form W-8 BEN or U.S. Internal Revenue Service Form W-8 ECI, or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities (wherein such transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the transferor Lender, the Agent and the Borrowers) to provide the transferor Lender (and, in the case of any Purchasing Lender, the Agent and the Borrower) new forms as contemplated hereby upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

     17.4. Application of Payments. Subject to Section 2.12 and Section 12.2, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower's benefit, that are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause of action, then, to such extent, the Obligations or part thereof intended to be satisfied shall be reinstated and continue as if such payment or proceeds had not been received by Agent or such Lender.

     17.5. Indemnity. Each Borrower jointly and severally shall indemnify Agent, each Lender, their respective Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the "Indemnified Persons") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and in-house legal documentation, diligence fees and expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, this Agreement or any Other Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). If any Indemnified Person uses in-house counsel to provide legal services for which any Borrower is responsible to pay or indemnify, each Borrower expressly agrees that its indemnification obligations include the allocable costs of such in-house counsel. Agent and each Lender agrees to give Borrowing Representative reasonable notice of any event of which Agent or such Lender becomes aware for which indemnification may be required under this
Section 17.5, and Agent or such Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrowing Representative's consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an "Insured Event"), Agent and each Lender agrees not to exercise its right to select counsel to defend the event if that


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

would cause any Borrower's insurer to deny coverage; provided, however, that Agent and each Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Agent or any Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Borrower has paid to Lender pursuant to the indemnity set forth in this Section 17.5, then Agent or such Lender shall promptly pay to such Borrower the amount of such recovery.

     17.6. Notice. Any notice or request hereunder or under Other Documents may be given to any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by (a) hand delivery, (b) a nationally recognized overnight courier, (c) registered or certified mail, return receipt requested, or (d) telecopy to the number set forth below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or five (5) Business Days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below (or to such other number as has been furnished by a party to the others by like notice) or in any Commitment Transfer Supplement; with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below (or at such other address as has been furnished in writing by a party to the others by like notice):

          (A)  If to Agent or to
               CapitalSource as Lender at: CapitalSource Finance LLC
                                           4445 Willard Avenue
                                           12th Floor
                                           Chevy Chase, Maryland 20815
                                           Attention: Portfolio Manager/Business
                                           Credit Services
                                           Telecopier: (301) 841-2889
                                           E-mail: _____________________________

               with a copy to:             Hahn & Hessen LLP
                                           488 Madison Avenue
                                           New York, New York 10022
                                           Attention: Daniel D. Batterman, Esq.
                                           Telecopier: (212) 478-7400
                                           E-mail: dbatterman@hahnhessen.com

          (B) If to a Lender other than Agent or CapitalSource, as specified on the signature pages hereof


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

          (C)  If to Borrowing
               Representative or any
               Borrower, at:               Lexington Precision Corporation
                                           40 East 52nd Street, FL 20
                                           New York, NY 10022-5911
                                           Attention: President
                                           Telecopier: (212) 319-4659
                                           E-mail: wdelano@lexp.com

               with a copy to:             Nixon Peabody LLP
                                           437 Madison Avenue
                                           New York, NY 10022
                                           Attention: Lauren E. Wiesenberg, Esq.
                                           Telecopier: (866) 947-2363
                                           E-mail: lwiesenberg@nixonpeabody.com

     17.7. Survival. The obligations of Borrowers under Sections 2.2(e), 2.7(f), 3.9, 3.10, 4.18(h), 17.5 and 17.9 shall survive any termination of this Agreement and the Other Documents and payment in full of the Obligations.

     17.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

     17.9. Expenses. All costs and expenses incurred by Agent and/or its Affiliates (and each Lender, with respect to expenses incurred during any period that an Event of Default exists) including, without limitation, all costs and expenses, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), reasonable attorneys' fees and disbursements incurred by Agent (or any Lender with respect to expenses incurred during any period that an Event of Default exists): (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents, and/or any related agreements, documents or instruments, (c) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document, and/or any related agreement, document or instrument; or (d) arising in any way out of the administration of the Obligations or the Loan Documents, or the taking or refraining from taking by Agent or any Lender of any action requested by any Borrower or (e) in instituting, maintaining, preserving, enforcing and foreclosing on Agent's security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (f) in defending or prosecuting any actions or proceedings arising out of or relating to Agent's transactions with any Borrower, or (g) in connection with any advice given to Agent with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrowers' Account and shall be part of the Obligations. If Agent or any of its Affiliates uses in-house counsel to provide legal services under this


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

Agreement or any Other Document for which Borrowers are responsible to pay or indemnify, each Borrower expressly agrees that its Obligations include the reasonable allocable costs of such in-house counsel.

     17.10. Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; and, accordingly, Agent, if Agent so requests, shall, to the extent permitted by applicable law, be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

     17.11. Consequential Damages. No Lender Party, nor any agent or attorney for it, shall be liable to any Borrower, nor shall any Borrower, or any agent of attorney for it, be liable to any Lender Party, for consequential damages arising from any breach of contract, tort or other wrong relating to the execution, delivery or performance under this Agreement or any Other Document, the establishment, administration or collection of the Obligations or any related transaction.

     17.12. Captions. The captions at various places in this Agreement and any Other Document are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement or any Other Document.

     17.13. Counterparts; Telecopied Signatures. This Agreement and each Other Document may be executed in any number of separate counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or by e-mail transmission of an adobe file format document (also known as a PDF file) or similar file format shall be deemed to be an original signature hereto and each party agrees that it will be bound by its own facsimile signature or signature sent by e-mail transmission of an adobe file format document (also known as a PDF file) or similar file format and that it accepts the facsimile signature or signature by e-mail transmission of an adobe file format document (also known as a PDF file) or similar file format of each other party.

     17.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and each Other Document and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement and each Other Document or any amendments, schedules or exhibits thereto.

     17.15. Confidentiality. Each Lender Party shall hold all non-public information obtained by it pursuant to the requirements of this Agreement and each Other Document in accordance with such Lender Party's customary procedures for handling confidential information of this nature; provided, however, that each Lender Party may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel, rating agencies, collateral agents and other professional advisors, (b) to any Lender Party or to any prospective Lender Party, so long as such Lender Party or prospective Lender Party shall have been instructed in writing, and by acceptance of the information be deemed to have agreed, to treat such information as confidential in accordance with this Section 17.15, (c) to the Term Loan Agent and the Term


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

Lenders subject to the terms of the Intercreditor Agreement, and (d) as required by any Governmental Authority or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law or court order, each Lender Party shall use its best efforts prior to disclosure thereof, to notify the Borrowing Representative of the applicable request for disclosure of such non-public information (A) by a Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Authority) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender, or any other Lender Party be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of any Lender Party in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

     17.16. Publicity. Each Borrower hereby authorizes each Lender Party to make appropriate announcements of any financial arrangement entered into pursuant hereto, including, without limitation, announcements that are commonly known as "tombstones" in such publications and to such selected parties as such Lender Party shall deem appropriate, after consultation with Borrowing Representative. Without limiting the foregoing, Borrowers authorize each Lender Party to utilize any logo or other distinctive symbol associated with the Borrowers in connection with any such announcement or any other promotion, advertising or marketing undertaken by it, after consultation with Borrowing Representative. In no event, however, shall any Borrower use the name of any Lender Party or any logo or distinctive symbol associated with any of them, unless, as appropriate, such Lender Party has given its prior written consent thereto.

     17.17. Survival of Representations and Warranties. All representations and warranties of each Borrower contained in this Agreement and the Other Documents shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

     17.18. Destruction of Invoices. Borrowing Representative hereby authorizes and directs Agent, each Lender and each other Lender Party in accordance with its standard document retention policies in such regard to destroy all invoices, financial statements and other data provided from time to time by Borrowers pursuant hereto.

     17.19. Time. Time is of the essence in this Agreement and each Other Document.

     17.20. Release. Notwithstanding any other provision of this Agreement or any Other Document, each Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the "Releasing Parties"), hereby fully and completely releases and forever discharges the Indemnified Persons and any other Person or Insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Persons, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Persons, the "Released Parties"), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the Closing Date. Each Borrower acknowledges that the foregoing release is a material inducement to Agent's and each Lender's decision to extend to Borrowers the financial accommodations hereunder and has been relied upon by Agent and each Lender in agreeing to make the Advances.

     17.21. Patriot Act. The USA Patriot Act presently requires each Lender Party to obtain, verify and record information that identifies each Person that opens an account or applies for a loan or lease. Borrowers agree to cooperate with each Lender Party in maintaining compliance with such law on an ongoing basis. In addition to the foregoing, each Lender Party that is not incorporated under the Laws of the United States of America or a State thereof (and is not exempted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or a foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) at such other times as are required under the USA Patriot Act.


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

     IN WITNESS WHEREOF each of the parties hereto has signed this Agreement as of the day and year first above written.

                                        "BORROWERS"

                                        LEXINGTON PRECISION CORPORATION


                                        By: /s/ Michael A. Lubin
                                            ------------------------------------
                                        Name: Michael A. Lubin
                                        Title: Chairman of the Board


                                        LEXINGTON RUBBER GROUP, INC.


                                        By: /s/ Michael A. Lubin
                                            ------------------------------------
                                        Name: Michael A. Lubin
                                        Title: Chairman of the Board

                [SIGNATURE PAGE TO CREDIT AND SECURITY AGREEMENT]

                                      CAPITALSOURCE FINANCE LLC,
                                      as Agent and a Lender


                                      By: /s/ Stephen M. Klein
                                          ------------------------------------
                                      Name: Stephen M. Klein
                                      Title: Managing Director Business Credit
                                             Group

                                      Commitment Amount:

                                      Revolving Credit Commitment:    $8,750,000
                                      Equipment Term Loan Commitment: $6,250,000
                                      Commitment Percentage:          50%


                                      WEBSTER BUSINESS CREDIT CORPORATION,
                                      as a Lender


                                      By: /s/ Deborah Kos-Harmon
                                          ------------------------------------
                                      Name: Deborah Kos-Harmon
                                      Title: Vice President

                                      Commitment Amount:

                                      Revolving Credit Commitment:    $8,750,000
                                      Equipment Term Loan Commitment: $6,250,000
                                      Commitment Percentage:          50%

                [SIGNATURE PAGE TO CREDIT AND SECURITY AGREEMENT]

                     List of Annexes, Exhibits and Schedules

Annexes

Annex One          Definitions

Exhibits

Exhibit 2.2(a)     Notice of Borrowing
Exhibit 9.1(c)     Secretary's Certificate
Exhibit 9.1(s)     Closing Certificate
Exhibit 10.7       Compliance Certificate
Exhibit 17.3       Commitment Transfer Supplement

Schedules

Schedule 4.5       Equipment and Inventory Locations
Schedule 4.14(c)   Location of Executive Offices
Schedule 4.16      Excluded Equipment
Schedule 5.2       Organizational Data and Numbers; Qualifications
Schedule 5.3       Tax Matters
Schedule 5.5       Prior Names
Schedule 5.6       OSHA and Environmental Compliance
Schedule 5.8       Litigation
Schedule 5.9       Indebtedness
Schedule 5.11      Plans
Schedule 5.12      Material Intellectual Property
Schedule 5.14      Defaulted Indebtedness
Schedule 5.17      Labor Contracts
Schedule 5.24      Real Property
Schedule 5.25      Deposit Accounts
Schedule 6.8       Post Closing Matters
Schedule 7.2       Permitted Encumbrances
Schedule 7.4       Loans and Investments

                                    ANNEX ONE

                                   DEFINITIONS

This Annex One is incorporated by reference into, and constitutes an integral part of, the Credit and Security Agreement, dated as of May 31, 2006 (the "Credit Agreement"), made among LEXINGTON PRECISION CORPORATION and LEXINGTON RUBBER GROUP, INC., as Borrowers; the Lenders identified therein as parties thereto; CAPITALSOURCE FINANCE LLC, as a Lender, Co-Documentation Agent and as Agent for all Lenders; and WEBSTER BUSINESS CREDIT CORPORATION, as a Lender and Co-Documentation Agent. The following terms shall have the following meanings as and when used in the Credit Agreement and the Other Documents. References in such defined terms to "this Agreement," "hereof," "hereto" or the like, shall mean and refer to the Credit Agreement.

          "Accountants" shall have the meaning set forth in Section 10.7 hereof.

          "Advances" shall mean and include any loans, advances or other financial accommodations made under, pursuant to, or in connection with this Agreement or any Other Document, including, particularly the Equipment Term Loan, the Revolving Credit Advances and any Letters of Credit.

          "Affiliate," of any Person, shall mean (a) any Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with such Person, or (b) any Person who is a shareholder, director or officer
(i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.

          "Agent" shall have the meaning set forth in the preamble to this Agreement; and shall include the successors and assigns of any such Person.

          "Agreement" shall have the meaning set forth in the preamble to this Agreement.

          "Applicable Advance Rate" - see "Borrowing Base" definition.

          "Applicable Rate" shall mean (i) with respect to Revolving Credit Advances, the Revolving Credit Interest Rate and (ii) with respect to the Equipment Term Loan, the Equipment Term Loan Interest Rate.

          "Application Date" shall have the meaning given to such term in
Section 4.14(h).

          "Appraisal" shall mean an appraisal, conducted at Borrowers' expense, by an independent appraiser selected by, or acceptable to, Agent of the Borrowers' Equipment using a form, scope and methodology selected by, or acceptable to, Agent.

          "Approved Fund" shall have the meaning given to such term in Section 17.3(c).

          "Automated Letter of Credit Agreement" shall have the meaning given to such term in Section 2.7.

          "Availability Reserves" - see "Borrowing Base" definition.

          "Bank Product Obligations" shall mean, collectively, all amounts owed by Borrowers to any Lender Party in respect of (i) any cash management service, including through the use of any Lockbox Account or Blocked Account, (ii) any Hedge Contract, (iii) any derivative product or (iv) any other bank product or service; in each case, provided by any Lender Party to any Borrower from time to time in connection with this Agreement or the transactions contemplated hereby.

          "Blocked Account" shall mean any Deposit Account that is the subject of a Blocked Account Agreement.

          "Blocked Account Agreement" shall mean an agreement among Borrowers, Agent and a Blocked Account Bank, in form and substance reasonably satisfactory to Agent, in respect of a Deposit Account pursuant to which the Blocked Account Bank shall acknowledge the existence and priority of the Lien of Agent on such Deposit Account and all funds on deposit in the Blocked Account, subject to the provisions of the Intercreditor Agreement, and agree to remit collected funds on deposit in a Blocked Account to the Concentration Account on a daily basis, or, in the case of any Controlled Disbursement Account, upon receipt of notice from Agent, which notice Agent shall not deliver unless a Default or Event of Default has occurred and is continuing. The First Merit Blocked Account Agreement shall constitute a Blocked Account Agreement.

          "Blocked Account Bank" shall mean a bank at which any Blocked Account exists.

          "Borrower" and "Borrowers" shall have the meanings set forth in the preamble to this Agreement; and shall extend to all permitted successors and assigns of such Persons.

          "Borrowers on a consolidated basis" (or words of similar import) shall mean, as appropriate, the consolidation in accordance with GAAP of the accounts of Borrowers and their respective Subsidiaries (if any).

          "Borrowers' Account" shall have the meaning set forth in Section 2.6.

          "Borrowing Base" shall mean the sum of the following: (i) the product of the Applicable Advance Rate times the Value of all Eligible Receivables; plus
(ii) the lesser of (A) the Eligible Inventory Sublimit, or (B) the product of the Applicable Advance Rate times the Value of All Eligible Inventory; minus
(iii) all Availability Reserves; provided, however, that if as of such date the most recent Borrowing Base Certificate is of a date more than four (4) Business Days before or after such date, the Borrowing Base shall be determined by Agent in its sole discretion. Where:

          "Applicable Advance Rate" shall mean: (i) eighty-five percent (85%), in respect of Eligible Receivables, and (ii) sixty-five percent (65%) of its Value, in respect of Eligible Inventory; or, in each case, such higher (subject to the limits set forth in Section 17.2) or lower percentage amount as Agent, in its Credit Judgment, may elect from time to time upon giving at least five (5) Business Days advance notice to the Borrowing Representative.

          "Availability Reserves" shall mean such reserves as Agent, in its Credit Judgment, may elect to impose from time to time in respect of borrowing availability. "Availability Reserves" may include, but shall not be limited to: (i) reserves in respect of Obligations due, or becoming due, to assure the payment thereof; (ii) reserves in respect of payments owing to landlords and warehouse operators on whose premises Eligible Inventory is or may be located, or processors finishers or other bailees in the possession from time to time of Eligible Inventory, to assure the payment thereof; (iii) reserves in respect of Charges due or becoming due, to the assure the payment thereof; (iv) reserves in respect of dilution of Receivables in excess of amounts existing on the Closing Date; (v) the Restricted Payment Reserve; and (vi) the Borrowing Reserve.

          "Eligible Inventory" shall mean and include, with respect to each Borrower, Inventory consisting of Raw Materials, Work-in-Process and Finished Goods owned by, and in the possession of a Borrower, located in the United States of America, that Agent, in its Credit Judgment, shall determine to be Eligible Inventory from time to time. Without limitation, Inventory shall not be deemed Eligible Inventory unless such Inventory is subject to Agent's first priority perfected security interest and no other Lien (other than Permitted Encumbrances). In addition, no Inventory shall be Eligible Inventory if: (a) it consists of "hot goods" or otherwise does not conform in any material respect to any standards imposed by any governmental agency, division or department that has regulatory authority over such Inventory or its use, sale or distribution, including the Department of Labor; (b) it consists of display items, showroom samples, "seconds," packaging, shipping materials, supplies or catalysts; (c) it constitutes Inventory in-transit to or from a Borrower (while in-transit) unless and except to the extent that Borrower has fully complied with
     Section 4.2(b) in regard thereto; (d) it is subject to any licensing or similar contractual arrangement limiting, conditioning or otherwise restricting the resale thereof by a Borrower or by Agent as its attorney-in-fact (unless Agent is party to an agreement with such licensor waiving or modifying such restrictions in a manner satisfactory to Agent, in its Credit Judgment); (e) any covenant, representation or warranty contained herein or in any Other Document with respect to such Inventory has been breached; (f) it is obsolete, unsaleable, shop-worn, damaged, defective, slow-moving or otherwise unmerchantable; (g) it has been consigned to a Borrower or by a Borrower to any third party for sale; provided, however, that Inventory of Borrowers consigned to General Cable Industries, Inc. ("GCI") shall not be declared ineligible merely because of its consignment if and so long as (i) GCI has executed and delivered in Agent's favor a consignee's acknowledgment, in form and substance reasonably satisfactory to Agent, if requested to do so by Agent and (ii) Borrowers shall have filed a UCC financing statement ("consignment notice") naming GCI as debtor/consignee, and assigned such financing statement to Agent; (h) it is not subject to a perpetual inventory reporting system acceptable to Agent in its Credit Judgment; (i) it is in the possession or control of any processor, finisher or other third party or is otherwise situated at any public or private warehouse or upon any leased property unless such processor, finisher, warehouse operator, landlord or other third party has waived any lien or claim thereon, in a manner satisfactory to Agent; provided, however, that Agent may instead, in its Credit

     Judgment, permit such Inventory to be Eligible Inventory and impose Availability Reserves against the value of such Inventory (the amounts and duration of which shall be in Agent's Credit Judgment); (j) it consists of or contains any Hazardous Substances; (k) it is not covered by casualty insurance maintained as required under Section 4.11; or (l) it is not otherwise satisfactory to Agent in the exercise of its Credit Judgment.

          "Eligible Inventory Sublimit" shall mean, at any time, the lesser of
     (x) $8,500,000 or (y) 60% of the product of the Applicable Advance Rate times the Value of all Eligible Receivables.

          "Eligible Receivables" shall mean and include, with respect to each Borrower, each Receivable of such Borrower arising in the ordinary course of such Borrower's business that Agent, in its Credit Judgment, shall determine to be an Eligible Receivable from time to time. Without limitation, a Receivable shall not be deemed an Eligible Receivable unless such Receivable is subject to Agent's first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent in its Credit Judgment. In addition, no Receivable shall be an Eligible Receivable if: (a) it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower; (b) it is due or unpaid more than sixty (60) days after the original due date, or more than ninety (90) days from the original invoice date; (c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder as a result of the application thereto of clause (b) above; (d) the Receivables of any one Customer (or group of Affiliated Customers), and its Affiliates exceeds fifteen percent (15%) of otherwise then Eligible Receivables, to the extent of such excess; (e) any covenant, representation or warranty contained herein or in any Other Document with respect to such Receivable has been breached; (f) except in the case of post-petition Receivables of Delphi Corporation and its Affiliates, the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or
     (viii) take any action for the purpose of effecting any of the foregoing;
     (g) the sale is to a Customer outside the continental United States of America, unless and except to the extent that either (i) the sale is on letter of credit, guaranty or acceptance terms acceptable to Agent in its Credit Judgment, or (ii) payment of such Receivable is insured under a foreign credit insurance policy acceptable to Agent in its Credit Judgment or (iii) the Customer is a multi-national company with an "investment grade" credit rating and with offices in the United States of America; or
     (iv) the Receivable is otherwise acceptable to Agent in its Credit Judgment; (h) the sale to the Customer is on a "bill-and-hold", "guaranteed sale", "sale-or-return", "sale on approval", "consignment sale" or any other repurchase or return basis or is in respect of a "COD" or "CBD" sale, or is evidenced by an instrument or chattel paper; (i) Agent believes, in its Credit Judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer's financial inability to pay; (j) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et seq. and 41 U.S.C. Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances; (k) the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale (subject to returns in the ordinary course of business); (l) the Receivables of the Customer exceed a credit limit determined by Agent, in its Credit Judgment, to the extent such Receivable exceeds such limit; (m) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, but solely to the extent of such offset, deduction, defense, dispute or counterclaim; (m) the Customer is also a creditor or supplier of the applicable Borrower, but solely to the extent of Borrowers' obligations to such Customer; (n) the Receivable is contingent in any respect or for any reason; (o) the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto; (p) any return, rejection or repossession of the merchandise giving rise to such Receivable has occurred, but solely to the extent of such return, rejection or repossession; (q) such Receivable is not payable to a Borrower; (r) such Receivable is owed by a Customer located in the States of New Jersey, Minnesota, or West Virginia (or any other State or jurisdiction of the United States that requires a creditor to file a business activity report or similar document in order to bring suit), unless the affected Borrower has qualified to do business in such state or has filed a business activity report or such other similar required document; (s) the Receivable is invoiced in, or payable in, any currency other than Dollars; (t) the Receivable represents the remaining balance of a partial payment, including "debit memos" and "charge backs"; (u) the Receivable represents a "re-billing," has been "re-cycled" or otherwise represents an accord-and-satisfaction (other than the re-billing of returned goods that have been sorted or repaired and with respect to which the original sales invoice is excluded from Eligible Receivables); (v) the Receivable arises from any sale not made in the ordinary course of a Borrower's business; (w) the Receivable is not payable to a Borrower; (x) the Receivable represents a progress billing or retainage; (y) the Receivable consists of an interest billing finance charge, warranty charge or other non-trade amount; (z) the Receivable represents or includes aged credit balances outstanding for longer than 90 days from invoice date; or (aa) the Receivable is not otherwise satisfactory to Agent in its Credit Judgment.

          "Value" shall mean, as determined by Agent in its Credit Judgment, (a) with respect to Eligible Receivables, the gross face amount of Eligible Receivables less, to the extent not already deducted in calculating Eligible Receivables, the sum of (i) sales, excise or similar taxes included in the amount thereof and (ii) returns, discounts, claims, credits, charges and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto; and (b) with respect to Eligible

     Inventory, the lower of (i) its cost computed on a first-in first-out
     (FIFO) basis in accordance with GAAP or (ii) its market value; provided, that, for purposes of the calculation of the Borrowing Base, the Value of Eligible Inventory shall not include: (1) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (2) write-ups or write-downs in value with respect to currency exchange rates.

it being understood and agreed by Borrowers in connection with the foregoing that any decrease in Applicable Advance Rates, any imposition (or increase) in any Availability Reserves or any change in the composition of Eligible Inventory or Eligible Receivables instituted by Agent in its Credit Judgment pursuant hereto from time to time may limit or restrict the amount of Revolving Credit Advances available to Borrowers hereunder.

          "Borrowing Base Certificate" shall have the meaning set forth in
Section 10.10.

          "Borrowing Representative" shall mean the Parent Company.

          "Borrowing Reserve" shall mean a reserve of Five Hundred Thousand Dollars ($500,000) that Agent shall include within the Availability Reserves.

          "Business Day" shall mean any day other than a day on which commercial banks in New York are authorized or required by law to close.

          "Capital Expenditures" - see Section 8.1.

          "Capitalized Leases" - see Section 8.1.

          "CapitalSource" shall have the meaning set forth in the Preamble to this Agreement.

          "Cash Equivalents" shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of ninety (90) days or less issued by any financial institution that is a member of the Federal Reserve System and has combined capital, surplus and undivided profits of not less than $250,000,000;
(c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital, surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition if the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and
(f) investments in money market funds and mutual funds that invest substantially all of their assets in securities of the types described in clauses (a) through
(e) above.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

          "Change of Control" shall mean: (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 7.1(a) hereof; (ii) the liquidation or dissolution of any Borrower or the adoption of a plan by the stockholders of any Borrower relating to the dissolution or liquidation of such Borrower, other than as permitted in Section 7.1(a) hereof; (iii) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Equity Interests of any Borrower; (iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of any Borrower (together with any new directors who have been appointed by, or whose nomination for election by the shareholders of such Borrower, as the case may be, was approved by, a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of such Borrower; (v) the failure of Parent Company to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Equity Interests of LRG; or (vi) the failure of Permitted Holders to own directly or indirectly forty (40%) percent of the voting power of the total outstanding Voting Equity Interests of Parent Company.

          "Change of Management" shall mean that neither of the Principals is actively involved in the day-to-day executive management of each Borrower, whether by death, disability, retirement, termination of employment or otherwise, unless, within sixty (60) days thereafter, Borrowers shall have retained successor executive management acceptable to the Required Lenders in their Credit Judgment in terms of qualifications, ability and experience (after which, their successor(s) in office shall be deemed substituted for the Principals hereunder).

          "Charges" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, Equity Interests, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon any Collateral, any Borrower or any of its Affiliates.

          "Closing Date" shall mean the date on which the Initial Advance is made, which date may be on the Signing Date but, unless otherwise approved by Agent, shall not be later than five (5) Business Days after the Signing Date.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

          "Cohanzick Debt" shall mean all unsecured indebtedness, obligations and liabilities of every kind, nature and description owing by any Borrower to Cohanzick High Yield, including principal, interest, charges, fees, premiums, indemnities, costs and expenses, however evidenced, whether as a principal, surety, endorser, guarantor or otherwise, arising under the Cohanzick Loan Documents.

          "Cohanzick High Yield" shall mean Cohanzick High Yield Partners L.P., a Delaware limited partnership, and its respective heirs, executors, trustees, legal representatives, successors and assigns.

          "Cohanzick Loan Agreement" shall mean the Loan Agreement, dated as of September 3, 2004, among Borrowers and Cohanzick High Yield, as amended through the Closing Date.

          "Cohanzick Loan Documents" shall mean, individually and collectively (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced), the following: (i) the Cohanzick Loan Agreement, and (ii) all other agreements, documents and instruments executed and delivered by the Borrowers in connection therewith.

          "Collateral" shall mean and include all assets of each Borrower (subject only to the limitation on Subsidiary Stock of each Foreign Subsidiary, if any, set forth in subsection (f) below), including, without limitation, all of the following assets but shall exclude any Excluded Equipment as long as it is Excluded Equipment:

          (a) all Receivables;

          (b) all Equipment;

          (c) all General Intangibles;

          (d) all Inventory;

          (e) all Contract Rights;

          (f) all Subsidiary Stock of each Domestic Subsidiary (if any), and sixty-five percent (65%) of the Subsidiary Stock of each Foreign Subsidiary (if any);

          (g) all Securities;

          (h) all Leasehold Interests;

          (i) all Commercial Tort Claims;

          (j) all of each Borrower's right, title and interest in and to (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower's rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) all other property, including warranty claims, relating to any goods securing this Agreement; (v) all of each Borrower's contract rights, rights of payment that have been earned under a contract right, instruments, investment property, documents, chattel paper, warehouse receipts, deposit accounts, money and securities; (vi) if and when obtained by any Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (vii) all supporting obligations that secure payment or performance of any account, chattel paper, document, general intangible, instrument or investment property; (viii) all letter-of-credit rights; (ix) Extraordinary Receipts; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder or under the Other Documents, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Borrower;

          (k) all of each Borrower's ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to clauses (a) through (j) of this definition; and

          (l) all proceeds and products of the Collateral described in clauses
(a) through (k) of this definition, in whatever form, including, but not limited to: cash, Deposit Accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and Commercial Tort Claim proceeds.

The term "Collateral" shall also extend to and include all Real Property Collateral.

          "Collateral Locations" shall have the meaning assigned to such term in
Section 4.5.

          "Commercial Tort Claim" shall have the meaning given to such term in
Article 9 of the UCC and shall include, without limitation, any claim of any Borrower arising in tort and specified on Schedule 5.8.

          "Commitment" or "Commitments" shall mean, individually or collectively, the Revolving Credit Commitment(s) and Equipment Term Loan Commitments of each Lender, or all Lenders, as the case may be.

          "Commitment Percentage" of any Lender, shall mean the percentage that such Lender's Commitment bears to the total Commitments, as the same may be adjusted upon any assignment by a Lender to a Purchasing Lender pursuant to
Section 17.3(c) hereof.

          "Commitment Transfer Supplement" shall mean a document in the form of
Exhibit 17.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent, pursuant to which, among other things, a Purchasing Lender shall purchase and assume all or a portion of the obligation of a Lender to make and carry Advances under this Agreement.

          "Concentration Account" shall mean a Deposit Account maintained by the Agent or the Term Loan Agent, as the case may be, into which all collections from the Lock-Box Account are concentrated.

          "Consents" shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, (i) necessary to carry on any Borrower's business, including, without limitation, any consents required under all applicable federal, state or other applicable law, and (ii) required to effectuate the transactions and agreements contemplated in this Agreement and the Other Documents.

          "Contract Rights" shall mean all rights of each Borrower arising under or in connection with any contract, to the extent that such Borrower may grant a security interest in such rights under such contract, either by the terms of such contract or pursuant to the applicable provisions of Article 9 of the UCC, notwithstanding the terms of such contract, or otherwise. "Contract Rights" shall include, without limitation, all rights of each Borrower under all license agreements to which it is party as licensor or licensee and all letter-of-credit rights of each Borrower.

          "Control" shall mean the power, whether direct or indirect, (i) to vote ten percent (10%) of more of the Voting Equity Interests of a Person, or
(ii) to direct, or cause the direction of, the management and/or policies of a Person, whether by contract or otherwise.

          "Controlled Disbursement Account" shall mean (i) the Operating Account, as such term is defined in the First Merit Blocked Account Agreement and (ii) any other Deposit Account of any Borrower with the Lock-Box Bank or another financial institution reasonably acceptable to the Agent into which proceeds of Advances are deposited and which is subject to a deposit account control agreement or Blocked Account Agreement in the form of the First Merit Blocked Account Agreement or in such other form as shall be reasonably satisfactory to the Borrowers and the Agent.

          "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with any Borrower, are treated as a single employer under Section 414 of the Code.

          "Credit Judgment" shall mean the credit judgment of Agent, Required Lenders or all Lenders, as the case may be, exercised by it (or them) in good faith and in a commercially reasonable manner from the perspective of a secured, asset-based lender making loans of similar type and size to similar borrowers.

          "Customer" shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

          "Default" shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

          "Default Rate" shall have the meaning set forth in Section 3.1 hereof.

          "Defaulting Lender" shall have the meaning set forth in Section 2.13(a) hereof.

          "Deposit Account" shall mean any checking account, savings account, time deposit account, certificate of deposit, investment account or other account (howsoever denominated), in which from time to time any cash or Securities of any Borrower is or may be deposited.

          "Designated Officer" shall mean the chairman, president, chief executive officer, chief financial officer or chief operating officer of a Borrower (regardless of title), or such other officer, agent or representative of a Borrower that Agent may, at such Borrower's request, permit to be a "Designated Officer" from time to time.

          "Dollar" and the sign "$" shall mean lawful money of the United States of America.

          "Domestic Subsidiary" shall mean a Subsidiary organized under the laws of the United States or any political subdivision thereof.

          "Early Termination Date" shall have the meaning set forth in Section
14.1 hereof.

          "Early Termination Fee" shall have the meaning set forth in Section
14.1 hereof.

          "EBITDA" - see Section 8.1.

          "Eligible Inventory" - see "Borrowing Base" definition.

          "Eligible Receivables" - see "Borrowing Base" definition.

          "Environmental Authority" shall have the meaning set forth in Section 4.18(d) hereof.

          "Environmental Complaint" shall have the meaning set forth in Section 4.18(d) hereof.

          "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

          "Equipment" shall mean and include as to each Borrower all of such Borrower's goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, motor vehicles, fittings, furniture, furnishings, fixtures, molds, discs, tools, stamps, parts, accessories and all replacements and substitutions therefor or accessions thereto, and all software embedded therein.

          "Equipment Term Loan" shall mean the term loan, in the principal amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000) made to Borrowers by the Lenders on the Closing Date pursuant to Section 2.1(b).

          "Equipment Term Loan Commitment," for each Lender, shall mean the dollar amount set forth below each Lender's name on the signature page to this Agreement as its "Equipment Term Loan Commitment" representing the commitment of such Lender to make its Commitment Percentage of the Equipment Term Loan available to Borrowers on the Closing Date.

          "Equipment Term Loan Commitments" shall mean the aggregate amount of each Lender's individual Equipment Term Loan Commitment, which aggregate amount shall equal Twelve Million Five Hundred Thousand Dollars ($12,500,000).

          "Equipment Term Loan Interest Rate" shall mean an interest rate per annum equal to the sum of the LIBOR Rate plus four percent (4.00%).

          "Equity Interests" shall mean: (i) in the case of a corporation, all capital stock, including common and preferred stock, and warrants to acquire capital stock; (ii) in the case of a partnership, all partnership interests therein, including special, limited and general interests; (iii) in the case of a limited liability company, all membership interests therein; and (iv) in the case of any other entity, all interests evidencing equity ownership therein. For avoidance of doubt, for purposes of this Agreement, Equity Interests shall include the Class B Preferred Stock.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

          "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan for which the reporting requirements have not been waived in writing; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a "prohibited transaction" with respect to which any Borrower or any of its respective Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which any Borrower or any of its respective Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Borrower or any member of the Controlled Group from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, (i) the imposition of any liability under Title IV of ERISA, other than Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any member of the Controlled Group in excess of the Materiality Threshold and (j) any other event of condition with respect to a Plan, including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate, that could reasonably be expected to result in liability of any Borrower in excess of the Materiality Threshold.

          "Event of Default" shall mean the occurrence and continuance of any of the events set forth in Article XI hereof.

          "Excess Cash Flow" shall mean, for any fiscal year, without duplication, an amount equal to the sum of (i) Consolidated Net Income (or loss) of Borrowers for such period, plus (ii) an amount equal to the amount of depreciation expenses, amortization expense (including the amortization of goodwill), accrued non-cash interest expense and all other non-cash charges deducted in arriving at such Consolidated Net Income (or loss), plus (iii) an amount equal to the aggregate net cash proceeds of the sale, lease, transfer or other disposition of assets by Borrowers during such period to the extent not required to be applied to mandatory prepayments or payments on the Loans or the Term Loans, plus (iv) an amount equal to the net loss on the sale, lease, transfer or other disposition of assets by Borrowers during such period to the extent deducted in arriving at such Consolidated Net Income (or loss), plus (v) without duplication of other items included in this definition an amount equal to any tax refunds or credits received by Borrowers during such period, plus
(vi) the decrease, if any, in Working Capital for the subject period, less (vii) an amount equal to the permitted Capital Expenditures of Borrowers for such period, less (viii) an amount equal to the sum of all regularly scheduled payments of principal on Indebtedness for money borrowed of Borrower (other than with respect to payments of Revolving Credit Advances) actually made during such period to the extent permitted hereunder, less (ix) an amount equal to the net gain on the sale, lease, transfer or other disposition of assets by Borrower during such period to the extent included in arriving at such consolidated net income or loss, less (x) the increase, if any, in Working Capital for the subject period.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exchange Agreement" shall mean the Exchange Agreement, dated as of December 18, 2003, by and among LPC, Warren Delano and Michael A. Lubin.

          "Excluded Deposit Account" shall mean any Deposit Account of Borrowers that is (i) a Payroll Account or (ii) a Deposit Account (other than any in which proceeds of Collateral are at any time deposited) in which collected funds on deposit, determined on any date on a daily average basis over the immediately preceding thirty (30) days, is less than Ten Thousand Dollars ($10,000) or, when aggregated with all other such Deposit Accounts, Twenty-Five Thousand Dollars ($25,000).

          "Excluded Equipment" shall mean any Equipment (or proceeds thereof) that is or becomes subject to a Lien (including pursuant to Capitalized Leases) permitted under subsections (e) or (m) of Section 7.2, if the valid grant of a Lien thereon to Agent is prohibited by the terms of the agreement between any Borrower and the holder of such Lien or under applicable law, and such prohibition has not been or is not waived, or the consent of the holder such other Lien has not been or is not otherwise obtained (it being understood that Borrowers shall have no obligation whatsoever to any Lender Party to obtain such consent), or under applicable law such prohibition cannot be waived and, notwithstanding anything to the contrary set forth in the definition of "Collateral", the types or items of Collateral described in such definition shall not include the Excluded Collateral, so long as the prohibition set forth in such agreement or applicable law remains effective. For example, but without limitation, if pursuant to any Capitalized Lease, the valid grant of a Lien thereon to Agent in the Equipment leased thereunder is prohibited, the Lien of Agent thereon shall be reinstated upon termination of such Capitalized Lease, and such Equipment shall no longer be considered Excluded Equipment.

          "Existing Lender Liens" shall mean Existing Revolver Lender Liens and the Existing Term Lender Liens.

          "Existing Lender Loans" shall mean the Existing Revolver Lender Loans and the Existing Term Lender Loans.

          "Existing Lenders" shall mean the Existing Revolver Lenders and the Existing Term Lenders.

          "Existing Revolver Lenders" shall mean Wachovia Bank, National Association and the other financial institutions party to the Amended and Restated Loan Agreement, dated as of December 18, 2003, between Borrowers and such financial institutions, and Wachovia Bank, National Association, as Agent, as amended or modified through the Closing Date.

          "Existing Revolver Lender Liens" shall mean all Liens on Collateral in favor of the Existing Revolver Lenders to secure payment of the Existing Revolver Lender Loans.

          "Existing Revolver Lender Loans" shall mean all the Indebtedness owing by Borrowers to the Existing Revolver Lenders on the Closing Date.

          "Existing Term Lenders" shall mean Ableco Finance LLC and the other financial institutions party to the Loan and Security Agreement, dated as of December 18, 2003, between Borrowers and such financial institutions, and Ableco Finance, LLC, as Agent, as amended or modified through the Closing Date.

          "Existing Term Lender Liens" shall mean all Liens on Collateral in favor of the Existing Term Lenders to secure payment of the Existing Term Lender Loans.

          "Existing Term Lender Loans" shall mean all Indebtedness owing by Borrowers to the Existing Term Lenders on the Closing Date.

          "Extraordinary Receipts" shall mean any cash received by a Borrower or any of its Subsidiaries not in the ordinary course of business from the following, (a) proceeds of insurance in respect of the Collateral, (b) condemnation awards (and payments in lieu thereof) in respect of the Collateral,
(c) indemnity payments, (d) foreign, United States, state or local tax refunds,
(e) pension plan reversions and (f) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action in respect of the Collateral.

          "Fee Letter" shall mean that certain fee letter dated as of the Closing Date among the Borrowers, Agent and CSE Mortgage LLC.

          "Financial Covenants" shall mean the financial covenants set forth in
Article VIII.

          "Finished Goods" shall mean finished goods held for sale by a Borrower in the ordinary course of its business.

          "First Merit Blocked Account Agreement" shall mean the Deposit Account Control Agreement, dated the Signing Date, among the Borrowers, First Merit Bank, N.A., and the Agent, as the same may be amended in accordance with its terms.

          "Fiscal Year" shall mean Borrowers' fiscal year as in effect on the Signing Date; and the terms "Fiscal Quarter" and "Fiscal Month" shall have correlative meanings.

          "Fixed Charge Coverage Ratio" - see Section 8.1.

          "Fixed Charges" - see Section 8.1.

          "Foreign Subsidiary" shall mean any Subsidiary of a Borrower which is not a Domestic Subsidiary.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of the Financial Covenants, GAAP shall be determined on the basis of such principles used in the preparation of the most recent audited financial statements delivered to Agent prior to the Closing Date.

          "General Intangibles" shall mean and include as to each Borrower all of such Borrower's general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trade names, service marks, trade secrets, goodwill, copyrights, design rights, registrations, licenses, license fees, franchises, customer lists, tax refunds, tax refund claims, pension fund refunds, pension fund refund claims, overpayments, overpayment claims, reclamation rights, computer programs, software, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

          "Guarantor" shall mean any Person (other than a Borrower) who may hereafter guarantee payment or performance of the whole or any part of the Obligations. "Guarantors" means, collectively, all such Persons. On the Closing Date, there are no Guarantors, except for each Borrower as to the other Borrower.

          "Guaranty" shall mean any guaranty of the Obligations of Borrowers, in whole or in part, executed at any time by a Guarantor in favor of Agent for the ratable benefit of Lenders and the other Lender Parties, as applicable.

          "Hazardous Discharge" shall have the meaning set forth in Section 4.18(d) hereof.

          "Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

          "Hazardous Wastes" shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws relating to hazardous waste disposal now in force or hereafter enacted.

          "Hedge Contract" shall mean any "hedge," "swap," "collar," "cap" or similar agreement between a Borrower and any other financial institution, including, but not limited to, any Lender Party or Affiliate of a Lender Party, intended to fix the relative amount of such Borrower's risk in respect of changes in interest rates, foreign currency exchange and commodity values.

          "Historical Financial Statements" shall have the meaning set forth in
Section 5.4(a) hereof.

          "Indebtedness" shall mean, with respect to any Person (without duplication), any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments, including (for avoidance of doubt) Subordinated Debt; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases that have been, or should be in accordance with GAAP, recorded as Capitalized Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations in respect of any Equity Interests issued by such Person (including, for avoidance of doubt, the Series B Preferred Stock); (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person that is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under any Hedge Contracts; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guaranteed royalty payments; and
(j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

          "Indemnified Persons" shall have the meaning given to such term in
Section 17.5.

          "Initial Advance" shall mean the initial Advance (or series of initial Advances) to be made on the Closing Date.

          "Initial Borrowers" shall have the meaning set forth in the preamble to this Agreement.

          "Initial Projections" shall have the meaning given to such term in
Section 5.4(b).

          "Insurance Premium Collateral" shall mean, collectively, (a) any insurance policies of Borrowers for which an Insurance Premium Finance Party has entered into arrangements to allow Borrowers to pay all or a portion of the applicable insurance premiums on such insurance policies in installments rather than in a lump sum, and (b) any loss proceeds paid or payable to a Borrower pursuant to such insurance policies (to the extent of the amount owed to such Insurance Premium Finance Party), provided, however, that (i) in no event shall the Insurance Premium Collateral include any amounts deposited in or received in any Lockbox or Blocked Account established by Borrowers in connection herewith or otherwise with respect to Borrowers' financing arrangements with Agent and Lenders for the handling of collections of Receivables or other assets and (ii) in no event shall the Insurance Premium Collateral of any Insurance Premium Finance Party secure any obligation to any other Insurance Premium Finance Party.

          "Insurance Premium Finance Party" shall mean, in connection with insurance policies maintained by Borrowers, an insurance company or a third party that enters into arrangements to allow Borrowers to pay all or a portion of the applicable insurance premiums on such insurance policies in installments rather than in a lump sum.

          "Intercreditor Agreement" shall mean the Intercreditor Agreement, dated of even date herewith, by and between Agent and Term Loan Agent.

          "Inventory" shall mean and include, as to each Borrower, all of such Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description that are or might be used or consumed in such Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them. The term "Inventory," as used herein, shall further extend to and include, as applicable to any Borrower, any and all farm products.

          "IP Security Agreement Supplement" shall mean a security agreement, to be in registrable form and otherwise to be in form and substance reasonably satisfactory to Lender pursuant to which Lender may give notice of record of its Lien on Material Intellectual Property owned by a Borrower and registered with the United States government.

          "IRS" shall mean the Internal Revenue Service of the United States Treasury, and any successor thereto.

          "Issuer" shall mean any Person selected by the Agent who issues a Letter of Credit and/or accepts a draft pursuant to the terms thereof.

          "Junior Subordinated Note" shall mean the 13% Junior Subordinated Note due November 1, 2009 issued by LPC.

          "Lakewood/Ellijay Properties" shall mean that portion of the Real Properties situated in Lakewood, New York and Ellijay, Georgia on the Closing Date.

          "Leasehold Interests" shall mean all of each Borrower's right, title and interest in and to any Real Property owned by a Person other than Borrower, whether as tenant, lessee, licensee, operator or otherwise.

          "Letter of Credit" shall have the meaning set forth in Section 2.7 hereof.

          "Letter of Credit Application" shall have the meaning set forth in
Section 2.7 hereof.

          "L/C Disbursement" shall mean any payment by the Issuer pursuant to a Letter of Credit.

          "Lender" and "Lenders" shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person that becomes a transferee, successor or assignee of any Lender pursuant to Section 17.3(c).

          "Lender Party" shall mean Agent, each Lender, any Issuer, any Purchasing Lender, any Participant and any Lender Pledgee, together with each other holder from time to time of any interest in any of the Obligations.

          "Lender Pledgee" shall have the meaning set forth in Section 17.3(d).

          "Letter of Credit Fees" shall have the meaning set forth in Section
3.2.

          "Letter of Credit Documents" shall have the meaning set forth in
Section 2.7.

          "Letter of Credit Sub-Limit" shall mean Two Million Five Hundred Thousand Dollars ($2,500,000).

          "Letters of Credit" shall have the meaning set forth in Section 2.8.

          "Leverage Ratio" - see Section 8.1.

          "LIBOR Rate" shall mean, a fluctuating rate of interest determined on a daily basis equal to the one-month rate of interest appearing on Telerate Page 3750 (or any successor page) as the one-month London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day. If for any reason such rate is not available, "LIBOR Rate" shall mean the fluctuating rate of interest calculated on a daily basis equal to the one-month rate of interest appearing on Reuters Screen Page LIBO Page as the one-month London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates; provided, however, if such rate is not available, "LIBOR Rate" shall mean a fluctuating rate of interest from a comparable rate quotation designated by Agent as a substitute therefore. "Telerate Page 3750" means the British Bankers Association Libor Rates (determined as of 11:00 a.m. London time) that are published by Moneyline Telerate (or any successor thereto). As used in this definition, the term "Business Day" means a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits in London, England)..

          "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

          "Loan" means each Revolving Advance and the Equipment Term Loan, as the case may be.

          "Lock-Box" shall mean a United States Postal Service post office box under the custody and control of the Lock-Box Bank.

          "Lock-Box Account" shall mean a Deposit Account opened by the Borrowers with the Lock-Box Bank for the exclusive purpose of depositing remittances on Receivables and other proceeds of Collateral and other proceeds of Collateral mailed to the Lock-Box.

          "Lock-Box Agreement" shall mean an agreement among Borrowers, Agent and the Lock-Box Bank, in form and substance reasonably satisfactory to Agent, in respect of the Lock-Box and the corresponding Lock-Box Account.

          "Lock-Box Bank" shall mean: (i) First Merit Bank, N.A. or (ii) any other bank that is selected by or acceptable to the Agent for the purpose of maintaining a Lock Box and a Lock-Box Account subsequent to the Closing Date in accordance with Section 4.14(d).

          "LPC" shall have the meaning given to such term in the initial recitals to this Agreement.

          "LRG" shall have the meaning given to such term in the initial recitals to this Agreement.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition, business operations, assets or business prospects of the Borrowers, considered as a whole, (b) Borrowers' ability to pay the Obligations in accordance with the terms hereof and of the Other Documents, (c) the value of the Collateral, considered as a whole, or Agent's Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent's and each Lender's rights and remedies under this Agreement and the Other Documents, considered as a whole.

          "Material Agreements" shall mean and include, in the case of each Borrower, the following: (i) any lease of Real Property material to the operation of a Borrower's business that involves annual payments by a Borrower in excess of the Materiality Threshold, (ii) any lease of personal property by a Borrower having aggregate annual rentals in excess of the Materiality Threshold,
(iii) any license agreement for the use of any intellectual property material and necessary for the operation of its business, (iv) the Term Loan Agreement, the Term Loan Lender Agreements, the Senior Subordinated Note Indenture, the Senior Subordinated Notes, the Junior Subordinated Notes, any Subordination Agreement and any other document, instrument or agreement evidencing, pertaining to, subordinating or securing the payment of, any Indebtedness in excess of the Materiality Threshold, (v) any labor or union contract, (vi) any employment contracts (more than 12 months) with executive officers of Borrowers, (vii) any long-term purchase or supply contracts (more than 12 months) involving annual sales or purchases in excess of Two Million Dollars ($2,000,000), (viii) any Organic Document, and (ix) any other document, contract or agreement the termination of which (without its substantially contemporaneous replacement) could reasonably be expected to have a Material Adverse Effect.

          "Material Intellectual Property" shall have the meaning given to such term in Section 5.12.

          "Materiality Threshold" shall mean Two Hundred Fifty Thousand Dollars ($250,000).

          "Maximum Revolving Credit Amount" shall mean the maximum amount of Revolving Credit Advances and Letters of Credit that may be outstanding at any one time, determined without regard to the Borrowing Base, which as of the Closing Date equals Seventeen Million Five Hundred Thousand Dollars ($17,500,000).

          "Monthly Advances" shall have the meaning set forth in Section 3.1 hereof.

          "Mortgage" shall mean each mortgage, deed of trust, security deed, assignment of leasehold interest or rents, or similar document pursuant to which a Borrower shall grant to or for the benefit of Agent a Lien on the Real Property Collateral, together with all modifications, supplements, replacements, restatements, and amendments thereof.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

          "Net Cash Proceeds" shall mean, with respect to any sale or other disposition of any asset or the sale or issuance of any Indebtedness or Equity Interests, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, accountant's fees, investment banking fees, finder's fees, other similar fees and commissions and reasonable out-of-pocket expenses, (b) the amount of taxes reasonably estimated by such Person to be actually and reasonably attributable to such transaction, (c) the amount of any Indebtedness secured by a security interest, lien or other encumbrance (other than a security interest or other Lien created hereunder or pursuant hereto) on such asset that, by the terms of such transaction, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any Affiliate of any Borrower and, in each case, are properly attributable to such transaction or to the asset that is the subject thereof.

          "Note" shall mean each promissory note at any time evidencing any portion of the Obligations. "Notes" shall refer, collectively, thereto.

          "Obligations" shall mean and include any and all of each Borrower's Indebtedness, obligations and/or liabilities to Agent, Lenders and each other Lender Party (or any corporation that directly or indirectly Controls or is Controlled by or is under common Control with Agent, any Lender or any other Lender Party) of every kind, nature and description, whether direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such Indebtedness, obligations or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and including, but not limited to, any and all of any Borrower's Indebtedness, obligations and/or liabilities under this Agreement, the Other Documents or under any other agreement between any Lender Party and any Borrower, all amounts charged to Borrowers' Account and all obligations of any Borrower to each Lender Party to perform acts or refrain from taking any action. Without limitation of the foregoing, the term "Obligations" extends to and includes all Advances, all accrued (but unpaid) interest thereon and all fees payable hereunder and under any Other Documents. For the avoidance of doubt, it is understood and agreed that the term "Obligations" shall not include any Borrower's Indebtedness, obligations and/or liabilities to any Lender Party or any other Person under any Permitted Hedge Contracts or with respect to any Bank Product Obligations.

          "OFAC" shall mean the U.S. Department of the Treasury Office of Foreign Assets Control, and its successors.

          "Organic Documents" shall mean: (i) for a corporation, its articles (or certificate) of incorporation and bylaws; (ii) for a partnership, its articles of organization (if any) and partnership agreement; and (ii) for a limited liability company, its articles (or certificate) of organization and any operating agreement; together with, for each such entity and any other entity not described above, such other, similar documents as are integral to its formation or the conduct of its business operations.

          "Other Documents" shall mean the Notes (if any), the Letter of Credit Documents, the Mortgages, the Fee Letter, any UCC financing statement, and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Borrower and delivered to Agent, any Lender or any other Lender Party in respect of the transactions contemplated by this Agreement.

          "Parent Company" shall have the meaning given to such term in the initial recitals to this Agreement.

          "Participant" shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances in accordance with Section 17.3(b).

          "Payment Office" shall mean, initially, the office of the Agent located at 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Representative and to each Lender to be the Payment Office.

          "Payroll Account" shall mean any one or more deposit, custody or other accounts maintained by any Borrower with a bank or other institution if such account is used solely to deposit funds that are to be applied to the payment of wages and other compensation payable to employees of any Borrower and any withholding, social security, payroll, unemployment or other taxes relating thereto, imposed by any federal, state, county or local government or a subdivision or agency thereof, including any charges, fees, assessments, interest, penalties or additions payable in connection with any of the foregoing or which are to be applied, to the extent of amounts withheld or deducted from compensation payable to any employee of any Borrower, to the payment of health insurance or other benefits generally provided to employees of any Borrower.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation, and any successor thereto.

          "Perfection Certificate" shall mean, collectively, the Perfection Certificate for each Borrower executed by such Borrower and delivered to Agent on the Signing Date.

          "Permitted Encumbrances" - see Section 7.2.

          "Permitted Hedge Contracts" shall mean any Hedge Contracts entered into in the ordinary course of, and pursuant to the reasonable requirements of, Borrowers' business, and not for speculative purposes.

          "Permitted Holders" shall mean the following Persons and their respective Affiliates: William B. Conner, Michael A. Lubin, Warren Delano, Kenneth I. Greenstein, Joseph A. Pardo, Elizabeth H. Ruml and Dennis J. Welhouse.

          "Permitted PP&E Dispositions" shall mean: (i) the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower), so long as (A) no Event of Default then exists, and none otherwise would be caused thereby; (B) Agent shall have received at least one (1) Business Day advance notice thereof if the sale or other disposition exceeds Twenty-Five Thousand Dollars ($25,000); and (C) such sales of other dispositions do not involve Equipment having an aggregate fair market value in excess of the Materiality Threshold for all such Equipment which is the subject of sales or other dispositions in any one Fiscal Year, except as the Required Lenders otherwise may agree; (ii) the sale or other disposition of the Lakewood/Ellijay Properties, so long as (A) no Default or Event of Default has occurred and is then continuing, and none otherwise would be caused thereby; (B) Agent shall have received at least one (1) Business Day advance notice thereof; and (C) the Net Cash Proceeds with respect to each of such Real Properties, when made the subject of such sale or other disposition, is not less than seventy-five percent (75%) of the appraised fair market value thereof (as determined from the initial appraisal thereof provided pursuant to the Term Loan Agreement) and (iii) the sale of the property located at 201 Winchester Road, Lakewood, New York, upon the exercise of the purchase option set forth in the Lease Agreement dated as of December 31, 2005 between LPC, as landlord, and Premier Lakewood, Inc., as tenant, so long as (A) Agent shall have received at least one (1) Business Day advance notice thereof; and (B) the Net Cash Proceeds with respect to each of such Real Property, when made the subject of such sale or other disposition, are not less than seventy-five percent (75%) of the appraised fair market value thereof (as determined from the initial Appraisals thereof described in Section 9.1(aa)).

          "Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

          "Plan" shall mean any employee benefit plan within the meaning of
Section 3(3) of ERISA, maintained for employees of Borrowers or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

          "Principals" shall mean (i) Michael A. Lubin and (ii) Warren Delano; each, individually.

          "Projections" shall mean and include the Initial Projections and the annual projections delivered pursuant to Section 10.11.

          "Provision for Taxes" shall mean with respect to any Person for any period, the provision of taxes on the net income of such Person, whether federal, state, provincial, county or local, foreign or domestic, that is required to be made on the income statement of such Person for such period in accordance with GAAP.

          "Purchasing Lender" shall have the meaning set forth in Section 17.3(c) hereof.

          "Raw Materials" shall mean goods held by a Borrower for use in the production of Finished Goods.

          "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., as same may be amended from time to time.

          "Real Property" shall mean all of each Borrower's right, title and interest in and to its owned and leased premises, including, particularly, any real property identified on Schedule 5.24 hereto, but shall exclude the real property located at 202 Winchester Road, Lakewood, New York. The term "Real Property" specifically includes Leasehold Interests that are material to the operation of the Borrowers' business and involve annual payments in excess of the Materiality Threshold, in addition to Real Property owned by Borrowers, or a Borrower, in fee simple.

          "Real Property Collateral" shall mean that portion of Borrowers' Real Property which at any time is owned by a Borrower in fee simple (if any).

          "Receivables" shall mean and include, as to each Borrower, all of such Borrower's accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrowers by their respective Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances (including payment intangibles), and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

          "Refinancing Indebtedness" - see Section 7.3(l).

          "Release" shall have the meaning set forth in Section 5.6(c)(i) hereof.

          "Reportable Event" shall mean a reportable event described in Section 4043(b) of ERISA and/or in the regulations promulgated thereunder.

          "Required Lenders" shall mean Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the Commitments.

          "Restricted Payment" shall mean and include any of the following: (i) any payment described in Section 7.5(f); (ii) any payment described in Section 7.5(g); and (iii) any payment described in the proviso to Section 7.13.

          "Restricted Payment Conditions," with respect to any Restricted Payment, shall mean the following conditions: (i) no Event of Default shall have occurred and be continuing as of the payment date, and none would be caused by or result from such payment being made; (ii) on a pro forma basis, after giving effect to such payment as if made in the last Fiscal Month for which Borrowers have reported financial statements pursuant to Section 10.8, Borrowers shall remain in compliance with all applicable Financial Covenants; (iii) after giving effect to such payment, Undrawn Availability is no less than Three Million Dollars ($3,000,000); (iv) after giving effect to such payment, Undrawn Average Availability is no less than Three Million Dollars ($3,000,000); and (v) Agent shall have received at least three (3) Business Days' advance written notice of Borrowers' intent to make such payment, specifying the amount thereof, the payee (if known) and the purpose, and at such time a Designated Officer of the Borrowing Representative shall have certified in writing to Agent Borrowers' compliance with clauses (i) through (iv) above, showing appropriate computations.

          "Restricted Payments Reserve" shall mean a reserve of up to One Million Dollars ($1,000,000) that Agent may elect to include within the Availability Reserves at any time after the aggregate amount of Restricted Payments made on and subsequent to the Closing Date exceeds Five Million Dollars ($5,000,000).

          "Revolving Credit Advances" shall mean Advances made pursuant hereto other than in the form Letters of Credit.

          "Revolving Credit Commitment" shall mean the dollar amount set forth below each Lender's name on the signature page to this Agreement for each Lender as its "Revolving Credit Commitment" representing the commitment of such Lender to make Revolving Credit Advances and participate in the making available of Letters of Credit, as in effect on the Closing Date; as it may change from time to time in accordance with Section 2.4 and Section 17.3(c).

          "Revolving Credit Commitments" shall mean the aggregate amount of each Lender's individual Revolving Credit Commitment, which aggregate amount shall equal the Maximum Revolving Credit Amount.

          "Revolving Credit Interest Rate" shall mean an interest rate per annum equal to the sum of the LIBOR Rate plus two and one-half of one percent (2.50%).

          "Sanctioned Country" shall mean a country subject to a sanctions program identified on any list thereof maintained by OFAC, as published from time to time.

          "Sanctioned Person" shall mean any Person (i) named on any list of "Specifically Designated Nationals," "Blocked Persons," "Specifically Designated Terrorists," "Specially

Designated Narcotics Traffickers" or "Foreign Terrorist Organizations" maintained by OFAC, as published from time to time; (ii) that is (A) an agent of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

          "Securities" shall mean and include, as to each Borrower, all securities (whether certificated or uncertificated) and other investment property owned by such Borrower, whether now existing or hereafter created, including any held by any intermediary in any "street" name, pursuant to any custody arrangement or otherwise. The term "Securities" specifically includes all securities accounts, security entitlements, commodity contracts and commodity accounts.

          "Senior Subordinated Notes" shall mean, collectively, the 12% Senior Subordinated Notes due August 1, 2009 issued by LPC pursuant to the Subordinated
Note Indenture.

          "Senior Subordinated Note Indenture" shall mean the Indenture, dated as of December 18, 2003, between LPC, as issuer, and Wilmington Trust Company, as trustee, with respect to the Senior Subordinated Notes.

          "Series B Preferred Stock" shall mean the Parent Company's $8 Cumulative Convertible Preferred Stock, Series B, par value $100 per share.

          "Settlement Date", in respect of settlements among Lenders, if WBCC is not the only Lender, shall mean the Closing Date and thereafter Tuesday of each calendar week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

          "Subordinated Debt" shall mean (i) the Senior Subordinated Notes, (ii) the Junior Subordinated Notes, and (iii) any other Indebtedness which has been subordinated, in right of payment and claim, to the rights and claims of the Lender Parties in respect of the Obligations and the Collateral pursuant to a Subordination Agreement.

          "Subordination Agreement" shall mean an agreement, satisfactory in form and substance to Agent, in its Credit Judgment, among (i) Agent, (ii) a creditor holding Indebtedness permitted to be incurred hereunder, and (iii) the Borrowers (whether directly or by consent), setting forth the terms by which such Indebtedness shall be subordinated, in right of payment and claim, to the rights and claims of the Lender Parties in respect of the Obligations and the Collateral.

          "Subsidiary" shall mean, as to any Person, a corporation or other entity a majority of whose Voting Equity Interests are owned, directly or indirectly, by such Person. Unless otherwise expressly provided herein, references herein to a "Subsidiary" or the "Subsidiaries" shall mean and refer to Subsidiaries of the Borrowers, including any not in existence on the Signing Date in anticipation of their subsequent creation or acquisition in accordance with the terms hereof.

          "Subsidiary Pledge Agreement" shall have the meaning given to such term in Section 9.1(r)(i).

          "Target Amount" shall mean Three Million Dollars ($3,000,000) less any voluntary prepayments or mandatory prepayments made after the Closing Date with respect to the Term Loans, to the extent such payments are permitted by this Agreement and the Intercreditor Agreement.

          "Term" shall have the meaning set forth in Section 14.1 hereof.

          "Term Loan" or "Term Loans" shall mean the term loans made by or on behalf of the Term Loan Lenders to each Borrower pursuant to the Term Loan Agreement in the initial aggregate principal amount of Fifteen Million Dollars ($15,000,000).

          "Term Loan Agent" shall mean CSE Mortgage LLC and its successors and assigns.

          "Term Loan Agreement" shall mean the Loan and Security Agreement, dated of even date herewith, by and among Term Loan Agent, Term Loan Lenders and Borrowers, as amended or modified from time to time subject to the provisions of the Intercreditor Agreement.

          "Term Loan Debt" shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower to Term Loan Agent or any Term Loan Lender, including principal, interest, charges, fees, premiums, indemnities, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Term Loan Lender Agreements.

          "Term Loan Lender Agreements" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Term Loan Agreement; (b) all "Other Documents" (as defined therein) at any time executed and delivered by any Borrower with, to or in favor of Term Loan Agent or any Term Loan Lender in connection therewith or related thereto; sometimes being referred to herein individually as a "Term Loan Lender Agreement".

          "Term Loan Lenders" shall mean, collectively, CSE Mortgage LLC in its individual capacity and the other lenders who are from time to time parties to the Term Loan Agreement as lenders, and their respective successors and assigns, and the lenders with respect to any Refinancing Indebtedness; each sometimes being referred to herein individually as a "Term Loan Lender".

          "Toxic Substance" shall mean and include any material present on the Real Property that has been shown to have significant adverse effect on human health or that is subject to regulation under the Toxic Substances Control Act
(TSCA), 15 U.S.C. Sections 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. The term "Toxic Substance" includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

          "Transferee" shall have the meaning given to such term in Section 17.3(b) hereof.

          "Undrawn Availability," at a particular date, shall mean an amount equal to (a) the lesser of (i) the Borrowing Base reported closest to such date or (ii) the Maximum

Revolving Credit Amount, minus (b) the sum of (i) (A) the aggregate amount of Revolving Credit Advances outstanding on such date, plus (B) the unused face amount of Letters of Credit outstanding on such date; (iii) the amount by which trade Indebtedness of Borrowers that is outstanding beyond normal trade terms at such time (except to the extent that any are then the subject of a bona fide dispute) exceeds Five Hundred Thousand Dollars ($500,000), plus (iv) all fees and expenses for which Borrowers are liable hereunder but which have not been paid or charged to Borrowers' Account.

          "Undrawn Average Availability," at a particular date, shall mean the sum of Undrawn Availability for the immediately preceding thirty (30) days ending with such date, divided by thirty (30).

          "Unfinanced Capital Expenditures" - see Section 8.1.

          "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code, as adopted in the State of New York, in effect from time to time.

          "Value" - see "Borrowing Base" definition.

          "Voting Equity Interests" shall mean Equity Interests having ordinary voting power to elect members of the board of directors, partners, managers or comparable governing authority of a Person.

          "Warrant Agent Agreement" shall mean the Warrant Agent Agreement, dated as of December 18, 2003, by and between LPC and Wilmington Trust Company, in its capacity as warrant agent.

          "Work-in-Process" shall mean Inventory of a Borrower which is in the process of being converted from Raw Materials to Finished Goods in the ordinary course of its business.

          "Working Capital" shall mean current assets less current liabilities calculated in accordance with GAAP, excluding (i) interest, tax, and dividend current assets/current liabilities, (ii) the current portion of long-term debt, and (iii) the current portion of Capital Leases.

          "Working Capital Obligations" shall mean, any time, the aggregate amount of: (i) all then outstanding Revolving Credit Advances, (ii) all then outstanding Seasonal Overadvances, and (iii) all amounts then available for drawing under all then outstanding Letters of Credit.

                                        ACKNOWLEDGED AND AGREED:

                                        LEXINGTON PRECISION CORPORATION


                                        By: /s/ Michael A. Lubin
                                            ------------------------------------
                                        Name: Michael A. Lubin
                                        Title: Chairman of the Board


                                        LEXINGTON RUBBER GROUP, INC.


                                        By: /s/ Michael A. Lubin
                                            ------------------------------------
                                        Name: Michael A. Lubin
                                        Title: Chairman of the Board